Exhibit 10.1

[EXECUTION COPY]

CREDIT AGREEMENT

dated as of December 20, 2018,

among

RITE AID CORPORATION,

as the Borrower

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

CITICORP NORTH AMERICA, INC.,

as Co-Syndication Agents

BMO HARRIS BANK N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION

FIFTH THIRD BANK,

ING CAPITAL LLC,

MUFG UNION BANK, N.A.,

PNC BANK, NATIONAL ASSOCIATION,

and

SUNTRUST BANK,

as Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
CITIGROUP GLOBAL MARKETS INC.,

BMO HARRIS BANK N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION,

FIFTH THIRD BANK,

ING CAPITAL LLC,

MUFG UNION BANK, N.A.,

PNC CAPITAL MARKETS LLC,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

ANNEXES:

Annex 1 – Subordination Terms

SCHEDULES:

Schedule 1.01(e)	–	Existing Letters of Credit
Schedule 2.01	–	Commitments and Applicable Percentage
Schedule 3.04	–	Undisclosed Liabilities
Schedule 3.05 (a)	–	Properties
Schedule 3.05(c)	–	Leased Warehouses and Distribution Centers
Schedule 3.06(a)	–	Litigation
Schedule 3.06(b)	–	Environmental Matters
Schedule 3.07	–	Compliance with Laws
Schedule 3.12	–	Subsidiaries
Schedule 3.13	–	Insurance
Schedule 3.14	–	Labor
Schedule 4.01(c)	–	Local Counsel Opinions
Schedule 5.18	–	Post-Closing Obligations
Schedule 6.01(a)(xii)	–	Existing Indebtedness
Schedule 6.01(b)	–	Equity Issuances
Schedule 6.02(xi)	–	Liens
Schedule 6.04	–	Investments
Schedule 6.08(a)	–	Restricted Payments
Schedule 6.09	–	Affiliate Transactions
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A-1	–	Form of Revolving Credit Note
Exhibit A-2	–	Form of FILO Note
Exhibit A-3		Form of Term Note
Exhibit B	–	Form of Borrowing Base Certificate
Exhibit C	–	Form of Assignment and Acceptance Agreement
Exhibit D	–	Form of Senior Subsidiary Guarantee Agreement
Exhibit E	–	Form of Senior Subsidiary Security Agreement
Exhibit F	–	Form of Senior Indemnity, Subrogation and Contribution Agreement
Exhibit G	–	Form of Second Priority Subsidiary Guarantee Agreement
Exhibit H	–	Form of Second Priority Subsidiary Security Agreement
Exhibit I	–	Form of Second Priority Indemnity, Subrogation and Contribution Agreement
Exhibit J-1	–	Form of Senior Lien Intercreditor Agreement
Exhibit J-2		Form of Junior Lien Intercreditor Agreement
Exhibit K-1	–	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

v

Exhibit K-2	–	Form of U.S. Tax Compliance Certificate for Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit K-3	–	Form of U.S. Tax Compliance Certificate for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K-4	–	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit L	–	Borrowing/Interest Election Request

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of December 20, 2018, is among RITE AID CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (each a “Lender”, and collectively, the “Lenders”), and BANK OF AMERICA, N.A. as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Senior Loan Secured Parties (as hereinafter defined), with MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIGROUP GLOBAL MARKETS INC., BMO HARRIS BANK N.A., CAPITAL ONE, NATIONAL ASSOCIATION, FIFTH THIRD BANK, ING CAPITAL LLC, MUFG UNION BANK, N.A., PNC CAPITAL MARKETS LLC and SUNTRUST ROBINSON HUMPHREY, INC., as joint lead arrangers and joint bookrunners hereunder (in such capacities, the “Arrangers”), WELLS FARGO BANK, NATIONAL ASSOCIATION and CITICORP NORTH AMERICA, INC., as co-syndication agents hereunder (in such capacity, the “Syndication Agents”), and BMO HARRIS BANK N.A., CAPITAL ONE, NATIONAL ASSOCIATION, FIFTH THIRD BANK, ING CAPITAL LLC, MUFG UNION BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and SUNTRUST BANK, as co-documentation agents hereunder (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H:

The Borrower has requested that the Lenders provide a revolving credit facility and a first-in last-out term loan facility, and the Lenders have indicated their willingness to provide such facilities and the Issuing Banks (as defined below) have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                   Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2023 6.125% Note Indenture” means the Indenture dated as of April 2, 2015, as supplemented prior to the date hereof, among the Borrower, the Subsidiary Loan Parties party thereto and The Bank of New York Mellon Trust Company, as trustee, relating to the 2023 6.125% Notes.

“2027 7.70% Note Indenture” means the Indenture dated as of August 1, 1993, as supplemented prior to the date hereof, between the Borrower and U.S. Bank Trust National

Association (as successor to Morgan Guaranty Trust Company of New York), as trustee, relating to the 2027 7.70% Notes.

“2028 6.875% Note Indenture” means the Indenture dated as of December 21, 1998, as supplemented prior to the date hereof, between the Borrower and The Bank of New York Mellon Trust Company (as successor to Harris Trust and Savings Bank), as trustee, relating to the 2028 6.875% Notes.

“ABL Availability” means, on any date of determination, (a) the ABL Loan Cap at such time minus (b) the Total ABL Outstandings at such time.

“ABL Borrowing Base Amount” means an amount equal to the sum, without duplication, of the following:

(a)                                 the Accounts Receivable Advance Rate multiplied by the face amount of Eligible Accounts Receivable; plus

(b)                                 the Credit Card Receivable Advance Rate multiplied by the face amount of Eligible Credit Card Accounts Receivable; plus

(c)                                  the Pharmaceutical Inventory Advance Rate multiplied by the Eligible Pharmaceutical Inventory Value; plus

(d)                                 the Other Inventory Advance Rate multiplied by the Eligible Other Inventory Value; plus

(e)                                  the ABL Scripts Availability; minus

(f)                                   the FILO Push-Down Reserve; minus

(g)                                  any reserves established by the Administrative Agent in the exercise of its commercially reasonable judgment to reflect Borrowing Base Factors; minus

(h)                                 the Pari Passu Debt Facilities Amount;

provided, that, for purposes of determining the ABL Borrowing Base Amount at any date of determination, the amount set forth in clause (e) of this definition shall not exceed 32.5% of the ABL Borrowing Base Amount (determined without giving effect to clause (h) above).

The ABL Borrowing Base Amount shall be computed and reported monthly with respect to Eligible Accounts Receivable, Eligible Inventory, Eligible Credit Card Accounts Receivable and Eligible Script Lists, in each case in accordance with Sections 2.20 and 5.01(f), subject to the requirements in Section 5.01(f) for more frequent computation and reporting of the components of the ABL Borrowing Base Amount.  The ABL Borrowing Base Amount at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered pursuant to Section 5.01(f).

“ABL License” means the irrevocable license granted by the Subsidiary Loan Parties to the Senior Collateral Agent for the benefit of the Senior Loan Secured Parties and the other Senior Secured Parties pursuant to Section 7.05 of the Senior Subsidiary Security Agreement.

“ABL Loan Cap” means, at any time, an amount equal to the lesser of (a) the Total ABL Commitments and (b) the ABL Borrowing Base Amount.

“ABL Priority Collateral” means any and all of the following that constitute Collateral, whether now owned or hereafter acquired and wherever located: (a) all Accounts and Accounts Receivable (other than Accounts arising under agreements for sale of Non-ABL Priority Collateral described in clauses (a) through (d) of such term to the extent constituting identifiable Proceeds of such Non-ABL Priority Collateral); (b) all Payment Intangibles, including all corporate and other tax refunds and all Credit Card Accounts Receivable and all other rights to payment arising therefrom, and from the use of a credit-card, debit-card, prepaid-card or other payment-card transaction (other than any Payment Intangibles constituting identifiable Proceeds of Non-ABL Priority Collateral described in clauses (a) through (e) of the definition of such term); (c) all Inventory; (d) all Deposit Accounts, Securities Accounts and Commodity Accounts (including the Cash Management Accounts, the Blocked Accounts, the Lockbox Accounts and the Government Lockbox Accounts) and all cash, cash equivalents and other assets contained in, or credited to, and all Securities Entitlements arising from, any such Deposit Accounts, Securities Accounts or Commodity Accounts (in each case, other than any identifiable Proceeds of Non-ABL Priority Collateral described in clauses (a) through (e) of the definition of such term); (e) all rights to business interruption insurance and all rights to credit insurance with respect to any Accounts (in each case, regardless of whether any Agent is the loss payee thereof); (f) all Prescription Files, including all Eligible Script Lists; (g) at all times prior to the Collateral Designation Date, all Intellectual Property; (h) solely to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (a) through (g) above, (i) all General Intangibles (excluding any Equity Interests, but including contract rights and all rights as consignor or consignee, whether arising by contract, statute or otherwise), (ii) Instruments (including promissory notes), (iii) Documents (including each warehouse receipt or bill of lading covering any Inventory), (iv) licenses from any Governmental Authority to sell any Inventory and (v) Chattel Paper; (i) all collateral and guarantees given by any other Person with respect to any of the foregoing, and all other Supporting Obligations (including Letter-of-Credit Rights) with respect to any of the foregoing; (j) all books and Records to the extent relating to any of the foregoing; and (k) all products and Proceeds of the foregoing.  Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in clauses (a) through (e) of the definition of the term “Non-ABL Priority Collateral”.  Capitalized terms used in this definition but not defined herein have the meanings assigned to them in the Senior Subsidiary Security Agreement or the UCC, as applicable.  Notwithstanding the foregoing to the contrary, Collateral consisting of any Intellectual Property shall only be deemed ABL Priority Collateral until the occurrence of the Collateral Designation Date.  Thereafter, such Collateral consisting of any Intellectual Property shall be deemed to be Non-ABL Priority Collateral.

“ABL Scripts Availability” means, at any time of determination of the ABL Borrowing Base Amount, the product of (a) Script Lists Advance Rate multiplied by (b) the Eligible Script Lists Value.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” shall have the meaning assigned to such term in Section 9.19(a).

“Account” means (a) “accounts” as defined in the UCC, (b) all Payment Intangibles consisting of amounts owing from credit card and debit card issuers and processors and all rights under contracts relating to the creation or collection of such Payment Intangibles and (c) all rights to payment of a monetary obligation, whether or not earned by performance, (x) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (y) for services rendered or to be rendered, or (z) arising out of the use of a credit or charge card or information contained on or for use with the card.  The term “Account” does not include (i) rights to payment evidenced by “chattel paper” or an “instrument,” (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, or (v) letter-of-credit rights or letters of credit.

“Account Debtor” means an “account debtor” as such term is defined in the UCC, including, without limitation, a credit card or debit card issuer and a credit card or debit card processor.

“Accounts Receivable Advance Rate” means the accounts receivable advance rate determined in accordance with Section 2.20.

“Additional Lender” means, at any time, any bank or other financial institution (other than any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any Incremental Facility pursuant to an Incremental Facility Agreement or Refinancing Indebtedness pursuant to a Refinancing Amendment, provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld) and the Borrower.

“Additional Senior Debt” means any Indebtedness incurred by the Borrower (other than Indebtedness constituting Senior Loan Obligations) that is (x) Guaranteed by the Subsidiary Loan Parties pursuant to the Senior Subsidiary Guarantee Agreement (and not Guaranteed by any other Person) and (y) is secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Senior Loan Obligations pursuant to the Senior Subsidiary Security Agreement (and not secured by Liens on any other assets of the Borrower or any other Person (other than assets that, substantially concurrently with the incurrence of such Indebtedness, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to the Senior Subsidiary Security Agreement and/or other Senior Collateral Documents to secure the Senior Loan Obligations)); provided, however, that (a) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by the Senior Debt Documents, the Second Priority Debt Documents and the Split-Priority Debt Documents, and (b) the

Representative for the holders of such Indebtedness shall have become party to and bound by the provisions of (i) the Senior Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.02(c) thereof (and, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Senior Collateral Agent, the Administrative Agent and the Representative for such initial Additional Senior Debt shall have executed and delivered the Senior Lien Intercreditor Agreement) and (ii) each other Applicable Intercreditor Agreement then in effect, in accordance with the requirements thereof.  Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Subsidiary Loan Parties pursuant to the Senior Subsidiary Guarantee Agreement issued in exchange thereof.  For the avoidance of doubt, (x) all Permitted First-Priority Debt shall constitute Additional Senior Debt, and (y) Split-Priority Term Loan Debt will not constitute Additional Senior Debt.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, collateral documents and other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents executed in favor of the Additional Senior Debt Parties.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents (including, without limitation, in each case of clauses (a) and (b) above, any interest, fees and other amounts which accrue after the commencement of any case, proceeding or other action relating to a Bankruptcy Proceeding of the Borrower or any Subsidiary Loan Party, whether or not allowed or allowable, in whole or in part, as a claim in such Bankruptcy Proceeding) and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Subsidiary Loan Party under any related Additional Senior Debt Documents, but shall not include the Loan Parties or any Subsidiary thereof (unless such Loan Party or such Subsidiary is a holder of such Indebtedness, a trustee or agent therefor or beneficiary of such an indemnification obligation).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” means the first day of each calendar quarter.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” shall have the meaning assigned to such term in Section 9.19(a).

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Senior Collateral Agent, in each case, in their respective capacities as such.

“Agreement” means this Credit Agreement, as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate plus 1.00%; and if the Alternate Base Rate as so determined shall be less than zero, then the Alternate Base Rate shall be deemed to be zero for purposes of this Agreement.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such circumstance no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery, corruption or money laundering (and including any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto), including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Applicable Intercreditor Agreement” means, at any time of determination and solely to the extent then in effect, the Junior Lien Intercreditor Agreement and/or the Split-Priority Intercreditor Agreement.

“Applicable Percentage” means (a) in respect of the FILO Facility, with respect to any FILO Lender at any time, the percentage (carried out to the ninth decimal place) of the FILO Facility represented by (i) on or prior to the Closing Date, such FILO Lender’s FILO Commitment at such time and (ii) thereafter, the principal amount of such FILO Lender’s FILO Loans, (b) with respect to any Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by, as applicable and as the context may require, (x) the principal amount of such Term Lender’s Term Loans, (y) Term Loans of any applicable Class, in each case, after giving effect to any Incremental Refinancing Term Loans made or to be made with respect to any Incremental Term Commitment, Loan Modification Term Loans made or to be made with respect to any Loan Modification Term Commitment and any Refinancing Term Loans made or to be made with respect to any Refinancing Term Commitment or (z) on or prior to the effectiveness of any Incremental Facility or Refinancing Amendment for all or a portion of the Term Facility, such Term Lender’s Incremental Term Commitment, Loan Modification Term Commitment or any Refinancing Term Commitment of any Class at such time, and (c) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment or, as the context may require, Revolving Commitment of any applicable Class at such time, subject (in each case) to adjustment as provided herein.  If the commitment of each Revolving Lender to make Revolving Loans, the obligation of the Issuing Banks to issue Letters of Credit and the obligation of the Swingline Lender to make Swingline Loans have been terminated or if the Total Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility or any Class of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect (including, with respect to any such Class), giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, on any day:

(a)                                 with respect to the Revolving Facility, the Revolving Credit Loans and Swingline Loans (other than any Revolving Loan under Other Revolving Commitments of any Revolving Commitment Series):

(i)                                     from and after the Closing Date through June 2, 2019, a rate per annum equal to 0.50% in the case of any ABR Revolving Loan and 1.50% in the case of any Eurodollar Revolving Loan; and

(ii)                                  thereafter, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, in each case based upon the Average ABL Availability determined as of the most recent Adjustment Date:

RATING:	ABR Spread	Eurodollar Spread
Category 1 Average ABL Availability of an amount greater than or equal to 66.66% of the Total Revolving Commitments on the Adjustment Date	0.25%	1.25%
Category 2 Average ABL Availability of an amount greater than or equal to 33.33% but less than 66.66% of the Total Revolving Commitments on the Adjustment Date	0.50%	1.50%
Category 3 Average ABL Availability of an amount less than 33.33% of the Total Revolving Commitments on the Adjustment Date	0.75%	1.75%

(b)                                 with respect to the FILO Facility and the FILO Loans, a rate per annum equal to 2.00% in the case of any ABR FILO Loan and 3.00% in the case of any Eurodollar FILO Loan;

(c)                                  and with respect to the commitment fees payable pursuant to Section 2.12(a):

(i)                                     from and after the Closing Date through June 2, 2019, a rate per annum equal to 0.375%; and

(ii)                                  thereafter, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the Average ABL Availability determined as of the most recent Adjustment Date:

RATING	Commitment Fee Rate
Category 1 Average ABL Availability of an amount greater than or equal to 50% of the Total Revolving Commitments on the Adjustment Date	0.375%
Category 2 Average ABL Availability of an amount less than 50% of the Total Revolving Commitments on the Adjustment Date	0.250%

(d)                                 with respect to any (i) Term Loan, (ii) Revolving Loan under Other Revolving Commitments of any Revolving Commitment Series, or (iii) any commitment fees in respect of any of the foregoing, the “Applicable Rate” shall in each case be as set forth in the in the applicable Loan Modification Agreement, Refinancing Amendment, Loan Modification Agreement or Incremental Facility Amendment (as applicable) relating thereto.

Notwithstanding anything to the contrary contained in this definition, if, as a result of any restatement or revision of any Borrowing Base Certificate delivered pursuant to this Agreement, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect and a proper or true calculation of ABL Availability would have resulted in increased Applicable Rate for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders or applicable Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, under any provision of Section 2.13(c) or under Article VII.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility (or, as the context may require, the Applicable Percentage in respect of the Revolving Facility reflecting a specified Class of Revolving Commitments) at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the FILO Facility, Term Facility or the Revolving Facility, a Lender that has a Commitment with respect to such Facility or holds a FILO Loan, Term Loan or a Revolving Loan, respectively (or as applicable and as the context shall require, a Lender that has a Class of Commitments under such Facility or holds a specified Class of Loans) at such time, (b) with respect to the LC Sublimit, (i) each applicable Issuing Bank and (ii) if any Letters of Credit have been issued pursuant to Section 2.05, the Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04, the Revolving Lenders.

“Approved Fund” means a CLO managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” as defined in the preamble of this Agreement.

“Asset Sale” means any sale, lease, assignment, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset (whether now owned or hereafter acquired, whether in one transaction or a series of related transactions and whether by way of merger or otherwise) of the Borrower or any Subsidiary (including of any Equity Interest in a Subsidiary).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” means, as to any particular Capital Lease or Sale and Leaseback Transaction under which the Borrower or any Subsidiary is at the time liable, as of any date as of which the amount thereof is to be determined (a) in the case of a transaction involving a Capital Lease, the amount as of such date of Capital Lease Obligations with respect thereto and (b) in the case of a Sale and Leaseback Transaction not involving a Capital Lease, the then present value of the minimum rental obligations under such Sale and Leaseback Transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate per annum that would be applicable to a Capital Lease of the Borrower having similar payment terms.  The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a Capital Lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges, whether or not characterized as rent.  Any determination of any rate implicit in the terms of a Capital Lease or a lease in a Sale and Leaseback Transaction not involving a Capital Lease made in accordance with generally accepted financial practices by the Borrower shall be binding and conclusive absent manifest error.

“Average ABL Availability” means, as determined on any Adjustment Date, the average daily ABL Availability during the calendar quarter immediately preceding such Adjustment Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Concentration Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Bankruptcy Proceeding” means any proceeding under any Debtor Relief Law.

“Basket Asset Sale” means any sale, transfer or disposition (including a Sale and Leaseback Transaction) of office locations, Stores or other personal or real property (including any improvements thereon), or leasehold interest therein for fair value in the ordinary course of business; provided, however, that (a) the aggregate consideration received therefor (including the fair market value of any non-cash consideration) shall not exceed $200,000,000 in any fiscal year of the Borrower (calculated without regard to Sale and Leaseback Transactions permitted by Section 6.01(ix), (xiv) and (xv)) and (b) except with respect to any net consideration received from any sale, transfer or disposition to a third Person of Stores, leases and Prescription Files closed at substantially the same time as, and entered into as part of a single related transaction with, the purchase or other acquisition from such third Person of Stores, leases and Prescription Files of a substantially equivalent value, at least 75% of such consideration received in connection with any such sale, transfer or disposition shall consist of cash or Permitted Investments.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) a Loan of the same Class and Type, made, converted or continued on the same date and, in the case of a Eurodollar Loan, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B or in such other form as the Administrative Agent may approve.

“Borrowing Base Factors” means (a) landlord’s liens affecting Eligible Inventory, (b) factors affecting the saleability or collectability of Eligible Accounts Receivable, Eligible Credit Card Accounts Receivable, Eligible Script Lists or Eligible Inventory at retail or in liquidation, (c) factors affecting the market value of Eligible Inventory, Eligible Accounts Receivable, Eligible Credit Card Accounts Receivable or Eligible Script Lists, (d) other impediments to the Senior Collateral Agent’s ability to realize upon the Eligible Accounts Receivable, the Eligible Credit Card Accounts Receivable, the Eligible Inventory or the Eligible Script Lists, and (e) other factors affecting the credit value to be afforded the Eligible Accounts Receivable, Eligible Credit Card Accounts Receivables, the Eligible Inventory and the Eligible Script Lists, and such other factors as the Administrative Agent from time to time determines in its commercially reasonable discretion as being appropriate to reflect criteria, events, conditions, contingencies or risks that adversely affect any component of the ABL Borrowing Base Amount, FILO Borrowing Base Amount or to reflect that a Default or an Event of Default then exists.

Without limiting the generality of the foregoing, such Borrowing Base Factors may include, in the Administrative Agent’s commercially reasonable judgment acting in good faith (but are not limited to):  (i) rent; (ii) customs duties, and other costs to release inventory that is being imported into the United States; (iii) outstanding taxes and other governmental charges, including ad valorem, real estate, personal property, sales and other taxes that may have priority over (or that is pari passu in priority to) the interests of the Senior Collateral Agent in the Collateral; (iv) if a Default or an Event of Default then exists, salaries, wages and benefits due to employees of the Borrower or any Subsidiary, (v) customer credit liabilities (including in respect of customer deposits, gift cards, merchandise credit and loyalty rewards programs), (vi) Senior Loan Bank Product Liabilities, and (vii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over (or that is pari passu in priority to) the interests of the Senior Collateral Agent in the Collateral (other than, in the case of any Split-Priority Lien, the prior Liens of the Split Debt Parties on any Non-ABL Priority Collateral).  The establishment or increase of any reserve (a “Script List Reserve”) with respect to Eligible Scripts Lists based upon the Borrowing Base Factors shall be made by the Administrative Agent as set forth above, upon at least three (3) Business Days’ prior written notice (which may be made by electronic mail) to the Borrower (which notice will include a reasonably detailed description of the reserve being established); provided that (i) no such prior notice shall be required for changes to any Script List Reserve resulting solely by virtue of mathematical calculations of the amount of the reserves in accordance with the methodology of calculation previously utilized and (ii) upon such notice, the Borrower will not be permitted to borrow so as to exceed the applicable ABL Borrowing Base Amount after giving effect to such new or modified Script List Reserve.  During such three (3) Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Script List Reserve with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Script List Reserve no longer exists or exists in a manner that would result in the establishment of a lower Script List Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary herein, (a) the amount of any reserve or change established in connection with the Borrowing Base Factors shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change and (b) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

“Borrowing Request” means a notice of Borrowing pursuant to Section 2.03, which shall be substantially in the form of Exhibit L or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Acquisition” means (i) an Investment by the Borrower or any of the Subsidiaries in any other Person (including an Investment by way of acquisition of debt or equity securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of the Subsidiaries or (ii) an acquisition by the Borrower or any of the Subsidiaries of the property and assets of any Person (other than the Borrower or any of the Subsidiaries) that constitute substantially all of the assets of such Person or any division or other business unit of such Person; provided that the acquisition of

Prescription Files and Stores and the acquisition of Persons substantially all of whose assets consist of fewer than ten (10) Stores, in each case in the ordinary course of business shall not constitute a Business Acquisition.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City or Boston, Massachusetts are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank eurodollar market.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations should be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease or other such arrangement that is accounted for by any Person as an operating lease as of the Closing Date and any amendment thereto (other than an amendment that would result in such operating lease becoming a capital or financing lease under GAAP as in effect on the Closing Date) or any similar lease entered into after the Closing Date by any Person may, in the sole discretion of the Borrower, be deemed to be accounted for as an operating lease and not as a Capital Lease, even if, as a result of a change in GAAP, such leases are required to be accounted for as a Capital Lease.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Swingline Lender (as applicable) and the Lenders, as collateral for the Obligations in respect of Letters of Credit, Senior Loan Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of Senior Loan Obligations in respect of Letters of Credit and/or Senior Loan Obligations in respect of Swingline Loans (as the context may require), cash or deposit account balances or, if the Collateral Agent, the applicable Issuing Bank or Swingline Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (x) the Collateral Agent and (y) the applicable Issuing Bank or the Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management System” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Cash Sweep Notice” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Cash Sweep Period” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Casualty/Condemnation” means any event that gives rise to Casualty/ Condemnation Proceeds.

“Casualty/Condemnation Proceeds” means:

(a)                                 any insurance proceeds under any insurance policies or otherwise with respect to any casualty or other insured damage to any properties or assets of the Borrower or the Subsidiaries; and

(b)                                 any proceeds received by the Borrower or any Subsidiary in connection with any action or proceeding for the taking of any properties or assets of the Borrower or the Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding;

minus, in each case (i) any fees, commissions and expenses (including the costs of adjustment and condemnation proceedings) and other costs paid or incurred by the Borrower or any Subsidiary in connection therewith, (ii) the amount of income taxes reasonably estimated to be payable as a result of any gain recognized in connection with the receipt of such payment or proceeds and (iii) the amount of any Indebtedness (or Attributable Debt), other than the Senior Obligations, together with premium or penalty, if any, and interest thereon (or comparable obligations in respect of Attributable Debt), that is secured by a Lien on (or if Attributable Debt, the lease of) the properties or assets in question with priority (with respect to such properties or assets) over the Senior Lien and any applicable Split-Priority Lien and/or the Second Priority Lien, that is required to be repaid as a result of the receipt by the Borrower or a Subsidiary of such payments or proceeds; provided, however, that no such proceeds shall constitute Casualty/Condemnation Proceeds to the extent that such proceeds are (A) reinvested in other like fixed or capital assets within 270 days of the Casualty/Condemnation that gave rise to such proceeds or (B) committed to be reinvested in other like fixed or capital assets within 270 days of such Casualty/Condemnation, with diligent pursuit of such reinvestment, and reinvested in such assets within 365 days of such Casualty/Condemnation.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Closing Date) of 40% or more of the outstanding shares of common stock of the Borrower; (b) at the end of any period of 12 consecutive calendar months, the occupation of a majority of the seats on the board of directors of the Borrower by Persons who were not members of the board of directors of the Borrower on the first day of such period (other than any new directors whose election or appointment by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved); or (c) the occurrence of a

“Change of Control”, as defined in any indenture or other agreement that governs the terms of any Material Indebtedness.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and each request, rule, guideline or directive thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) above be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are FILO Loans, Revolving Loans (other than any Revolving Loan under Other Revolving Commitments of any Revolving Commitment Series), Revolving Loans under any Other Revolving Commitments of a given Revolving Commitment Series, Refinancing Term Loans or Incremental Refinancing Term Loans; and (b) when used in respect of any Commitment, (i) whether such Commitment is in respect of a Commitment to make FILO Loans, (ii) whether such Commitment is a Revolving Commitment (other than any Other Revolving Commitment) or an Other Revolving Commitment of a given Revolving Commitment Series and (iii) whether such Commitment is an Incremental Term Commitment, Loan Modification Term Commitment or Refinancing Term Commitment, it being understood and agreed that any Incremental Term Commitment, Loan Modification Term Commitment, Refinancing Term Commitment or any Revolving Commitment Series that have different terms and conditions (together with the Commitments in respect thereof) from any Class of existing Incremental Term Commitments, existing Loan Modification Term Commitments, existing Refinancing Term Commitments or any existing Revolving Commitments Series, respectively, as applicable, shall be construed (together with the Loans thereunder) to be in separate and distinct Classes.

“CLO” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Closing Date” means December 20, 2018.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Senior Collateral” or other similar term referred to in the Senior Collateral Documents and all of the other property that is or is intended under the terms of the Senior Collateral Documents to be subject to Liens in favor of the Senior Collateral Agent for the benefit of the Senior Loan Secured Parties and the other Senior Secured Parties; provided that all of the property constituting Second Priority Collateral shall be subject to Liens in favor of the Senior Collateral Agent for the benefit of the Senior Loan Secured Parties and the other Senior Secured Parties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Collateral and Guarantee Requirement” means the requirement that:

(a)                                 the Collateral Agent shall have received from each Subsidiary Loan Party either (i) a counterpart of, or a supplement to, each Senior Collateral Document duly executed and delivered on behalf of such Subsidiary Loan Party or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, a supplement to each applicable Senior Collateral Document, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(b)                                 (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agents to be filed, registered or recorded to create the Liens intended to be created by the Senior Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement and the Senior Collateral Documents, shall have been filed, registered or recorded or delivered to the Senior Collateral Agent for filing, registration or recording or (ii) the Agents shall have been provided with all authorizations, consents and approvals from each Loan Party, Governmental Authority and other Person reasonably requested by it to file, record or register all documents and instruments referred to in clause (b)(i) of this definition; and

(c)                                  each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Senior Collateral Documents to which it is a party and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary herein, in no event shall (i) landlord lien waivers, estoppels or collateral access letters be required, (ii) Borrower or any Subsidiary be required to complete any filings or other actions with respect to perfection or creation of security interests in any jurisdiction outside the United States, or otherwise enter into any security agreement, mortgage or pledge agreement governed by the laws of any jurisdiction outside the United States, (iii) Borrower or any Subsidiary Loan Party be required to create or perfect any security interest, obtain any legal opinion or other deliverable with respect to particular assets of any Loan Party or the provision of guarantee by any Subsidiary, if the cost of creating or perfecting such security interest in such asset or obtaining such legal opinion or other deliverable in respect of such asset or providing such guarantee is excessive in relation to the benefit to the Senior Loan Secured Parties of the security to be afforded thereby, as reasonably agreed between the

Borrower and the Administrative Agent or (iv) Borrower or any Subsidiary have an obligation to grant any Lien over real property.

“Collateral Designation Date” means the date that each of the following conditions shall be first satisfied: (a) no Default or Event of Default shall have occurred and is continuing or would result from the designation of Intellectual Property as Non-ABL Priority Collateral; (b) the Borrower shall have repaid in full in cash all FILO Loans and other Senior Loan Obligations in respect of the FILO Facility; (c) all FILO Commitments shall have been terminated; (d) the Borrower shall have submitted a certificate of a Responsible Officer of the Borrower (i) designating Intellectual Property owned by the Subsidiary Loan Parties which constitutes Collateral as Non-ABL Priority Collateral and (ii) certifying that the condition set forth in clause (a) shall be satisfied at the time of such designation (after giving effect to such designation and the incurrence of any Indebtedness and other related transactions in connection therewith); provided, however, that notwithstanding such designation, (a) all such Collateral shall be expressly subject to the ABL License, and (b) such Intellectual Property shall continue to constitute Collateral securing the Senior Obligations, with the priority required by each Intercreditor Agreements (including each Applicable Intercreditor Agreement).

“Combined Borrowing Base Amount” means, at any time, an amount equal to the sum of (a) the ABL Borrowing Base Amount, plus (b) the FILO Borrowing Base Amount.

“Combined Loan Cap” means, at any time, an amount equal to the sum of (a) the lesser of (i) the Total ABL Commitments at such time and (ii) the ABL Borrowing Base Amount at such time (calculated without giving effect to the FILO Push-Down Reserve), plus (b) lesser of (i) the FILO Facility at such time and (ii) the FILO Borrowing Base Amount at such time.

“Commitment” means the Revolving Commitments (other than any Other Revolving Commitment), an Other Revolving Commitment of a given Revolving Commitment Series, the FILO Commitments, an Incremental Term Commitment, a Loan Modification Term Commitment and/or the Refinancing Term Commitments, or any combination thereof (as the context requires).

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of expenditures by the Borrower and its Consolidated Subsidiaries for plant, property and equipment and Prescription Files during such period (including any such expenditure by way of acquisition of a Person or by way of assumption of Indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment or as Prescription File assets) minus the aggregate amount of Net Cash Proceeds received by the Borrower and its Consolidated Subsidiaries from the sale of Stores to third parties pursuant to Sale and Leaseback Transactions; provided that the aggregate amount of expenditures by the Borrower and its Consolidated Subsidiaries referred to above shall exclude, without duplication, (i) any such expenditures made for the replacement or restoration of assets to the extent financed by Casualty/Condemnation Proceeds relating to the asset or assets being replaced or restored, (ii) any amounts paid to any party under a lease entered into in connection with a Sale and Leaseback Transaction with respect to the termination of such lease and the reacquisition by the Borrower or any of the Subsidiaries of the property subject to such lease, (iii) any such expenditures made for the purchase or other acquisition from a third party of Stores, leases and Prescription Files, but only to the extent that an equivalent or greater amount is received from such third party as consideration for the sale or other disposition to such third party of Stores, leases and/or Prescription Files of a substantially equivalent value closed at substantially the same time as, and entered into as part of a single related transaction with, such purchase or acquisition (and if a lesser amount is received from such third party as consideration for such sale or other disposition, then the amount of Consolidated Capital Expenditures for purposes hereof shall be the expenditures made net of the consideration received), and (iv) any such expenditure constituting a Business Acquisition; provided further that Consolidated Capital Expenditures shall in no case be less than zero.

“Consolidated EBITDA” means, for any period, without duplication, Consolidated Net Income for such period, plus (a) to the extent deducted (or excluded) in determining Consolidated Net Income for such period, the aggregate amount of (i) consolidated interest expenses, whether cash or non-cash, and charges, commissions, discounts, yield and other similar fees and charges incurred pursuant to Factoring Transactions or by Securitization Vehicles in connection with Securitizations which are payable to any Person other than a Loan Party, and any other amounts comparable to or in the nature of interest under any Securitization or Factoring Transaction, including losses on the sale of Securitization Assets in a Securitization accounted for as a “true sale” or Factoring Assets in a Factoring Transaction accounted for as a “true sale,” (ii) provision for income taxes, (iii) depreciation and amortization, (iv) LIFO Adjustments which reduced such Consolidated Net Income, (v) store closing and non-cash impairment charges and expenses, (vi) any other non-cash expenses, charges, expenses, losses or items (including any write-offs or write-downs (other than of inventory)) reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may determine not to add back such non-cash charge in the current period and (B) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), (vii) non-cash compensation expenses related to stock option and restricted stock employee benefit plans, (viii) the non-cash interest component, as adjusted from time to time, in respect of reserves, (ix) all non-recurring costs, fees, premiums, charges and expenses incurred in connection with the Transactions and any Investment, Business Acquisition, Asset Sale, Restricted Payment, incurrences of Indebtedness or issuances of Equity Interests permitted by the terms of this Agreement, whether or not consummated, (x) (A) all Integration Expenses, (B) non-recurring restructuring costs, charges (including in respect of cost-savings initiatives, restructuring costs and charges related to acquisitions or Asset Sales after the Closing Date and including severance, relocation costs, facilities or Store closing costs, surrender expenses, signing costs, retention or completion bonuses, transition costs and curtailments or modifications to pension and post-retirement employee benefits (including settlement of pension liabilities)), and (C) any non-recurring charge related to litigation settlements, provided that the aggregate amount added back to Consolidated EBITDA pursuant to clause (x), shall not exceed 10% of Consolidated EBITDA for such period (prior to giving effect to such addbacks), and minus (b) to the extent not deducted in determining Consolidated Net Income for such period, the aggregate amount of LIFO Adjustments which increased such Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA plus Consolidated Rent less Consolidated Capital Expenditures to

(ii) Consolidated Interest Charges plus Consolidated Rent plus cash dividends paid pursuant to Section 6.08(a), in each case for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the aggregate of (a) all obligations of such Person for borrowed money (including, purchase money Indebtedness) and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) unreimbursed obligations of such Person with respect to drawn amounts under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments, (c) all Capital Lease Obligations of such Person and (d) Guarantees in respect of the foregoing.

“Consolidated Interest Charges” means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued during such period by the Borrower and its Consolidated Subsidiaries, solely to the extent paid or payable (whether during or after such period) in cash, but excluding interest charges constituting amortization of underwriting or arrangement fees, original issue discount or upfront fees and other fees payable in connection with the arrangement or underwriting of such Indebtedness minus (a) non-cash interest expenses during such period related to (x) litigation reserves, (y) closed store liability reserves, if any, and (z) self-insurance reserves, plus, (b) to the extent not otherwise included in such interest charges, commissions, discounts, yield and other similar fees and charges incurred pursuant to Factoring Transactions or by Securitization Vehicles in connection with Securitizations which are payable to any Person other than a Loan Party and paid in cash, and any other amounts comparable to or in the nature of interest under any Securitization or Factoring Transaction, including losses on the sale of Securitization Assets in a Securitization accounted for as a “true sale” or Factoring Assets in a Factoring Transaction accounted for as a “true sale” and paid in cash.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the last date of the most recently completed period of four fiscal quarters then ended for which financial statements have been provided under Section 5.01(a) or (b) or otherwise filed with the SEC by the Borrower to (b) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries on a consolidated basis for the most recently completed period of four fiscal quarters then ended for which financial statements have been provided under Section 5.01(a) or (b) or otherwise filed with the SEC by the Borrower.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries (exclusive of (a) extraordinary items of gain or loss during such period or gains or losses from Indebtedness modifications during such period, (b) any gain or loss in connection with any Asset Sale during such period, other than sales of inventory in the ordinary course of business, but in the case of any loss only to the extent that such loss does not involve any current or future cash expenditure, (c) the cumulative effect of accounting changes during such period and (d) net income or loss attributable to any Investments in Persons other than Affiliates of the Borrower), determined on a consolidated basis for such period in accordance with GAAP.

“Consolidated Rent” means, for any period, the consolidated rental expense of the Borrower and its Consolidated Subsidiaries for such period, and including, in any event, rental costs of closed stores for such period whether or not reflected as an expense in the determination of Consolidated Net Income for such period.

“Consolidated Subsidiary” means, with respect to any Person, at any date, any Subsidiary or other entity the accounts of which would, in accordance with GAAP, be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Debt” means any debt security of the Borrower issued in the capital markets which, by its terms, may be converted or exchanged, in whole or part, at the option of the holder thereof into common Equity Interests of the Borrower.

“Credit Card Accounts Receivable” means any Account due to any Subsidiary Loan Party from a credit card or debit card issuer or processor arising from purchases made on the following credit cards or debit cards: Visa, MasterCard, American Express, Diners Club, Discover, JCB, Carte Blanche and such other credit cards or debit cards as the Administrative Agent shall approve in its commercially reasonable judgment from time to time, in each case which have been earned by performance by such Subsidiary Loan Party but not yet paid to such Subsidiary Loan Party by the credit card or debit card issuer or the credit card or debit card processor, as applicable.

“Credit Card Receivable Advance Rate” means the accounts receivable advance rate determined in accordance with Section 2.20.

“Credit Extension Conditions” means, in relation to any determination thereof at any time, the requirement that:

(a)                                 Total Outstandings at such time shall not exceed the Combined Loan Cap at such time (other than as a result of any Permitted Overadvance);

(b)                                 Total ABL Outstandings at such time shall not exceed the ABL Loan Cap at such time (other than as a result of any Permitted Overadvance);

(c)                                  Total Revolving Outstandings at such time shall not exceed the Total Revolving Commitments at such time;

(d)                                 Revolving Exposure of any Lender (other than the Revolving Lender acting as the Swingline Lender) at such time shall not exceed the Revolving Commitment of such Lender at such time;

(e)                                  Total FILO Outstandings at such time shall not exceed the FILO Borrowing Base at such time, except to the extent a FILO Push-Down Reserve has been established in the amount of such excess;

(f)                                   LC Exposure of all Revolving Lenders at such time shall not exceed the LC Sublimit; and

(g)                                  Swingline Exposure of all Revolving Lenders at such time shall not exceed the Swingline Sublimit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans), (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, any Issuing Bank or the Borrower made in good faith, to provide a certification from an authorized officer of such Lender in writing to the Administrative Agent and the Borrower that it will comply with its obligations (and is financially able to meet such obligations) hereunder to fund prospective Loans and participations in outstanding Letters of Credit and Swingline Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written certification by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a Bankruptcy Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (in each case of clause (i) or (ii),other than pursuant to an Undisclosed Administration)

or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Disqualified Preferred Stock” means Preferred Stock of the Borrower that is not Qualified Preferred Stock.

“dollars” and “$” each refer to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eagle Acquisition Agreement” means that certain Agreement and Plan of Merger by, dated as of February 10, 2015 and among the Borrower, Eagle Merger Sub 1 LLC, Eagle Merger Sub 2 LLC, TPG VI Envision BL, LLC, Envision Topco Holdings, LLC and Shareholder Representative Services LLC.

“Eagle Intercompany Obligations” means intercompany obligations between Persons acquired under the Eagle Acquisition Agreement that require payments out of the proceeds of certain receivables identified in the Eagle Acquisition Agreement relating to payments by the Centers for Medicare & Medicaid Services within the U.S. Department of Health and Human Services.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts Receivable” means, at any date of determination, all Accounts (other than Credit Card Accounts Receivable) of the Subsidiary Loan Parties that satisfy at the time of creation and continue to meet the same at the time of such determination the usual and customary eligibility criteria established from time to time by the Administrative Agent (after consultation with the Borrower) in its commercially reasonable judgment.  On the Closing Date, those criteria are:

(a)                                 such Account constitutes an “Account” within the meaning of the UCC;

(b)                                 all payments on such Account are by the terms of such Account due not later than 90 days after the date of service (i.e., the transaction date) and are otherwise on terms that are normal and customary in the business of the Borrower and the Subsidiaries;

(c)                                  such Account has been billed and has not remained unpaid for more than 120 days following the date of service;

(d)                                 such Account is denominated in dollars;

(e)                                  such Account arose from a completed, outright and lawful sale of goods or the completed performance of services by the applicable Subsidiary Loan Party and accepted by the applicable Account Debtor, and the amount of such Account has been properly recognized as revenue on the books of the applicable Subsidiary Loan Party;

(f)                                   such Account is owned solely by a Subsidiary Loan Party (and has not been transferred pursuant to a Securitization or a Factoring Transaction);

(g)                                  the proceeds of such Account are payable solely to a Deposit Account which (A) (after 60 days following the Closing Date) is under the control of the Senior Collateral Agent and (B) has not been released or transferred in accordance with Section 5.16 or otherwise;

(h)                                 such Account arose in the ordinary course of business of the applicable Subsidiary Loan Party;

(i)                                     not more than 50% of the aggregate amount of Accounts from the same Account Debtor and any Affiliates thereof remain unpaid for more than 120 days following the date of service;

(j)                                    such Account (i) does not arise under any (x) Medicare program or (y) any Medicaid program of any State which may limit recovery upon any such Account upon any Bankruptcy Proceeding related to a Subsidiary Loan Party (including, without limitation Hawaii, Illinois, Minnesota, Montana, New Mexico and Ohio) and (ii) is not due from any Governmental Authority (other than from any Medicaid program of any State, except to the extent excluded pursuant to clause (j)(y) above);

(k)                                 to the knowledge of the Borrower and the Subsidiaries, no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Account Debtor of such Account has occurred, and no notice thereof has been received;

(l)                                     payment of such Account is not being disputed by the Account Debtor thereof and is not subject to any material bona fide claim, counterclaim, offset or chargeback;

(m)                             such Account complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(n)                                 with respect to such Account, the Account Debtor (i) is organized in the United States (or, if such Account Debtor is not organized in the United States, such Account is supported by a letter of credit approved by the Administrative Agent in favor of the applicable Subsidiary Loan Party), and (ii) is not an Affiliate or Subsidiary or an Affiliate of any of the Loan Parties;

(o)                                 such Account is subject to a perfected first priority security interest in favor of the Senior Collateral Agent for the benefit of the Senior Loan Secured Parties pursuant to the Senior Collateral Documents and is not subject to any other Lien other than any Lien created pursuant to the Senior Debt Documents, the Split-Priority Debt Documents or the Second Priority Debt Documents or Permitted Encumbrances (provided that the Administrative Agent shall have established appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect thereto, in an amount not to exceed the claims secured by such Permitted Encumbrances);

(p)                                 with respect to any such Account for an amount greater than $5,000,000, the Account Debtor has not been disapproved by the Required Lenders (based, on the Required Lenders’ reasonable judgment, upon the creditworthiness of such Account Debtor);

(q)                                 the representations and warranties contained in the Senior Loan Documents with respect to such Account are true and correct in all material respects;

(r)                                    such Account does not consist of amounts due from vendors as rebates or allowances or reflect finance charges;

(s)                                   such Account is not due from an Account Debtor which is the subject of a Bankruptcy Proceeding or that is a Sanctioned Person;

(t)                                    such Account is in full force and effect and constitutes a legal, valid and binding obligation of the Account Debtor, enforceable against such Account Debtor in accordance with its terms and the applicable Subsidiary Loan Party’s right to receive payment in respect of such Account is not contingent upon the fulfillment of any condition whatsoever; and

(u)                                 if such Account is purchased by a Subsidiary Loan Party in connection with an Incremental Securitization Refinancing Facility or a Securitization Refinancing, the Administrative Agent shall have completed its due diligence with respect to such

Account, including its completion of, and satisfaction with, an audit of the Account, in scope, form and substance reasonably satisfactory to the Administrative Agent.

“Eligible Credit Card Accounts Receivable” means, at any date of determination, any Credit Card Account Receivable that (i) has been earned and represents the bona fide amounts due to a Subsidiary Loan Party from a credit card or debit card processor and/or credit card or debit card issuer, and in each case originated in the ordinary course of business of the applicable Subsidiary Loan Party and (ii) is not excluded as an Eligible Credit Card Accounts Receivable pursuant to any of clauses (a) through (j) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Accounts Receivable, a Credit Card Account Receivable shall indicate no Person other than a Subsidiary Loan Party as payee or remittance party.  Eligible Credit Card Accounts Receivable shall not include any Credit Card Account Receivable if:

(a)                                 such Credit Card Account Receivable is not owned by a Subsidiary Loan Party or such Subsidiary Loan Party does not have good or marketable title to such Credit Card Account Receivable;

(b)                                 such Credit Card Account Receivable (i) does not constitute an “Account” (as defined in the UCC), or (ii) does not constitute a “Payment Intangible” (as defined in the UCC);

(c)                                  such Credit Card Account Receivable has been outstanding more than five Business Days.

(d)                                 the credit card or debit card issuer or credit card or debit card processor of the applicable credit card or debit card with respect to such Credit Card Account Receivable is the subject of any Bankruptcy Proceedings or is a Sanctioned Person;

(e)                                  such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card or debit card issuer with respect thereto;

(f)                                   such Credit Card Account Receivable is not subject to a properly perfected first-priority security interest in favor of the Senior Collateral Agent for the benefit of the Senior Loan Secured Parties (subject to any Permitted Encumbrances (provided that the Administrative Agent shall have established appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect thereto, in an amount not to exceed the claims secured by such Permitted Encumbrances), or is subject to any Lien whatsoever other than any Lien created pursuant to the Senior Debt Documents, the Split-Priority Debt Documents, or the Second Priority Debt Documents and any Permitted Encumbrances contemplated by the credit card processor agreements and for which appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) have been established or maintained;

(g)                                  such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Senior Loan Documents or in the credit card or debit card agreements relating to such Credit Card

Account Receivable or any default exists under the applicable credit card or debit card agreement;

(h)                                 such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card or debit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or unpaid credit card or debit card processor fees;

(i)                                     the proceeds of such Credit Card Account Receivable are not paid into a Deposit Account which (A) (after 60 days following the Closing Date) is under the control of the Senior Collateral Agent or (B) has been released or transferred in accordance with Section 5.16 or otherwise; or

(j)                                    such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivables as the Administrative Agent (after consultation with the Borrower) may determine from time to time in its commercially reasonable judgment.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Accounts Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card or debit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the Subsidiary Loan Party to reduce the amount of such Eligible Credit Card Accounts Receivable.

“Eligible Inventory” means, at any date of determination, all inventory (as defined in the Uniform Commercial Code) owned by any Subsidiary Loan Party that satisfies at the time of such determination the usual and customary eligibility criteria established from time to time by the Administrative Agent (after consultation with the Borrower) in its commercially reasonable judgment.  On the Closing Date, Eligible Inventory shall exclude, without duplication, the following:

(a)                                 any such inventory that has been shipped to a customer, even if on a consignment or “sale or return” basis, or is otherwise not in the possession or control of or any Subsidiary Loan Party or a warehouseman or bailee of any Subsidiary Loan Party;

(b)                                 any inventory against which any Subsidiary Loan Party has taken a reserve, to the extent of such reserve, to the extent specified by the Administrative Agent from time to time in its commercially reasonable judgment to reflect Borrowing Base Factors;

(c)                                  any inventory that has been discontinued or is otherwise of a type (SKU) not currently offered for sale on a regular basis by the Subsidiary Loan Parties (including any such inventory obtained in connection with a Business Acquisition) to the extent specified by the Administrative Agent from time to time in its commercially reasonable judgment to reflect Borrowing Base Factors;

(d)                                 (i) are to be returned to the vendor, or (ii) are bill and hold goods;

(e)                                  inventory acquired in a Business Acquisition if the increase in the Combined Borrowing Base Amount attributable to such inventory is greater than $50,000,000, unless and until the Administrative Agent has completed or received (A) an appraisal of such inventory from appraisers reasonably satisfactory to the Administrative Agent, establishes an advance rate and reserves therefor and otherwise agrees that such inventory shall be deemed Eligible Inventory and (B) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing in respect of such inventory to be reasonably satisfactory to the Administrative Agent;

(f)                                   any inventory not located in the United States or otherwise not subject to a valid and perfected Lien of the Senior Collateral Agent in favor of the Senior Loan Secured Parties under the Senior Collateral Documents, subject to no prior or equal Lien other than in favor of the other Senior Secured Parties;

(g)                                  any supply, scrap or obsolete inventory or inventory that is otherwise unsaleable;

(h)                                 any inventory that is past its expiration date, is damaged or not in good condition, is packaging and shipping materials, is a sample used for marketing purposes or does not meet all material standards imposed by any Governmental Authority having regulatory authority over such inventory, except in each case to the extent of its net realizable value as determined by the Administrative Agent from time to time in its commercially reasonable judgment;

(i)                                     any inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third Person from whom the Borrower or any of its Subsidiaries has received notice of a dispute in respect of such agreement, to the extent that the Administrative Agent determines, in its commercially reasonable judgment, that such dispute could be expected to prevent the sale of such inventory;

(j)                                    any inventory which is subject to a negotiable document of title which has not been delivered to the Administrative Agent;

(k)                                 inventory that has been sold but not yet delivered or as to which a Subsidiary Loan Party has accepted a deposit;

(l)                                     any inventory to the extent that such inventory is not comprised of readily marketable materials of a type manufactured, consumed or held for resale by the Subsidiary Loan Parties in the ordinary course of business;

(m)                             any inventory to the extent that such inventory consists of raw materials, component parts and/or work-in-progress or inventory that is subject to progress billing or retainage, or is inventory for which a performance, surety or completion bond or similar assurance has been issued;

(n)                                 any inventory in respect of which the applicable representations and warranties in the Senior Loan Documents are not true and correct in all material respects;

(o)                                 any inventory to which the Subsidiary Loan Parties do not have good title or any inventory which a Subsidiary Loan Party holds on consignment or on a “sale or return” basis; and

(p)                                 any inventory (as notified by the Administrative Agent to the Borrower) that the Administrative Agent has, in its commercially reasonable judgment, deemed ineligible in order to reflect Borrowing Base Factors.

“Eligible Other Inventory Value” means, at any date of determination, an amount equal to (i) the cost of Eligible Inventory that is Other Inventory (less any appropriate reserve for obsolete Other Inventory and any profits accrued in connection with transfers of Other Inventory between the Borrower and the Subsidiaries or between Subsidiaries) at such date, in dollars, determined in accordance with GAAP consistently applied and on a basis consistent with that used in the preparation of the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders prior to the Closing Date or pursuant to Section 5.01(a) multiplied by (ii) the Net Orderly Liquidation Rate with respect to such Other Inventory.

“Eligible Pharmaceutical Inventory Value” means, at any date of determination, an amount equal to (i) the cost of Eligible Inventory that is Pharmaceutical Inventory (less any appropriate reserve for obsolete Pharmaceutical Inventory and any profits accrued in connection with transfers of Pharmaceutical Inventory between the Borrower and the Subsidiaries or between Subsidiaries) at such date, in dollars, determined in accordance with GAAP consistently applied and on a basis consistent with that used in the preparation of the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders prior to the Closing Date or pursuant to Section 5.01(a) multiplied by (ii) the Net Orderly Liquidation Rate with respect to such Pharmaceutical Inventory.

“Eligible Script Lists” means, at any date of determination, all Prescription Files owned and maintained on such date by the Subsidiary Loan Parties setting forth Persons (and addresses, telephone numbers or other contact information therefor) who currently purchase or otherwise obtain, in any Store owned or operated by any Subsidiary Loan Party, medication required to be dispensed by a licensed professional; provided that Eligible Script Lists shall not include any Prescription File if:

(a)                                 such Prescription File is located or otherwise maintained at premises other than those owned, leased or licensed and, in each case, controlled by a Subsidiary Loan Party;

(b)                                 such Prescription File is not subject to a properly perfected first-priority security interest in favor of the Senior Collateral Agent for the benefit of the Senior Loan Secured Parties (subject to any Permitted Encumbrances (provided that the Administrative Agent shall have established appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect thereto, in an amount not to exceed the claims secured by such Permitted Encumbrances), or is subject to any Lien whatsoever other than any Lien created pursuant to the Senior Debt Documents, the Split-Priority Debt Documents, the Second Priority Debt Documents or Permitted Encumbrances;

(c)                                  such Prescription File is not of a type included in an appraisal of Prescription Files received by the Administrative Agent from time to time in accordance with this Agreement; or

(d)                                 such Prescription File is not in a form that may be sold or otherwise transferred or is subject to regulatory restrictions prohibiting the sale or transfer thereof.

“Eligible Script Lists Value” means, at any date of determination, the product of (a) the average, orderly liquidation value of the Eligible Scripts Lists, on a per Prescription File basis, net of (to the extent not given effect in the ordinary liquidation value) operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, as reasonably determined from time to time by reference to the most recent appraisal of Prescription Files received by the Administrative Agent that is conducted by an independent appraiser satisfactory to the Administrative Agent, multiplied by (b) the number of Prescription Files in such Eligible Scripts Lists for the twelve (12) fiscal months most recently ended.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the existence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Escrow Notes” means Indebtedness consisting of debt securities issued by the Borrower or by an Escrow Notes Issuer, which debt securities (a) in the case of debt securities issued by an Escrow Notes Issuer, shall require the proceeds or substantially all the proceeds of such debt securities to be held as security for the repayment of such debt securities, or to be held in escrow, pending satisfaction or waiver of certain conditions set forth in the documentation governing such debt securities, (b) in the case of debt securities issued by an Escrow Notes Issuer, shall, other than Guarantees in respect of interest thereon, fees, and customary indemnities, provide recourse solely to the assets of such Escrow Notes Issuer and (c) shall be subject to mandatory redemption or prepayment if the conditions set forth in the documentation governing such debt securities are not satisfied by the date specified in such documentation; provided that in the case of debt securities issued by an Escrow Notes Issuer, upon satisfaction or waiver of such conditions, such Escrow Notes Issuer shall merge with and into the Borrower with the Borrower being the surviving corporation, and becoming the issuer under such debt securities, and such debt securities shall, after giving effect to such merger, constitute Permitted Unsecured Indebtedness which does not mature or require scheduled payments of principal prior to the date that is ninety (90) days after the Latest Maturity Date in effect at the time such Indebtedness is originally incurred as Escrow Notes; provided further that in the case of debt securities issued by the Borrower, upon satisfaction or waiver of such conditions, such debt securities shall constitute Permitted Unsecured Indebtedness which does not mature or require scheduled payments of principal prior to the date that is ninety (90) days after the Latest Maturity Date in effect at the time such Indebtedness is originally incurred as Escrow Notes; and provided further that, at the time such Escrow Notes are issued, a Financial Covenant Effectiveness Period is not in effect.

“Escrow Notes Issuer” means a Subsidiary of the Borrower that issues, or intends to issue, Escrow Notes, and that at the time such Escrow Notes are to be issued, does not own any operating assets.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Subsidiary” means (a) each Subsidiary that is primarily engaged in the pharmacy benefits management business, (b) Envision Insurance Company, an Ohio corporation, (c) each Subsidiary that is prohibited from providing a Guarantee of the Senior Loan Obligations by any contractual obligation existing on the Closing Date so long as such prohibition was not incurred in contemplation of such Subsidiary being required to provide a Guarantee of the Senior Loan Obligations (or, if later, the date it first becomes a Subsidiary, so long as such prohibition was not incurred in contemplation of the acquisition of such Subsidiary), (d) each not-for-profit Subsidiary, (e) each Subsidiary of the Borrower that is not permitted by law or regulation, or would require governmental (including regulatory) consent, approval, license or authorization to incur Indebtedness or to provide a guarantee of the Senior Obligations pursuant to the Senior Subsidiary Guarantee Agreement, unless such restriction is removed or such consent, approval, license or authorization has been received (it being understood and agreed that none of the Borrower or any of its Subsidiaries shall have any obligation to seek or obtain such consent, approval, license or authorization), (f) each Escrow Notes Issuer, (g) each Domestic Subsidiary to the extent such Subsidiary has (x) less than $1,000,000 in assets and (y) less than $500,000 in revenue per annum as reflected in the most recent fiscal year-end financial statements prepared by the Borrower, (h) any CFC and (i) any FSHCO; provided that (i) any Subsidiary that Guarantees any other Material Indebtedness of the Borrower shall not be deemed to be an “Excluded Subsidiary” as a result of the operation of clauses (a), (b), (c), (e) or (g) above, and (ii) any Subsidiary that incurs Material Indebtedness (other than Indebtedness owing to the Borrower or any of its Subsidiaries) shall not be deemed to be an “Excluded Subsidiary” as a result of the operation of clauses (a), (b), (c), (e) or (g) above, to the extent any such Material Indebtedness is guaranteed by the Borrower or any Subsidiary Loan Party.

“Excluded Taxes” means, with respect to any Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes, in each case, (i) imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 27, 2001, as amended and restated as of January 13, 2015, among the Borrower, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent thereunder, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Guaranteed Unsecured Indebtedness” means Indebtedness outstanding as of the Closing Date under the Borrower’s 2023 6.125% Note Indenture, and the Guarantees thereof by the Subsidiary Loan Parties party thereto.

“Existing Letters of Credit” means each letter of credit identified on Schedule 1.01(e) hereto.

“Existing Non-Guaranteed Indebtedness” means Indebtedness outstanding as of the Closing Date under the (a) 2027 7.70% Note Indenture and (b) 2028 6.875% Note Indenture.

“Existing Non-Guaranteed Indentures” means, collectively, (a) the 2027 7.70% Note Indenture and (b) the 2028 6.875% Note Indenture.

“Facility” means the FILO Facility, Term Facility and/or the Revolving Facility, as applicable and as the context may require.

“Factoring Assets” means any accounts receivable owed to the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with the factoring of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Subsidiary pursuant to a Factoring Transaction permitted by this Agreement.

“Factoring Notice” means a written notice delivered by the Borrower to the Administrative Agent at least 30 days after the termination of any Securitization program indicating that the Borrower or its Subsidiaries intend to engage in a Factoring Transaction.

“Factoring Transaction” means any transaction or series of transactions entered into by the Borrower and any Subsidiaries pursuant to which the Borrower or such Subsidiaries sells, conveys or otherwise transfers (or purports to sell, convey or otherwise transfer) Factoring Assets of the Borrower or such Subsidiaries to a non-related third party factor on market terms as determined in good faith at the time such transaction is entered into by a member of the senior management of the Borrower; provided that (i) no portion of any Indebtedness deemed to exist as a result of such Factoring Transaction (x) is incurred or Guaranteed by the Borrower or any other Subsidiary (in each case, other than as permitted pursuant to Section 6.01(a)(xvi)), (y) is recourse to the Borrower or any other Subsidiary (in each case, other than as permitted pursuant to Section 6.01(a)(xvi)) or (z) is secured (contingently or otherwise) by any Lien on assets of the Borrower or any other Subsidiary (other than by the Factoring Assets to be sold, conveyed or transferred to the third party factor), (ii) such Factoring Transaction is consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the sale, purchase and servicing of Factoring Assets on market terms for similar factoring, and (iii) in connection with such Factoring Transaction, the third party factor enters into an intercreditor arrangement reasonably acceptable to, and approved in writing by, the Collateral Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the Fee Letter, dated as of November 5, 2018, among the Borrower, the Administrative Agent and certain Arrangers party thereto, and (b) the Fee Letter, dated as of November 5, 2018, among the Borrower, MLPFS and the Administrative Agent.

“FILO Borrowing Base Amount” means an amount equal to the sum, without duplication, of the following:

(a)           the Accounts Receivable Advance Rate multiplied by the face amount of Eligible Accounts Receivable; plus

(b)           the Credit Card Receivable Advance Rate multiplied by the face amount of Eligible Credit Card Accounts Receivable; plus

(c)           the Pharmaceutical Inventory Advance Rate multiplied by the Eligible Pharmaceutical Inventory Value; plus

(d)           the Other Inventory Advance Rate multiplied by the Eligible Other Inventory Value; plus

(e)           the FILO Scripts Availability; minus

(f)            any reserves established by the Administrative Agent in the exercise of its commercially reasonable judgment to reflect Borrowing Base Factors (which reserves shall not be duplicative of reserves implemented against the ABL Borrowing Base Amount).

The FILO Borrowing Base Amount shall be computed and reported monthly with respect to Eligible Accounts Receivable, Eligible Inventory, Eligible Credit Card Accounts Receivable and Eligible Script Lists, in each case in accordance with Sections 2.20 and 5.01(f), subject to the requirements in Section 5.01(f) for more frequent computation and reporting of the components of the FILO Borrowing Base Amount.  The FILO Borrowing Base Amount at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered pursuant to Section 5.01(f).

“FILO Commitment” means, with respect to each FILO Lender, the commitment of such FILO Lender to make FILO Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount not to exceed the amount set forth opposite such FILO Lender’s name on Schedule 2.01 hereto under the caption “FILO Commitment”.

“FILO Facility” means, at any time (a) prior to the funding of the FILO Loans on the Closing Date, the Total FILO Commitments of the FILO Lenders and (b) thereafter, the aggregate outstanding principal amount of the FILO Loans made to the Borrower by the FILO Lenders at such time.

“FILO Lender” means (a) prior to the funding of the FILO Loans on the Closing Date, any Lender that has a FILO Commitment at such time, and (b) thereafter, any Lender that holds a FILO Loan at such time.

“FILO Loan” means a Loan made pursuant to Section 2.01(b).

“FILO Maturity Date” shall mean December 20, 2023; provided that the FILO Maturity Date shall be the Springing Maturity Date, unless the Borrower has, on or prior to the Springing Maturity Date, either (a) repaid, redeemed, discharged or defeased all outstanding Indebtedness under the Existing Guaranteed Unsecured Indebtedness (in accordance with the terms thereof) or (b) refinanced the Existing Guaranteed Unsecured Indebtedness or any Refinancing Indebtedness that refinances the Existing Guaranteed Unsecured Indebtedness such that the maturity date of the Existing Guaranteed Unsecured Indebtedness or any such Refinancing Indebtedness that refinances the Existing Guaranteed Unsecured Indebtedness is at least 91 days after December 20, 2023; provided, further that if any such date is not a Business Day, the FILO Maturity Date shall be deemed to be the next preceding Business Day.

“FILO Push-Down Reserve” means, at any time, a reserve established (against the ABL Borrowing Base Amount) by the Administrative Agent at such time in an amount equal to the amount (if any) by which the Total FILO Outstandings exceed the FILO Borrowing Base Amount.

“FILO Scripts Availability” means, at any time of determination of the FILO Borrowing Base Amount, the sum of (a) (i) Script Lists Advance Rate multiplied by (ii) the Eligible Script Lists Value, plus (b) the amount of ABL Scripts Availability (in excess of 32.5% of the ABL Borrowing Base Amount) (if any) that is excluded from the ABL Borrowing Base Amount by operation of the first proviso set forth in the definition of the term “ABL Borrowing

Base Amount”; provided that in no event shall the sum of (i) FILO Scripts Availability included in the determination of the FILO Borrowing Base Amount and (ii) ABL Scripts Availability included in the determination of the ABL Borrowing Base Amount exceed, in the aggregate, an amount equal to forty-three and one-half percent (43.5%) of the Combined Borrowing Base Amount.

“Financial Covenant Effectiveness Period” means each period, on or after the Closing Date, commencing on and including any date (a) on which ABL Availability is less than $200,000,000, or (b) which is the third consecutive Business Day on which ABL Availability is less than $250,000,000, and, in each case, ending on and excluding the first day thereafter, if any, which is the 30th consecutive calendar day on which ABL Availability is equal to or greater than $250,000,000.

“Financial Officer” means with respect to any Person, the chief financial officer, principal accounting officer, treasurer, vice president of financial accounting, vice president (or more senior level officer) of finance or accounting, senior director of treasury or controller of such Person.  Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer, shall be conclusively presumed to have acted on behalf of such Loan Party.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, any Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, any Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary that owns no material assets (directly or through one or more entities treated as flow-through entities for U.S. federal income tax purposes) other than Equity Interests (or Equity Interests treated as Indebtedness) of one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Government Lockbox Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Government Lockbox Account Agreement” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Government Lockbox Account Bank” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances, or (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“HIPAA” has the meaning assigned to such term in Section 3.07.

“Incremental Commitment” has the meaning assigned to such term in Section 2.21.

“Incremental Facility” has the meaning assigned to such term in Section 2.21.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21.

“Incremental Refinancing Term Loan” has the meaning assigned to such term in Section 2.21, and shall include each Class of such Loans established pursuant to an Incremental Facility Amendment.

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.21.

“Incremental Senior Debt Refinancing Facility” has the meaning assigned to such term in Section 2.21.

“Incremental Term Commitment” shall mean any Lender’s or Additional Lender’s commitment to make any Incremental Refinancing Term Loans pursuant to Section 2.21.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Persons, provided that the amount of such Indebtedness will be the lesser of the fair market value of such property and the amount of Indebtedness of such other Person , (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Preferred Stock valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, or upon the mandatory redemption, repayment or repurchase thereof and (ii) the maximum liquidation preference of such Disqualified Preferred Stock.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Senior Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Certificate” means a certificate in the form of Schedule 4 to the Senior Subsidiary Security Agreement or any other form approved by the Agents.

“Integration Expenses” means, for any period, the amount of expenses (including facilities or Store opening costs) that are directly or indirectly attributable to the integration of any acquisition by the Borrower or any Consolidated Subsidiary consummated during such period and is not reasonably expected to recur once the integration of such acquisition is complete.

“Intellectual Property” shall have the meaning set forth in the Senior Subsidiary Security Agreement.

“Intercompany Inventory Purchase Agreement” means the Intercompany Inventory Purchase Agreement dated as of December 18, 2018 (as amended), among the Borrower, Rite Aid Hdqtrs. Corp., the Distribution Subsidiaries as defined and named therein and the Operating Subsidiaries as defined and named therein.

“Intercreditor Agreements” means, collectively, the Senior Lien Intercreditor Agreement and each Applicable Intercreditor Agreement, in each case, to the extent then in effect.

“Interest Election Request” means a notice of (a) a conversion of Loans from one Type to the other or (b) a continuation of Eurodollar Loans, pursuant to Section 2.07, which shall be substantially in the form of Exhibit L or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each of January, April, July and October, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending (x) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, (y) in the case of Revolving Loans, seven days thereafter or (z) such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders, in each case as the Borrower may elect and subject to availability; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless, in the case of Interest Periods of one, two, three, six or twelve months, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period of one, two, three, six or twelve months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) there shall be no more than two Revolving Loans with a seven day Interest

Period at any time outstanding and (iv) no Interest Period for any applicable Class of Loans shall extend beyond the Latest Maturity Date for such applicable Class; provided that in the case of any Revolving Loan, no Interest Period shall extend beyond the next upcoming Revolving Maturity Date to occur.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit, assumption of debt, or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Equity Interests, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including, any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person, (iii) any direct or indirect payment by such Person on a Guarantee of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee (provided, however, that for purposes of Section 6.04, payments under Guarantees not exceeding the amount of the Investment attributable to the issuance of such Guarantee will not be deemed to result in an increase in the amount of such Investment), or (iv) any Business Acquisition.  Any repurchase by the Borrower of its own Equity Interests or Indebtedness shall not constitute an Investment for purposes of this Agreement.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Issuing Bank Agreement” has the meaning assigned to such term in Section 2.05(k).

“Issuing Banks” means Bank of America, N.A., Wells Fargo Bank, National Association, Citibank, N.A., and any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Revolving Lender (in its sole and absolute discretion) and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), and their respective successors in such capacity (it being agreed that any such other Revolving Lender shall be under no obligation to be an Issuing Bank hereunder).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Banks” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05(p) with respect to such Letters of Credit).  At any time there is more than one Issuing Bank, any singular references to the Issuing Bank shall mean any Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or all Issuing Banks, as the context may require.

“Joint Venture” means, with respect to any Person, at any date, any other Person in whom such Person directly or indirectly holds an Investment consisting of an Equity Interest, and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, if such statements were prepared in accordance with GAAP as of such date.

“Junior Lien Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit J-2 (or such other form as may be reasonably acceptable to the Administrative Agent), with such changes as may be reasonably acceptable to the Administrative Agent and the Borrower, the among the Subsidiary Loan Parties, the Senior Collateral Agent, the Administrative Agent as the Representative for the Senior Loan Secured Parties and the other Representatives from time to time party thereto.

“Latest Maturity Date” means, at any date of determination, as applicable and as the context may require (a) the latest of (i) the latest Revolving Maturity Date, (ii) the latest FILO Maturity Date, (ii) the latest Term Facility Maturity Date, in each case, applicable to any Class of Loans or Commitments hereunder at such time, in each case then in effect on such date of determination or (b) with respect to any Class of Commitments or Loans, the latest such date specified in clause (a) above with respect to such Class of Commitments or Loans.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05, subject to the LC Sublimit and the limitation that the aggregate amount of Letters of Credit issued by (a) with respect to each of Bank of America, N.A., Wells Fargo Bank, National Association and Citibank, N.A., each in its capacity as an Issuing Bank shall not exceed $125,000,000 at any time outstanding with respect to any such Issuing Bank, (b) with respect to Capital One, National Association, PNC Bank, National Association, BMO Harris Bank, MUFG Union Bank, N.A., Fifth Third Bank, and ING Capital LLC in its capacity as an Issuing Bank shall not exceed $50,000,000 at any time outstanding, and (c) with respect to SunTrust Bank in its capacity as an Issuing Bank shall not exceed $25,000,000 at any time outstanding (in each case, unless otherwise agreed by such Issuing Bank); provided however, notwithstanding the foregoing to the contrary, any Issuing Bank may, in its sole discretion, issue Letters of Credit in an aggregate amount exceeding its LC Commitment, subject to the other Credit Extension Conditions.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.

“LC Sublimit” has the meaning assigned to such term in Section 2.05(b)(i).

“Lenders” shall have the meaning assigned to such term in the preamble to this Agreement and shall include any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, an Incremental Facility Amendment or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise in accordance with the terms of this Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (a) each Existing Letter of Credit, and (b) any letter of credit issued pursuant to this Agreement under the Revolving Commitments.

“LIBO Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent in its reasonable discretion from time to time, in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)           for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for dollar deposits with a term of one month commencing that day;

provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR” has the meaning specified in the definition of LIBO Rate.

“LIBOR Screen Rate” has the meaning specified in the definition of LIBO Rate.

“LIBOR Successor Rate” has the meaning specified in Section 2.14(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate or Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines (with the consent of the Borrower) is reasonably necessary in connection with the administration of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIFO Adjustments” means, for any period, the net adjustment to costs of goods sold for such period required by the Borrower’s LIFO inventory method, determined in accordance with GAAP.

“Liquidation” means the exercise by any Agent of those rights and remedies of the Agents under the Senior Loan Documents and applicable law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Agents, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Subsidiary Loan Parties, as applicable, and one or more Accepting Lenders to reflect any Permitted Amendment.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 9.19(a).

“Loan Modification Term Commitment” shall mean any Accepting Lender’s commitment to convert or, continue (in the case of existing Term Loans), an Affected Class of Loans and/or Commitments as Loan Modification Term Loans pursuant to a Loan Modification Agreement effected under Section 9.19.

“Loan Modification Term Loan” has the meaning assigned to such term in Section 6.01(c).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (including, unless the context otherwise requires, the Revolving Loans, the FILO Loans, the Term Loans, and the Swingline Loans.

“Lockbox Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Senior Loan Document to which it is a party or (c) the legality, validity or enforceability of the Senior Loan Documents (including, without limitation, the validity, enforceability or priority of security interests granted thereunder) or the rights of or benefits or remedies available to the Lenders under any Senior Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of this definition, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its Subsidiaries and Affiliates.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its business of rating debt securities.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale, an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such Asset Sale (including, when received, any cash proceeds received in respect of any noncash proceeds of any Asset Sale), less the sum of

(i)            reasonable costs and expenses paid or incurred in connection with such transaction, including, without limitation, any underwriting brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses (including title and recording expenses, associated therewith), payments of unassumed liabilities relating to the assets sold and any severance and termination costs;

(ii)           the amount of any Indebtedness (or Attributable Debt), together with premium or penalty, if any, and accrued interest thereon (or comparable obligations in respect of Attributable Debt) secured by a Lien on (or if Attributable Debt, the lease of) any asset disposed of in such Asset Sale and discharged from the proceeds thereof, but only to the extent such Lien has priority over the Senior Lien, the Split-Priority Lien and the Second Priority Lien, in each case, with respect to such assets;

(iii)          any taxes actually paid or reasonably expected to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower) in respect of such Asset Sale; and

(iv)          the portion of such cash proceeds which the Borrower determines in good faith and reasonably should be reserved for post-closing adjustments, including, without limitation, indemnification payments and purchase price adjustments, provided, that on the date that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Borrower or any of the Subsidiary Loan Parties shall constitute Net Cash Proceeds on such date;

(b)           with respect to the proceeds received by the Borrower or a Subsidiary from or in respect of an issuance in the public or private capital markets of long-term debt securities or other Indebtedness for borrowed money, of equity securities or of equity-linked (e.g., trust preferred) securities, an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such issuance, less any reasonable transaction costs, including investment banking and underwriting fees, discounts and commissions and any other expenses (including legal fees and expenses) reasonably incurred by such Person in respect of such issuance;

(c)           with respect to any Securitization, an amount equal to the cash proceeds received by the Borrower or any Subsidiary from or in respect of such Securitization, less any reasonable transaction costs, including investment banking and underwriting fees, discounts and commissions and any other expenses (including legal fees and expenses) reasonably incurred by such Person in respect of such Securitization; and

(d)           with respect to a Casualty/Condemnation, the amount of Casualty/Condemnation Proceeds.

“Net Orderly Liquidation Rate” means, with respect to any type of inventory, at any date of determination, the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of inventory at such time on a “going out of business sale” basis for such inventory, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, as determined from time to time by reference to the most recent acceptable inventory appraisal received by the Administrative Agent that is conducted by an independent appraiser reasonably satisfactory to the Administrative Agent with respect to such type of inventory, and (b) the denominator of which is the cost of the aggregate amount of such category of inventory subject to such appraisal.

“Non-ABL Priority Collateral” means all of the following assets that constitute Collateral, whether now owned or hereafter acquired and wherever located: (a) all Equipment, all real property and interests therein (including both fee and leasehold interests) and all Fixtures; (b) from and after the Collateral Designation Date, all Intellectual Property; (c) all Equity Interests and other Investment Property (other than Investment Property constituting ABL Priority Collateral under clause (d) or (h) of the definition of such term); (d) all Commercial Tort Claims that do not relate to ABL Priority Collateral; (e) all insurance policies relating to Non-ABL Priority Collateral, but, for the avoidance of doubt, excluding business interruption insurance and credit insurance with respect to any Accounts; (f) except to the extent constituting ABL Priority Collateral under clause (g) or (h) of the definition of such term, all Documents, all General Intangibles, all Instruments and all Letter of Credit Rights; (g) all other Collateral not constituting ABL Priority Collateral; (h) all collateral and guarantees given by any other Person with respect to any of the foregoing, and all Supporting Obligations (including Letter-of-Credit Rights) with respect to any of the foregoing; (i) all books and Records to the extent relating to any of the foregoing; and (j) all products and Proceeds of the foregoing.  Notwithstanding the foregoing, the term “Non-ABL Priority Collateral” shall not include any assets referred to in clauses (a) through (g) of the definition of the term “ABL Priority Collateral”.  Capitalized terms used in this definition but not defined herein have the meanings assigned to them in the Senior Subsidiary Security Agreement or the UCC, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer Period” has the meaning assigned to such term in Section 2.21.

“Optional Debt Repurchase” means any optional or voluntary repurchase, redemption, retirement or defeasance (for cash or in exchange for Indebtedness permitted hereunder) by the Borrower or any Subsidiary of any Indebtedness.

“Other Connection Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Senior Loan Document, or sold or assigned an interest in any Loan or Senior Loan Document).

“Other Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.21.

“Other Inventory” means all inventory other than Pharmaceutical Inventory.

“Other Inventory Advance Rate” means the other inventory advance rate determined in accordance with Section 2.20.

“Other Revolving Commitments” means, with respect to each Revolving Lender, each Class of Revolving Commitments resulting from (a) a modification of an existing Revolving Credit Commitments pursuant to a Loan Modification Agreement entered into in connection with a Loan Modification Offer, (b) Refinancing Revolving Commitments established pursuant to a Refinancing Amendment or (c) Other Incremental Revolving Commitments under an Incremental Facility established pursuant to an Incremental Facility Amendment.  Any Other Revolving Commitments effected pursuant to a Loan Modification Agreement, Refinancing Amendment or Other Incremental Revolving Commitments established pursuant to an Incremental Facility Amendment, shall, in each case, be designated a series (each, an “Other Revolving Commitment Series”) of Other Revolving Commitments for all purposes of this Agreement; provided that any Other Revolving Commitments effected from an existing Class of Revolving Commitments may be, to the extent provided in the applicable Loan Modification Agreement, Refinancing Amendment or Incremental Facility Amendment, as applicable, designated as an increase in any previously established Revolving Commitment Series with respect to such Existing Revolving Tranche. The amount of Other Revolving Commitments on the Closing Date is $0.

“Other Taxes” means any and all present or future recording, filing, stamp, court or documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Senior Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Senior Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” means a Revolving Loan, Swingline Loan, advance, or providing of credit support (such as the issuance, renewal, amendment or extension of a Letter of Credit) to the Borrower to the extent that, immediately after the making of such Loan or advance or the providing of such credit support, ABL Availability is less than zero.

“Parent Undertaking” means an agreement by the Borrower to cause a Subsidiary other than a Securitization Vehicle to perform its obligations under the instruments governing a Securitization which agreement (a) contains terms that are customarily included in securitizations of accounts receivable involving comparable companies and (b) does not provide for any Guarantee of payment or other credit support in respect of Securitization Assets or Third Party Interests.

“Pari Passu Debt Facilities Amount” means, at any time of determination, the aggregate principal amount of all credit facilities (including all unused commitments thereunder) consisting of Additional Senior Debt and other Indebtedness (but excluding all Senior Loan

Obligations) incurred in accordance with the provisions of this Agreement and the other Senior Loan Documents that is secured by a Lien on Collateral on a pari passu basis with the Lien on Collateral securing the Senior Loan Obligations (other than any Split-Priority Debt Facility).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Amendments” shall have the meaning assigned to such term in Section 9.19(c).

“Permitted Disposition” means any of the following, other than sales of Securitization Assets in a Securitization:

(a)           dispositions of inventory at retail, cash, cash equivalents and other cash management investments and obsolete, unused, uneconomic or unnecessary equipment or inventory, or other assets, in each case in the ordinary course of business;

(b)           a disposition to a Subsidiary Loan Party, provided that if the property subject to such disposition constitutes Collateral immediately before giving effect to such disposition, such property continues to constitute Collateral subject to the Senior Lien and the Second Priority Lien;

(c)           a sale or discount, in each case without recourse and in the ordinary course of business, of overdue Accounts arising in the ordinary course of business, but only to the extent such Accounts are no longer Eligible Accounts Receivable and such sale or discount is in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(d)           Basket Asset Sales;

(e)           sales of Accounts Receivable (as defined in the Senior Subsidiary Security Agreement) relating to worker’s compensation claims to collection agencies pursuant to the Borrower’s customary cash management procedures;

(f)            non-exclusive licenses of Intellectual Property of the Borrower or any Subsidiary in the ordinary course of business, which do not interfere, individually or in the aggregate in any material respect with the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, and leases, assignments or subleases in the ordinary course of business;

(g)           sale of non-core assets acquired in connection with a Business Acquisition; and

(h)           Asset Sales which constitute permitted Restricted Payments, Investments or Liens.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)           licenses, sublicenses, leases or subleases granted in the ordinary course of business with respect to real property;

(h)           landlord Liens arising by law securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings;

(i)            Liens arising from precautionary UCC filings regarding operating leases or the consignment of goods to the Borrower or any Subsidiary;

(j)            Liens arising by virtue of statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of set off or similar rights and remedies with respect to deposit accounts or securities accounts or other funds or assets maintained with depository institutions and securities intermediaries;

(k)           Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable by, or customary deposits or reserves held by, such credit card or debit card processor;

(l)            Liens in favor of customs and revenues authorities imposed by applicable laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(m)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(n)           any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(o)           Liens on cash deposits, securities or other property in deposits or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes issued by the Borrower or any of its Subsidiaries to the extent payments are made in accordance with Section 6.08(b) and to the extent such Indebtedness is permitted by Section 6.01(a) of this Agreement; and

(p)           any encumbrance or restriction (including put and call arrangements) contained in the applicable organizational documents with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted First Priority Debt” means any Indebtedness incurred by the Borrower (other than Indebtedness constituting Senior Loan Obligations) that is (x) Guaranteed by the Subsidiary Loan Parties pursuant to the Senior Subsidiary Guarantee Agreement (and not Guaranteed by any other Person) and (y) is secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Senior Loan Obligations pursuant to the Senior Subsidiary Security Agreement (and not secured by Liens on any other assets of the Borrower or any other Person (other than assets that, substantially concurrently with the incurrence of such Indebtedness, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to the Senior Subsidiary Security Agreement and/or other Senior Collateral Documents)); provided, however, that (a) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Debt Document, each other Second Priority Debt Document and each Split-Priority Debt Document, (b) such Indebtedness constitutes Refinancing Indebtedness in respect of Revolving Loans, FILO Loans, or Term Loans, Revolving Commitments, FILO Commitments, Other Revolving Commitments or other Commitments, Permitted First Priority Debt incurred pursuant to Section 6.01(a)(i) or any combination of the foregoing, (c) such Indebtedness has a later maturity and a longer weighted average life than the

Refinanced Debt (as defined in “Refinancing Indebtedness”) in respect of which such Indebtedness is Refinancing Indebtedness, (d) [reserved], (e) at the option of the Borrower, such Indebtedness may contain market call and make-whole provisions as of the time of its issuance or incurrence, (f) as of the date of incurrence, a member of the senior management of the Borrower determines in good faith that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on market terms and (g) the Representative for the holders of such Indebtedness shall have become party to and bound by the provisions of (i)  the Senior Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.02(c) thereof (and, if such Indebtedness will be the initial Permitted First Priority Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Senior Collateral Agent, the Administrative Agent and the Representative for such initial Permitted First Priority Debt shall have executed and delivered the Senior Lien Intercreditor Agreement and (B) each other Applicable Intercreditor Agreement then in effect, in accordance with the requirements thereof.  Permitted First Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Subsidiary Loan Parties pursuant to the Senior Subsidiary Guarantee Agreement issued in exchange thereof.

“Permitted Investments” means any investment by any Person in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (b) commercial paper rated at least A-1 by S&P and P-1 by Moody’s at the time of acquisition thereof, (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and at the time such deposit is made or certificate of deposit issued, has capital, surplus and undivided profits aggregating at least $500,000,000, (d) repurchase agreements with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above at the time such repurchase agreement is entered into, provided in each case that such investment matures within one year from the date of acquisition thereof by such Person or (e) money market mutual funds at least 80% of the assets of which are held in investments referred to in clauses (a) through (d) above determined at the time of such investment (except that the maturities of certain investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the investments of such money market mutual fund is less than one year).

“Permitted Overadvance” means an Overadvance that is made, or is permitted to remain outstanding, by the Administrative Agent, in its sole discretion, to:

(a)           maintain, protect or preserve the value of the Collateral and/or the Administrative Agent’s, Collateral Agent’s, Senior Collateral Agent’s and the Senior Loan Secured Parties’ rights therein, including to preserve the Loan Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll);

(b)           commence the exercise of remedies;

(c)           fund an orderly liquidation or wind-down of the Loan Parties’ assets or business or a Bankruptcy Proceeding (whether or not occurring prior to or after the commencement of any such Bankruptcy Proceeding);

(d)           enhance the likelihood of, or maximize, the repayment of the Senior Loan Obligations; or

(e)           pay any other amount chargeable to the Borrower or the other Loan Parties hereunder or under any other Senior Loan Document;

provided that, (i) at the time the Administrative Agent shall elect to make, or permit such Overadvance to remain outstanding, such Overadvance together with all other Permitted Overadvances then outstanding, shall not exceed seven and one-half of one percent (7.5%) of the ABL Loan Cap at such time, (ii) unless a Liquidation is taking place, such Overadvance may not remain outstanding for more than sixty (60) consecutive days and (iii) no Overadvance shall be made or permitted to remain outstanding, if after giving effect thereto, the Total ABL Outstandings (including all Overadvances) shall exceed the Total ABL Commitments (as in effect prior to any termination of Commitments pursuant to Section 7.01 hereof).  The forgoing shall not (i) modify or abrogate any of the provisions of (i) Section 2.05 regarding any Revolving Lender’s obligations with respect to LC Disbursements, or (ii) Section 2.04 regarding any Revolving Lender’s obligations with respect to participations in Swingline Loans and settlements thereof.

“Permitted Second Priority Debt” means Second Priority Debt of the Borrower; provided that (a) the terms of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Senior Loan Documents, (b) if such Indebtedness is issued or incurred to Refinance existing Indebtedness, such Indebtedness has a later maturity and a longer weighted average life than such existing Indebtedness, (c) [reserved], (d) at the option of the Borrower, such Indebtedness may contain market call and make-whole provisions as of the time of its issuance or incurrence, (e) as of the date of incurrence, a member of the senior management of the Borrower determines in good faith that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on market terms and (f) notwithstanding clause (ii) of the definition of the term “Second Priority Debt”, such Indebtedness may mature prior to the date that is 90 days after the Latest Maturity Date in effect on the date of issuance of such Indebtedness to the extent such Second Priority Debt (i) constitutes Refinancing Indebtedness in respect of (A) Indebtedness under this Agreement, (B) Permitted First Priority Debt incurred under Section 6.01(a)(i) or (C) Permitted Second Priority Debt incurred under Section 6.01(a)(i) or (ii) is permitted by Section 6.01(a)(vii) or Section 6.01(a)(xvi)(C).

“Permitted Split-Priority Term Loan Debt” means Split-Priority Term Loan Debt of the Borrower; provided that (a) if such Indebtedness is issued or incurred to Refinance existing Indebtedness, such Indebtedness has a later maturity and a longer weighted average life than such existing Indebtedness, (b) such Indebtedness includes customary amortization provisions and amortization requirements for “term loan B” Indebtedness as of the time of its issuance or incurrence, (c) at the option of the Borrower, such Indebtedness may contain prepayment premium provisions as of the time of its issuance or incurrence, (d) as of the date of incurrence, a member of the senior management of the Borrower determines in good faith that such Indebtedness contains covenants and events of default on market terms and (e) notwithstanding clause (ii) of the definition of the term “Split-Priority Term Loan Debt”, such Indebtedness may mature prior to the date that is 90 days after the Latest Maturity Date in effect on the date of issuance of such Indebtedness to the extent such Split-Priority Term Loan Debt (i) constitutes Refinancing Indebtedness in respect of (A) Indebtedness under this Agreement, (B) Permitted First Priority Debt incurred under Section 6.01(a)(i) or (C) Permitted Second Priority Debt incurred under Section 6.01(a)(i) or (ii) is permitted by Section 6.01(a)(vii) or Section 6.01(a)(xvi)(C).

“Permitted Unsecured Indebtedness” means unsecured Indebtedness (including Indebtedness incurred under convertible debt instruments) of the Borrower; provided that (a) the terms of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Senior Loan Documents, (b) if such Indebtedness is issued or incurred to refinance existing Indebtedness, such Indebtedness has a maturity that is no earlier than, and a weighted average life that is no shorter than, such existing Indebtedness, (c) at the option of the Borrower, such Indebtedness may contain call and make-whole provisions that are market with respect to such type of Indebtedness as of the time of its issuance or incurrence and (d) a member of the senior management of the Borrower determines in good faith at the time of incurrence that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on terms that are market with respect to such type of Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pharmaceutical Inventory” means all inventory consisting of products that can be dispensed only on order of a licensed professional.

“Pharmaceutical Inventory Advance Rate” means the pharmaceutical inventory advance rate determined in accordance with Section 2.20.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate has any liability or is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01(k).

“Preferred Stock” means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority, in respect of dividends or distributions upon liquidation, over some other class of capital stock issued by such corporation.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than (i) sales, transfers or other dispositions described in clauses (a), (c), (d), (f) and (g) of Section 6.05, (ii) sales, transfers or other dispositions described in clause (b) of Section 6.05 to the extent the resulting aggregate Net Cash Proceeds from all such sales, transfers or other dispositions do not exceed $50,000,000 and (iii) other sales, transfers or dispositions resulting in aggregate Net Cash Proceeds not exceeding $10,000,000 during any fiscal year of the Borrower; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; or

(c)           the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than (i) Indebtedness described in clauses (i), (ii), (iii), (iv), (vi), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix) and (xxi) of Section 6.01(a), (ii) extensions, renewals, refinancings or replacements of Indebtedness described in clauses (vii), (viii) and (xviii) of Section 6.01(a) and (iii) Indebtedness described in clauses (vii), (viii) and (xviii) of Section 6.01(a) to the extent the proceeds of such Indebtedness are used to fund a Business Acquisition.

“Prescription File” has the meaning specified in the Senior Subsidiary Security Agreement.

“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Preferred Stock” means Preferred Stock of the Borrower that does not require any cash payment (including in respect of redemptions or repurchases), other than in respect of cash dividends, before the date that is six months after the Latest Maturity Date.

“Refinance” means, with respect to any issuance of Indebtedness, to replace, renew, extend, refinance, repay, refund, repurchase, redeem, defease or retire, or to issue Indebtedness in exchange or as a replacement therefor, including any successive Refinancing.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning set forth in the definition of the term “Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and each Subsidiary Loan Party, as applicable, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 6.01(c).

“Refinancing Indebtedness” means Indebtedness (which shall be deemed to include Attributable Debt, Revolving Commitments and any other revolving commitments solely for the purposes of this definition), including any successive Refinancing Indebtedness,

(a) issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Indebtedness (provided that, if such existing Indebtedness is revolving Indebtedness, there is a corresponding reduction in the applicable lending commitments), Third Party Interests or Attributable Debt, Revolving Commitments or other revolving commitments (including Additional Senior Debt or any successive Refinancing Indebtedness) (“Refinanced Debt”) or (b) incurred pursuant to any Revolving Commitments that constitute Refinancing Indebtedness pursuant to clause (a) above; provided that (i) the terms of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Senior Loan Documents, (ii) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Revolving Commitments, the unused portion of such Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, the amount thereof) plus the amount of any premiums paid thereon, fees and expenses associated therewith and original issue discount related to such extending, renewing or refinancing Indebtedness, (iii) such Indebtedness has a maturity that is no earlier than, and a weighted average life that is no shorter than, the Refinanced Debt, (iv) at the option of the Borrower, such Indebtedness may contain call and make-whole provisions that are market with respect to such type of Indebtedness as of the time of its issuance or incurrence, (v) if the Refinanced Debt or any Guarantees thereof are subordinated in right of payment to the Senior Loan Obligations, such Indebtedness shall be subordinated in right of payment to the Senior Loan Obligations, on terms no less favorable, taken as a whole, to the holders of the Senior Loan Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof, (vi) unless such Indebtedness is incurred pursuant to this Agreement (including any Refinancing Amendment executed in accordance with Section 6.01(c) or Loan Modification Agreement executed in accordance with Section 9.19), a member of the senior management of the Borrower determines in good faith at the time of incurrence that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on terms that are market with respect to such type of Indebtedness, (vii) such Indebtedness is benefited by Guarantees (if any) which, taken as a whole, are not materially less favorable to the Lenders than the Guarantees (if any) in respect of such Refinanced Debt, (viii) if such Refinanced Debt or any Guarantees thereof are secured, (1) such Indebtedness and any Guarantees thereof are either unsecured or secured only by such property or assets as secured the Refinanced Debt and Guarantees thereof and not any additional property or assets of the Borrower or any Subsidiary (other than (A) property or assets acquired after the issuance or incurrence of such Refinancing Indebtedness that would have been subject to the Lien securing refinanced Indebtedness if such Indebtedness had not been refinanced, (B) additions to the property or assets subject to the Lien, (C) the proceeds of the property or assets subject to the Lien and (D) if such Refinancing Indebtedness consists in whole or in part of Revolving Commitments, cash or cash equivalents to secure obligations in respect of letters of credit issued thereunder) and (2) if such Refinanced Debt is Second Priority Debt and such Refinancing Indebtedness is secured, such Indebtedness must be Permitted Second Priority Debt, (ix) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (x) any Net Cash Proceeds of such Indebtedness (other than any such Indebtedness that consists of unused Revolving Commitments) are used no later than 45 days following receipt thereof to repay the

Refinanced Debt and pay any accrued interest, fees, premiums (if any) and expenses in connection therewith, provided that, if such Refinanced Debt (other than unused Revolving Commitments) comprises Indebtedness under this Agreement or Additional Senior Debt, then such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained; and provided, further, that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments or other revolving commitments (or Revolving Loans, Swingline Loans or other revolving loans incurred pursuant to any Revolving Commitments or other revolving commitments, as applicable), such Revolving Commitments, or other revolving commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained, and (xi) if such Refinanced Debt is Indebtedness incurred under this Agreement or Additional Senior Debt and the Refinancing Indebtedness in respect thereof will be secured, then such Refinancing Indebtedness must be (A) Permitted First Priority Debt, (B) incurred pursuant to this Agreement (including pursuant to a Refinancing Amendment) or (C) Permitted Second Priority Debt, and in each case, subject to the Intercreditor Agreements.

“Refinancing Revolving Commitment” has the meaning assigned to such term in Section 6.01(c).

“Refinancing Term Commitment” shall mean any Lender’s or Additional Lender’s commitment to make any Refinancing Term Loans pursuant to Section 6.01(c).

“Refinancing Term Loan” has the meaning assigned to such term in Section 6.01(c).

“Register” has the meaning set forth in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, consultants, service providers, representatives and advisors of such Person and such Person’s Affiliates.

“Representatives” means the Senior Representatives, the Second Priority Representatives and the Split-Priority Representatives.

“Required FILO Lenders” means, at any time (a) prior to the funding of the FILO Loans on the Closing Date, FILO Lenders holding FILO Commitments aggregating more than fifty percent (50%) of the Total FILO Commitments, and (b) thereafter, FILO Lenders whose percentage of the Total FILO Outstandings, aggregate more than fifty percent (50%) of such Total FILO Outstandings.  The FILO Commitments and the share of Total FILO Outstandings of any Defaulting Lender shall be disregarded in determining Required FILO Lenders at any time.

“Required Lenders” means, at any time, collectively, (a) Lenders holding more than fifty percent (50%) of the sum of (i) the Total Revolving Commitments, plus (ii) (A) at any time prior to the funding of the FILO Loans on the Closing Date, the Total FILO Commitments, or (B) at any time thereafter, the Total FILO Outstandings plus (iii) in respect of the Term Facility, the aggregate amount of the Term Loans outstanding at such time, or (b) if the Commitments have been terminated, Lenders whose percentage of the Total Outstandings (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than fifty percent (50%) of such Total Outstandings.  The Commitments and the share of Total Outstandings of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in (x) any unreimbursed LC Disbursements that such Defaulting Lender that is a Revolving Lender has failed to fund or (y) any Swingline Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable Issuing Bank or Swingline Lender, as the case may be, in making such determination.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Commitments aggregating more than fifty percent (50%) of the sum of the Total Revolving Commitments, or if the Revolving Commitments have been terminated, Lenders whose percentage of the Total Revolving Outstandings (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than fifty percent (50%) of such Total Revolving Outstandings.  The Commitments and the share of Total Revolving Outstandings of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that the amount of any participation in any unreimbursed LC Disbursements or Swingline Loans that such Defaulting Lender that is a Revolving Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Revolving Lender that is the applicable Issuing Bank or Swingline Lender, as the case may be, in making such determination.

“Required Term Lenders” means, at any time Term Lenders whose percentage of the Total Term Outstandings, aggregate more than fifty percent (50%) of such Total Term Outstandings.  The share of Total Term Outstandings of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.

“Responsible Officer” means the chief executive officer, president, each executive vice president, each vice president, each Financial Officer, or other similar officer of a Loan Party (or, solely in the case of Health Dialog Services Corporation, secretary) and, solely for purposes of the delivery of secretary’s certificates and incumbency certificates pursuant to Section 4.01, each secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice or other certificate to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent or with the consent of the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, except dividends payable solely in shares of the Borrower’s common stock or Qualified Preferred Stock) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property, except payments made solely with common equity), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary; provided that in no event shall (a) any exchange of Qualified Preferred Stock with other Qualified Preferred Stock or (b) any payment or other distribution in respect of any Indebtedness pursuant to Section 6.08(b) be deemed a Restricted Payment.

“Revolving Availability Period” means in respect of any Class of Revolving Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Commitments) to the earliest of (a) Revolving Maturity Date for such Class, and (b) the date of termination of the Total Revolving Commitments pursuant to Section 7.01 or otherwise.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder (including, pursuant to any Incremental Revolving Commitment or any Other Incremental Revolving Commitment), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 hereto under the caption “Revolving Commitment” (or, in the case of any Other Revolving Commitment, under the caption reflecting such Revolving Commitment Series) or opposite such caption in the Assignment and Acceptance pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement or as amended from time to time pursuant to this Agreement (including in connection with any Loan Modification Agreement, Refinancing Amendment or Incremental Facility Amendment, as applicable) or any assignment of Revolving Commitments.

“Revolving Commitment Series” has the meaning assigned to such term in the definition of Other Revolving Commitments.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the principal amount of such Revolving Lender’s Revolving Loans outstanding at such time, such Revolving Lender’s LC Exposure at such time, such Revolving Lender’s Swingline Exposure at such time, and such Revolving Lender’s Applicable Revolving Percentage of outstanding Permitted Overadvances at such time.

“Revolving Facility” means, as applicable and as the context may require, at any time (a) the Total Revolving Commitments of the Revolving Lenders at such time or (b) the aggregate amount of the Revolving Lenders’ Revolving Commitments under any specific Class.  The aggregate amount of the Revolving Facility on the Closing Date is $2,700,000,000.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with any Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” shall mean, as the context may require, (a) with respect to Revolving Commitments (except any Other Revolving Commitments), December 20, 2023; provided that the Revolving Maturity Date for such Class of Revolving Commitments shall be the Springing Maturity Date, unless the Borrower has, on or prior to the Springing Maturity Date, either (a) repaid, redeemed, discharged or defeased all outstanding Indebtedness under the Existing Guaranteed Unsecured Indebtedness (in accordance with the terms thereof) or (b) refinanced the Existing Guaranteed Unsecured Indebtedness or any Refinancing Indebtedness that refinances the Existing Guaranteed Unsecured Indebtedness such that the maturity date of the Existing Guaranteed Unsecured Indebtedness or any such Refinancing Indebtedness that refinances the Existing Guaranteed Unsecured Indebtedness is at least 91 days after December 20, 2023 or (b) with respect to any Class of Other Revolving Credit Commitments, the maturity date set forth in the Loan Modification Agreement, Refinancing Amendment or Incremental Facility Amendment, as applicable, with respect to such Class of Other Revolving Commitments; provided further that if any such date is not a Business Day, the Revolving Maturity Date shall be deemed to be the next preceding Business Day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its business of rating debt securities.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any office building (including its headquarters), distribution center, manufacturing plant, warehouse, Store, equipment or other property, real or personal, now or hereafter owned by the Borrower or a Subsidiary with the intention that the Borrower or any Subsidiary rent or lease the property sold or transferred (or other property of the buyer or transferee substantially similar thereto).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) above that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated or blocked Persons maintained by OFAC, the U.S. Department of State, the United Nations, the United Kingdom or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned 50% or more directly or indirectly owned or controlled (individually or in the aggregate) by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations, (c) Her Majesty’s Treasury of the United Kingdom, or (d) the European Union.

“Script Lists Advance Rate” means the Script Lists advance rate determined in accordance with Section 2.20.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Collateral” means all the “Second Priority Collateral” as defined in any Second Priority Collateral Document.

“Second Priority Collateral Documents” means the Second Priority Subsidiary Security Agreement, the Second Priority Subsidiary Guarantee Agreement, the Second Priority Indemnity, Subrogation and Contribution Agreement, the Junior Lien Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Loan Party pursuant to any of the foregoing for purposes of providing collateral security or credit support for any Second Priority Debt Obligation or obligation under the Second Priority Subsidiary Guarantee Agreement.

“Second Priority Debt” means any Indebtedness incurred by the Borrower that is (x) Guaranteed by the Subsidiary Loan Parties pursuant to the Second Priority Subsidiary Guarantee Agreement (and not Guaranteed by any other Person) and (y) is secured by the Collateral on a junior basis to the Senior Loan Obligations (and not secured by Liens on any other assets of the Borrower or any other Person (other than assets that, substantially concurrently with the incurrence of such Indebtedness, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to the Senior Subsidiary Security Agreement and/or other Senior Collateral Documents for the benefit of the Senior Loan Secured Parties)) but on a pari passu basis (but without regard to control of remedies) with the other Second Priority Debt Obligations and, if issued on or after the Closing Date, matures after the date that is 90 days after the Latest Maturity Date in effect on the date of issuance of such Indebtedness (subject to clause (f) of the definition of “Permitted Second Priority Debt”); provided, however, that (a) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Debt Document, each Split-Priority Debt Document and each other Second Priority Debt Document and (b) the Representative for the holders of such Second Priority Debt shall have become party to and bound by the terms of (x) the Junior Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein (and, if such Indebtedness will be the initial Second Priority Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Senior Collateral Agent, the Administrative Agent and the Representative for such initial Second Priority Debt shall have executed and delivered the Junior Lien Intercreditor Agreement) and (y) each other Applicable Intercreditor Agreement, in accordance with the requirements thereof.  Second Priority Debt shall include any Registered Equivalent Notes issued in exchange thereof.

“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, credit agreements and other operative agreements or instruments evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means the indenture, credit agreement or other governing agreement or instrument with respect to any class or series of Second Priority Debt.

“Second Priority Debt Obligations” means, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents (including, without limitation, in each case of clauses (a) and (b) above, any interest, fees and other amounts which accrue after the commencement of any case, proceeding or other action relating to a Bankruptcy Proceeding of the Borrower or any Subsidiary Loan Party, whether or not allowed or allowable, in whole or in part, as a claim in such Bankruptcy Proceeding) and (c) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any related Second Priority Debt Documents, but shall not include the Loan Parties or any Affiliates thereof (unless such Loan Party or Affiliate is a holder of such Indebtedness, a trustee or agent therefor or beneficiary of such an indemnification obligation).

“Second Priority Indemnity, Subrogation and Contribution Agreement” means the Second Priority Indemnity, Subrogation and Contribution Agreement in substantially the form of Exhibit I hereto, with such changes as may be reasonably acceptable to the Administrative Agent and the Borrower.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means, in respect of a Second Priority Debt Facility, the trustee, administrative agent, security agent or similar agent under such Second Priority Debt Facility, as the case may be, and each of their successors in such capacities.

“Second Priority Subsidiary Guarantee Agreement” means the Second Priority Subsidiary Guarantee Agreement in substantially the form of Exhibit G hereto, with such changes as may be reasonably acceptable to the Administrative Agent and the Borrower.

“Second Priority Subsidiary Security Agreement” means the Second Priority Subsidiary Security Agreement in substantially the form of Exhibit H hereto, with such changes as may be reasonably acceptable to the Administrative Agent and the Borrower.

“Securitization” means any transaction or series of transactions entered into by the Borrower and any Subsidiaries pursuant to which the Borrower or such Subsidiaries sell,

convey or otherwise transfer (or purport to sell, convey or otherwise transfer) Securitization Assets to a Securitization Vehicle or another Subsidiary which sells, conveys or otherwise transfers (or purports to sell, convey or otherwise transfer) Securitization Assets to a Securitization Vehicle, and such Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests, (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle or (iv) with proceeds from the sale of Securitization Assets to another Securitization Vehicle.  For purposes of this Agreement, the “amount” or “principal amount” of any Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Third Party Interests (which stated amount may be described as a “net investment”, “capital”, “invested amount” or similar term reflecting the amount invested in any beneficial interest constituting a Third Party Interest) incurred or issued pursuant to such Securitization, in each case outstanding at such time, or (2) in the case of any Securitization in respect of which no such principal or stated amount is determinable, the cash purchase price paid by the buyer in connection with its purchase of Third Party Interests less the amount of collections received in respect of such Third Party Interests and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Securitization Assets” means any accounts receivable owed to the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed (or purported to be sold, transferred or otherwise conveyed) by the Borrower or a Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Sections 6.01 and 6.05.

“Securitization Refinancing Indebtedness” means Indebtedness that constitutes Refinancing Indebtedness in respect of any Third Party Interests or Indebtedness incurred pursuant to Section 6.01(a)(xvi)(A); provided, however, that (a) such Indebtedness shall not be required to comply with clause (vii) or (viii) of the first proviso in the definition of the term “Refinancing Indebtedness”, (b) if such Indebtedness or any Guarantees thereof are secured, then such Indebtedness must constitute Permitted Second Priority Debt or Permitted Split-Priority Term Loan Debt, (c) such Indebtedness is not Guaranteed by any Person other than a Subsidiary Loan Party and (d) for purposes of clause (iii) of the first proviso in the definition of the term “Refinancing Indebtedness”, the maturity date of such Third Party Interests shall be deemed to be the “Commitment Termination Date” or the “Facility Termination Date” (or similar scheduled or stated event, however designated) under the applicable Securitization.

“Securitization Vehicle” means a Person that is a direct or indirect wholly owned Subsidiary used solely for the purpose of effecting one or more Securitizations to which the Borrower and/or Subsidiaries and/or another Securitization Vehicle transfer Securitization Assets and which, in connection with such Securitization either issues Third Party Interests or transfers such Securitization Assets to another Securitization Vehicle that issues Third Party Interests; provided, in each case, that (i) each such Person shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Sections 6.01 and

6.05, the issuance of Third Party Interests and any activities reasonably related thereto, (ii) no portion of the Indebtedness or other obligations (contingent or otherwise) of such Person (x) is Guaranteed by the Borrower or any other Subsidiary, other than any Guarantee of obligations (other than of principal of, or interest on, Indebtedness) that may be deemed to exist solely by virtue of Standard Securitization Undertakings, (y) is recourse to the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings and (z) is secured (contingently or otherwise) by any Lien on assets of the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings, (iii) such Person has no contract, agreement, arrangement or understanding with the Borrower or any other Subsidiary other than customary contracts, arrangements or agreements entered into with respect to the sale, purchase and servicing of Securitization Assets on market terms for similar securitization transactions and (iv) neither the Borrower nor any Subsidiary (other than a Securitization Vehicle) has any obligations to maintain or preserve such Person’s financial condition or cause it to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

“Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred (or purported to have been transferred) in a Securitization permitted by Sections 6.01 and 6.05, including any such debt or equity received in consideration for the Securitization Assets transferred.

“Senior Bank Products” means, collectively, (in each case, whether existing on the Closing Date or arising thereafter) (a) any services or facilities (other than Senior Cash Management Services) provided to any Loan Party or any Subsidiary by any Lender or any Affiliate of a Lender on account of (i) credit or debit cards, (ii) purchase cards, (iii) merchant services, (iv) lease financing or related services, and (v) supply chain financing, and (b) any Senior Hedging Agreements.

“Senior Cash Management Agreement” means any agreement to provide Senior Cash Management Services.

“Senior Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party or any Subsidiary by any Lender or any Affiliate of a Lender (in each case, whether existing on the Closing Date or arising thereafter):  (a) automated clearing house transfer transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, cash vault services, depository, overdraft and electronic funds transfer services, and (c) deposit and other accounts.

“Senior Collateral Agent” means the Collateral Agent, in its capacity as senior collateral agent for the Senior Loan Secured Parties and the other Senior Secured Parties under the Senior Collateral Documents, and any successor thereof or replacement senior collateral agent appointed in accordance with the terms of this Agreement, the Senior Subsidiary Security Agreement, the Senior Lien Intercreditor Agreement, and any Applicable Intercreditor Agreement.

“Senior Collateral Documents” means the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity, Subrogation and

Contribution Agreement, the Senior Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto), and each Applicable Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Loan Party pursuant to any of the foregoing or pursuant to any Senior Debt Document for purposes of providing collateral security or credit support for any Senior Obligation or obligation under the Senior Subsidiary Guarantee Agreement.

“Senior Debt Documents” means (a) the Senior Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Hedging Agreement” means any Hedging Agreement entered into with the Borrower or any Subsidiary, if the applicable counterparty was a Lender or an Affiliate thereof (a) on the Closing Date, in the case of any Hedging Agreement entered into prior to the Closing Date or (b) at the time the Hedging Agreement was entered into, in the case of any Hedging Agreement entered into on or after the Closing Date.

“Senior Indemnity, Subrogation and Contribution Agreement” means the Senior Indemnity, Subrogation and Contribution Agreement, dated as of the Closing Date, among the Borrower, the Subsidiary Loan Parties (including additional Subsidiary Loan Parties becoming party thereto in accordance with the terms thereof) and the Senior Collateral Agent.

“Senior Lien” means the Liens on the Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Lien Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit J-1 (or such other form as may be reasonably acceptable to the Administrative Agent), with such changes as may be reasonably acceptable to the Administrative Agent and the Borrower, among the Senior Collateral Agent, the Borrower, the Subsidiary Loan Parties, the Administrative Agent as the Representative for the Senior Loan Secured Parties and the other Senior Representatives from time to time party thereto for purposes thereof for any Additional Senior Debt Parties.

“Senior Loan Bank Product Liabilities” means liabilities and obligations with respect to or arising from (a) any Senior Cash Management Services and (b) any Senior Bank Products, as each may be amended from time to time; provided that (i) the “Senior Loan Bank Product Liabilities” shall exclude any Excluded Swap Obligations and (ii) in order for any item described in clauses (a) or (b) above, as applicable, to be included for purposes of a distribution under Section 7.02 clauses NINTH or TENTH, as applicable, if the provider of such Senior Cash Management Services or Senior Bank Products is any Person other than the Administrative Agent or its Affiliates, then the Administrative Agent shall have received from the applicable provider of such Senior Cash Management Services or Senior Bank Products (A) a written notice to the Administrative Agent of (x) the existence of such Senior Cash Management Services or Senior Bank Products, (y) the maximum dollar amount of obligations arising thereunder (“Senior Loan Bank Product Liabilities Amount”), and (z) the methodology to be used by such parties in determining the Senior Loan Bank Product Liabilities Amount owing from time to time, and (B) a report, at such times as may be requested by the Administrative Agent, setting forth the then outstanding Senior Loan Bank Product Liabilities Amount with respect to such Senior Bank Products and Senior Cash Management Services of such Person.

“Senior Loan Bank Product Liabilities Amount” has the meaning set forth in the definition of Senior Loan Bank Product Liabilities.

“Senior Loan Documents” means this Agreement, the Letters of Credit, the Fee Letters, all Borrowing Base Certificates, the Information Certificate, any promissory notes issued to any Lender pursuant to this Agreement, each Refinancing Amendment, each Loan Modification Agreement, each Incremental Facility Amendment, and the Senior Collateral Documents and any other agreement now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Senior Bank Products or Cash Management Services), each as amended and in effect from time to time.

“Senior Loan Obligation Payment Date” means the date on which (a) the Senior Loan Obligations have been paid in full in cash (other than (i) contingent indemnification obligations and other obligations of the Loan Parties that expressly survive the termination of the Senior Loan Documents for which no claim has been asserted and (ii) Senior Loan Obligations with respect to Senior Loan Bank Product Liabilities not yet due and payable, except to the extent the Administrative Agent has received written notice, at least three (3) Business Days prior to any proposed Senior Loan Obligation Payment Date stating that arrangements reasonably satisfactory to the applicable provider thereof in respect of Senior Bank Products or Senior Cash Management Services have not been made), all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Exposure have been reduced to zero (or Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), and (b) all lending commitments under this Agreement and the other Senior Loan Documents have been terminated.

“Senior Loan Obligations” means (a) the principal of each Loan made under this Agreement, (b) all reimbursement and cash collateralization obligations in respect of letters of credit issued under this Agreement, (c) all Senior Loan Bank Product Liabilities, (d) all interest on the loans, letter of credit reimbursement, fees, indemnification and other obligations under this Agreement, or with respect to such Senior Loan Bank Product Liabilities (including, without limitation, any interest, fees and other amounts which accrue after the commencement of any case, proceeding or other action relating to a Bankruptcy Proceeding of the Borrower or any Subsidiary Loan Party, whether or not allowed or allowable, in whole or in part, as a claim in such Bankruptcy Proceeding), (e) all other amounts payable by the Borrower or any Subsidiary under the Senior Loan Documents or in respect of Senior Loan Bank Product Liabilities and (f) all increases, renewals, extensions and Refinancings of the foregoing.

“Senior Loan Secured Parties” means collectively, the Administrative Agent, the Collateral Agent, the Senior Collateral Agent, the Lenders, the Issuing Banks, each co-agent or sub-agent of any Agent, each other party to this Agreement other than any Loan Party, each counterparty to a Senior Hedging Agreement or Senior Cash Management Agreement, the beneficiaries of each indemnification or expense reimbursement obligation undertaken by the

Borrower or any other Loan Party under any Senior Loan Document, and the successors and permitted assigns of each of the foregoing.

“Senior Obligations” means the Senior Loan Obligations and the Additional Senior Debt Obligations.

“Senior Representative” means, in respect of the Senior Loan Documents or any Additional Senior Debt Documents, the trustee, administrative agent, collateral agent, security agent or similar agent under such Senior Loan Documents or any Additional Senior Debt Documents, as the case may be, and each of their successors in such capacities.

“Senior Secured Parties” means the Senior Loan Secured Parties and any Additional Senior Debt Parties.

“Senior Subsidiary Guarantee Agreement” means the Senior Subsidiary Guarantee Agreement, dated as of the Closing Date, made by the Subsidiary Loan Parties (including additional Subsidiary Loan Parties that become parties thereto in accordance with the terms thereof) in favor of the Senior Collateral Agent, for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Subsidiary Security Agreement” means the Senior Subsidiary Security Agreement, dated as of the Closing Date, among the Subsidiary Loan Parties (including additional Subsidiary Loan Parties that become parties thereto in accordance with the terms thereof) and the Senior Collateral Agent, for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Specified DC Disposition” means the sale by the Borrower and certain Subsidiaries of the Borrower of the distribution centers located at (a) 789 Flatwood Industrial Drive, Spartanburg, SC 29303, (b) 8 Queen Ann Court, Langhorne, PA 19047 and (c) One Geoffrey Drive, Fairless Hills, PA 19030 in accordance with that certain Amended and Restated Asset Purchase Agreement, dated as of September 18, 2017, by and among the Borrower, Walgreens Boots Alliance, Inc. and Walgreen Co.

“Split-Priority Debt Documents” means, with respect to any series, issue or class of Split-Priority Term Loan Debt, the promissory notes, credit agreements, indentures, or other operative agreements evidencing or governing such Indebtedness.

“Split-Priority Debt Facility” means the credit agreement with respect to any class or series of Split-Priority Term Loan Debt.

“Split-Priority Debt Parties” means, with respect to any series, issue or class of Split-Priority Term Loan Debt, the holders of such Indebtedness, any trustee or agent therefor under any related Split-Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any related Split-Priority Debt Documents, but shall not include any Loan Party or any Affiliates thereof (unless such Loan Party or Affiliate is a holder of such Indebtedness, a trustee or agent therefor or beneficiary of such an indemnification obligation named as such in a Split-Priority Debt Document).

“Split-Priority Implementing Agreements” has the meaning assigned to such term in the definition of “Split-Priority Term Loan Debt” herein.

“Split-Priority Intercreditor Agreement” has the meaning assigned to such term in the definition of “Split-Priority Term Loan Debt” herein.

“Split-Priority Lien” means the Liens on the Collateral in favor of the Split-Priority Debt Parties under the Split-Priority Debt Documents.

“Split-Priority Representative” means, in respect of any Split-Priority Debt Facility, the administrative agent, collateral agent, security agent or similar agent under such Split-Priority Debt Facility, as the case may be, and each of their successors in such capacities.

“Split-Priority Term Loan Debt” means term loan Indebtedness of the Borrower incurred after the Closing Date under a bank credit facility (other than this Agreement) that has terms customary for similarly structured “tranche B” term loans, which Indebtedness (i) is Guaranteed by the Subsidiary Loan Party and not by any other Person, (ii) does not mature earlier than the date that is 90 days after the Latest Maturity Date in effect on the date of incurrence of such Indebtedness (subject to clause (e) of the definition of “Permitted Split-Priority Term Loan Debt”), (iii) is secured (x) by the Non-ABL Priority Collateral on a first-priority basis (with the Senior Obligations being secured by the Non-ABL Priority Collateral on a second priority basis that is, however, senior, to any Liens or security interests securing Second Priority Debt) and (y) by the ABL Priority Collateral on a second-priority basis to the Liens and security interests securing the Senior Obligations (but on a basis senior to any Liens or security interests securing Second Priority Debt), and (iv) is not secured by Liens on any other assets other than the Collateral (or assets that, substantially concurrently with the incurrence of such Indebtedness, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to the Senior Subsidiary Security Agreement and/or other Senior Collateral Documents for the benefit of the Senior Loan Secured Parties); provided, however, that (A) the incurrence and terms (including with respect to collateral, security interests and the priority thereof) of any such Indebtedness, including the terms of any credit, security, intercreditor or similar agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Senior Debt Documents and the Second Priority Debt Documents (if any Second Priority Debt is outstanding); (B) the Senior Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the other Senior Collateral Documents, and, if any Second Priority Debt is outstanding, the Second Priority Collateral Documents, shall have been amended to the extent required to permit and implement the priority of the Liens securing such Split-Priority Term Loan Debt contemplated by clauses (iii)(x) and (iii)(y) above (or if there is no outstanding Additional Senior Debt and no outstanding Second Priority Debt, such agreements relating to intercreditor arrangements with respect to the Collateral may, alternatively, be replaced by an intercreditor agreement between the Representatives for the Senior Loan Secured Parties and the holders of such Split-Priority Term Loan Debt (a “Split-Priority Intercreditor Agreement”), in each case on terms and conditions reasonably acceptable to the Administrative Agent and, insofar as such amended agreements or replacement agreement deal with intercreditor issues relating to the relative rights of the Senior Secured Parties and the holders of Split-Priority Term Loan Debt in the Collateral, on terms and conditions both reasonably acceptable to the Administrative Agent and customary for similar intercreditor agreements relating to cross-

collateralized asset-based credit facilities and tranche B term loan facilities (the amendments to agreements and any Split-Priority Intercreditor Agreement referred to in this clause (B) being referred to herein as the “Split-Priority Implementing Agreements”); (C) the applicable Split-Priority Representative shall have become party to the intercreditor agreements referred to in clause (B) of this proviso, which shall be in full force and effect and (D) the Administrative Agent shall have received a certificate, dated the date such Indebtedness is incurred and signed by a Financial Officer of the Borrower, confirming compliance with the requirements set forth in clause (A) of this proviso.

“Springing Maturity Date” means the date that is ninety-one (91) days prior to the stated maturity of the Existing Guaranteed Unsecured Indebtedness or of any Refinancing Indebtedness that refinances the Existing Guaranteed Unsecured Indebtedness if such Refinancing Indebtedness has a maturity that is not later than 91 days after December 20, 2023.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Borrower or a Subsidiary in connection with Securitizations permitted by Sections 6.01 and 6.05 which representations, warranties, covenants and indemnities are customarily included in securitizations of accounts receivable involving comparable companies.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages expressed as a decimal (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and Prescription Files related thereto) operated, or to be operated, by any Subsidiary Loan Party.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that becomes party to the Senior Subsidiary Guarantee Agreement on or after the Closing Date.  Notwithstanding any provision in the Senior Loan Documents to the contrary, no Excluded Subsidiary shall be required to become a Subsidiary Loan Party.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Bank of America, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” has the meaning set forth in Section 2.04(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, as applicable and as the context may require, (i) the aggregate principal amount of the Incremental Refinancing Term Loans, Loan Modification Term Loans and Refinancing Term Loans of all Term Lenders outstanding at such time (after giving effect to any Incremental Refinancing Term Loans made or to be made with respect to any Incremental Term Commitment, any Loan Modification Term Loans made or to be made with respect to any Loan Modification Term Commitment and any Refinancing Term Loans made or to be made with respect to any Refinancing Term Commitment) or (ii) the aggregate principal amount of any specific Class of Term Loans of the applicable Term Lenders outstanding at such time (after giving effect to any Incremental Refinancing Term Loans made or to be made with respect to any Incremental Term Commitment, any Loan Modification Term Loans made or to be made with respect to any Loan Modification Term Commitment and any Refinancing Term Loans made or to be made with respect to any Refinancing Term Commitment).  The aggregate amount of the Term Facility on the Closing Date is $0.

“Term Facility Maturity Date” shall mean, with respect to any Class of Term Loans, the maturity date set forth in the Incremental Facility Amendment or Refinancing Amendment with respect to such Class of Term Loans; provided in each case that if such day is not a Business Day, the Term Facility Maturity Date shall be the Business Day immediately preceding such day.

“Term Lender” means any Lender that holds (a) Incremental Refinancing Term Loans at such time or any Incremental Term Commitment in respect thereof at such time, (b) any Loan Modification Term Loans at such time or any Loan Modification Term Commitment in respect thereof at such time, or (c) Refinancing Term Loans at such time or any Refinancing Term Commitment in respect thereof at such time.

“Term Loans” means, collectively (a) Incremental Refinancing Term Loans, (b) Loan Modification Term Loans and (c) Refinancing Term Loans.

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, ownership interests (including any fractional undivided interests) in a pool or pools of accounts receivable or other interests or securities issued or sold for cash consideration by a Securitization Vehicle to banks, investors or other financing sources (other than the Borrower or its Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of accounts receivables or other Securitization Assets in a Securitization.

“Total ABL Commitments” means, at any time, the aggregate of (a) the Revolving Commitments at such time and (b) the Term Facility at such time.

“Total ABL Outstandings” means, at any time, the sum of (a) the Total Revolving Outstandings at such time plus (b) the aggregate outstanding principal amount of all Term Loans at such time.

“Total Commitments” means, at any time, the aggregate of (a) the Total ABL Commitments at such time plus (b) the FILO Facility at such time.  The Total Commitments on the Closing Date are $3,150,000,000.

“Total FILO Commitments” means, at any time, the aggregate of the FILO Commitments of all FILO Lenders at such time.  The Total FILO Commitments on the Closing Date are $450,000,000.

“Total FILO Outstandings” means, at any time, the aggregate outstanding amount of all FILO Loans at such time.

“Total Indebtedness” means, as of any date, the sum of the aggregate principal amount of Indebtedness of the Borrower and its Consolidated Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP plus, without duplication, the aggregate outstanding amount of Third Party Interests (which amount may be described as a “net investment”, “capital”, “invested amount”, “principal amount” or similar term reflecting the aggregate amount invested in beneficial interests constituting Third Party Interests).

“Total Outstandings” means, at any time, the sum of (x) the Total ABL Outstandings at such time, plus (y) the Total FILO Outstandings at such time.

“Total Revolving Commitments” means, at any time, the aggregate of the Revolving Commitments of all Revolving Lenders at such time.

“Total Revolving Outstandings” means, at any time, the aggregate outstanding amount of (a) all Revolving Loans at such time, (b) all Swingline Loans at such time and (c) the LC Exposure at such time.

“Total Term Outstandings” means, at any time, the aggregate outstanding amount of all Term Loans at such time.

“Transaction Expenses” means any fees or expenses (including without limitation arrangement or underwriting or similar fees as well as upfront fees or original issue discount) incurred or paid by the Borrower or any of the Subsidiaries in connection with the Transactions (including in connection with this Agreement and the other Senior Loan Documents).

“Transactions” means, collectively, (a) the execution and delivery by the Loan Parties of the Senior Loan Documents to which they are a party and the making of the Loans and the issuance of Letters of Credit (if any), (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of the commitments under, the Existing Credit Agreement (and the “Senior Loan Documents” under and as defined therein) on the Closing Date, (c) the payment of the Transaction Expenses, and (d) the undertaking of the transactions and obligations related to any of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Undisclosed Administration” means in relation to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); provided, however, that amendments to the Second Priority Debt Documents after the Closing Date shall be effective for purposes of references thereto in this Agreement and the other Senior Loan Documents only if such amendments are permitted hereunder and under the Second Priority Debt Documents, the Additional Senior Debt Documents, the Senior Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as applicable, or are consented to in writing for such purpose by the Required Lenders (or such other percentage of the Lenders as may be specified herein) and the applicable holders of Second Priority Debt and Additional Senior Debt required by the terms of the Second Priority Debt Documents and the Additional Senior Debt Documents, as applicable, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.            Divisions.  For all purposes under the Senior Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.06.            Excluded Swap Obligations.

(a)           Notwithstanding any provision of this Agreement or any other Senior Loan Document, no Guarantee (including, for the avoidance of doubt, the guarantee obligations of each Subsidiary Loan Party under the Senior Loan Documents insofar as such Subsidiary Loan Party is jointly liable for obligations of any other Subsidiary Loan Party) by any Subsidiary Loan Party under any Senior Loan Document shall include a Guarantee of any Senior Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation, and no Collateral provided by any Subsidiary Loan Party shall secure any Senior Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation.  In the event that any payment is made by, or any collection is realized from, any Subsidiary Loan Party as to which any Senior Obligations are Excluded Swap Obligations, or from any Collateral provided by such Subsidiary Loan Party, the proceeds thereof shall be applied to pay the Senior Obligations of such Subsidiary Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Senior Obligations or any specified portion of the Senior Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b)           The following terms shall for purposes of this Section 1.06 have the meanings set forth below:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to Subsidiary Loan Party, any Swap Obligation if, and to the extent that, the Guarantee by such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary Loan Party becomes effective with respect to such related Swap Obligation.

“Swap Obligation” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

SECTION 1.07.            Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 1.08.            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

SECTION 2.01.            Commitments.

(a)           Subject to the terms and conditions set forth herein, each Revolving Lender, severally and not jointly with any other Revolving Lender, agrees to make Revolving Loans denominated in dollars to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not exceed its Revolving Commitment; provided that each of the Credit Extension Conditions shall be satisfied after giving effect to such any such Revolving Loans.  Within the foregoing limits and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)           Subject to the terms and conditions set forth herein, each FILO Lender, severally and not jointly with any other FILO Lender, agrees to make a single Loan denominated in dollars to the Borrower on the Closing Date in the amount of such FILO Lender’s FILO Commitment, provided that each of the Credit Extension Conditions shall be satisfied after giving effect to any such FILO Loans.  The FILO Loan Borrowing on the Closing Date shall consist of FILO Loans made simultaneously by the FILO Lenders in accordance with their respective FILO Commitments.  FILO Loans to the Borrower that are repaid or prepaid may not be reborrowed.

(c)           Subject to the terms and conditions set forth herein and in any Incremental Facility Amendment, Loan Modification Agreement and/or Refinancing Amendment, as the case may be, each Term Lender, severally and not jointly with any other Term Lender, agrees to make a single Term Loan denominated in dollars to the Borrower on date specified in the applicable Incremental Facility Amendment, Loan Modification Amendment and/or Refinancing Amendment in the amount of such Term Lender’s applicable Incremental Term Commitment, Loan Modification Term Commitment or Refinancing Term Commitment, provided that each of the Credit Extension Conditions shall be satisfied after giving effect to any such Term Loans.  Each Term Loan Borrowing in connection with any applicable Incremental Facility Amendment, Loan Modification Offer and/or Refinancing Amendment on the relevant date specified therein shall consist of Term Loans of the same Class made simultaneously by the Term Lenders in accordance with their respective Incremental Term Commitment, Loan Modification Term Commitment or Refinancing Term Commitment, as applicable.  All Term Loans to the Borrower that are repaid or prepaid may not be reborrowed.

(d)           Except as expressly provided herein or in the relevant documents (in accordance with the terms hereof), all Other Revolving Commitments effected pursuant to any Loan Modification Agreement, Refinancing Amendment or Incremental Facility Amendment, as applicable, shall be subject to the same terms and conditions as the then existing Revolving Commitments of each applicable Class.  After giving effect to any Other Revolving Commitments, all Borrowings under the Revolving Commitments (including any such Other Revolving Commitments), participations in Letters of Credit and Swingline Loans and repayments thereunder shall be made on a pro rata basis according to each Revolving Lender’s Applicable Revolving Percentage across all Classes of Revolving Commitments (except for (x) any payments of interest and fees at different rates on any Other Revolving Commitments (and related Loans thereunder), (y) repayments required upon the applicable Revolving Maturity Date of other Revolving Credit Commitments and (z) except as otherwise expressly set forth in the applicable Loan Modification Agreement, Refinancing Amendment or Incremental Facility Amendment, subject to the provisions contained herein).  If any Other Revolving Commitments are effected pursuant to any Loan Modification Agreement, Refinancing Amendment or Incremental Facility Amendment, as applicable, effective hereunder, on each applicable Revolving Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall Cash Collateralize Letters of Credit, such that, after giving effect to such prepayments and such provision of Cash Collateral, the aggregate Total Revolving Outstandings as of such date will not exceed the aggregate applicable remaining Revolving Commitments of each other remaining Class of the Revolving Lenders (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the applicable Total Revolving Outstandings would exceed the aggregate amount of the remaining Classes of Revolving Commitments as described above.  Notwithstanding the foregoing, the Borrower may Refinance all or any portion of any Class of Revolving Commitments (and prepay or otherwise Refinance the Loans and other extensions of credit outstanding thereunder) pursuant to Section 6.01(a)(i) without Refinancing any other Class of Revolving Commitments (or the Loans and other extensions of credit outstanding thereunder).

(e)           In connection with the establishment of any Incremental Revolving Commitment pursuant to Incremental Facility Amendment or Other Revolving Commitments effected pursuant to any Loan Modification Agreement, Refinancing Amendment or Incremental

Facility Amendment for any applicable Class of Revolving Loans, the relevant Applicable Percentages with respect to all Classes of Revolving Commitments shall be readjusted without any further action or consent of any other party, to reflect such new Class of Revolving Commitments or increase in any existing Revolving Commitment Series or Other Revolving Commitments.  In connection with the foregoing, the Revolving Lenders shall immediately after giving effect to the readjusted Applicable Revolving Percentages purchase and assign at par such amounts of the Revolving Loans outstanding at such time as the Administrative Agent may require such that all of the Revolving Lenders effectively participate in each of the outstanding Revolving Loans on a pro rata basis in accordance with their readjusted Applicable Revolving Percentages across all Classes of Revolving Commitments.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence or as provided in clause (d) above.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

SECTION 2.02.            Loans and Borrowings.

(a)           Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Appropriate Lenders ratably in accordance with the amounts of their Applicable Percentage of the applicable Class of Commitments.

(b)           Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000.  Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest

Period requested with respect thereto would end after the applicable Latest Maturity Date for the relevant Class of Commitments.

SECTION 2.03.            Requests for Borrowings.  Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be made by (a) telephone or (b) by submission of a Borrowing Request (including by email or facsimile), provided that each such Borrowing Request shall be submitted (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. two Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than (1) 1:00 p.m. on the Business Day of the proposed Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Borrowings having an Interest Period other than seven days or one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., two Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice and Borrowing Request shall be irrevocable.  Each such telephonic notice and Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)           whether the requested Borrowing is to be a Revolving Borrowing, Term Loan Borrowing or FILO Borrowing and the respective Class of Commitments subject to such Borrowing;

(b)           the aggregate amount of such Borrowing;

(c)           the date of such Borrowing, which shall be a Business Day;

(d)           whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)            the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Appropriate Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.            Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, make Swingline Loans to the Borrower from time to time during the Revolving Availability Period (provided that such Swingline Lender shall not be required to make Swingline Loans after the Latest Maturity Date applicable to the Class of Revolving Commitments held by such Swingline Lender) in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 (the “Swingline Sublimit”), or (ii) failure of any of the Credit Extension Conditions to be satisfied; provided that (x) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (y) the Swingline Lender shall not have any obligation, under this Agreement or otherwise, to make any Swingline Loan requested by the Borrower hereunder and may, in its sole discretion, decline to make a requested Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  Immediately upon the making of a Swingline Loan, the Swingline Lender shall be deemed to grant, and each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage (determined without regard to any separate Class or Classes of Revolving Commitments of such Lender) times the amount of such Swingline Loan.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by (i) telephone or (ii) by submission of a Borrowing Request, provided that any such Borrowing Request (including by email or facsimile) shall be submitted not later than 1:00 p.m. on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to an account designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank) by 3:00 p.m. the requested date of such Swingline Loan, unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the failure of the Credit Extension Conditions to be satisfied), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, in each case, other than as a result of a Permitted Overadvance.

(c)           Interest on each Swingline Loan shall be payable on the Interest Payment Date with respect thereto.

(d)           The Administrative Agent shall (i) at any time when Swingline Loans in an aggregate principal amount of $10,000,000 or more are outstanding, at the request of the Swingline Lender in its sole discretion, or (ii) on the date that is seven days after the date on which a Swingline Loan was made, deliver on behalf of the Borrower a Borrowing Request pursuant to Section 2.03 for an ABR Revolving Borrowing in the amount of such Swingline Loans; provided, however, that the obligations of the Lenders to fund such Borrowing shall not be subject to the conditions set forth in Section 4.02.

(e)           The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon on any Business Day require the Revolving Lenders to fund its participation interest on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will fund its participation interest.  Promptly upon receipt of such notice (but no later than 2:00 p.m. on such Business Day), the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Revolving Percentage of such Swingline Loan(s).  Each Revolving Lender hereby absolutely and unconditionally agrees, upon timely receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Revolving Percentage of such Swingline Loan(s).  Each Revolving Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments (including any Class thereof), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, ratably, and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.            Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and the applicable Issuing Bank, as specified by the Borrower, will, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.05, issue) Letters of Credit denominated in dollars for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that such Issuing Bank shall not be required to issue such Letters of Credit after the

Latest Maturity Date applicable to the Class of Revolving Commitments held by such Issuing Bank).  Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication (including by email or facsimile), if arrangements for doing so have been approved by the applicable Issuing Bank) to the relevant Issuing Bank and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions of this Agreement and, subject to Section 2.05(a) above, any letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any such Existing Letters of Credit.

(i)            A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $600,000,000 (the “LC Sublimit”) and (iii) each of the Credit Extension Conditions shall be satisfied.  If the conditions for borrowing under Section 4.02 cannot be fulfilled, the Required Lenders may direct the Issuing Banks to, and the Issuing Banks thereupon shall, cease to issue Letters of Credit (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.02.

(ii)           No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated or entitled to compensation hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it and for which such Issuing Bank is not otherwise compensated or entitled to compensation hereunder;

(B)          the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000;

(D)          any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Senior Loan Obligations in respect of Letters of Credit as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(E)           the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           the issuance of such Letter of Credit would cause the aggregate amount of the Letters Credit issued by such Issuing Bank to exceed such Issuing Bank’s LC Commitment.

(iii)          No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit subject to the provisions of this Section 2.05(c), and (ii) the date that is five Business Days prior to the Revolving Maturity Date (applicable to the Class of Revolving Commitments with the Latest Maturity Date held by the Issuing Bank which issued such Letter of Credit).  If the Borrower so requests in any applicable letter of credit application, the applicable Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued, but not less than 30 days prior to the scheduled expiration or renewal thereof.  Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date set forth in clause (ii) above; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or extending the expiration date thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit in an amount equal to such Lender’s Applicable Revolving Percentage (determined without regard to any separate Class or Classes of Revolving Commitments of such Lender) of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Percentage of each LC Disbursement made by an Issuing Bank not later than 2:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.05(e) until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Maturity Date and any expiration of any Class of Commitments applicable to any Revolving Lender.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.21 or 2.22, as a result of an assignment in accordance with Section 9.04 or otherwise pursuant to this Agreement (including as a result of the expiration of any Class of Revolving Commitments).

(e)           Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:30 p.m. on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m. on the Business Day immediately following the day that the Borrower receives such notice; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Revolving Percentage (determined without regard to any separate Class or Classes of Revolving Commitments of such Lender) thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent such Applicable Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e), then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or payment in respect of its participation interest in respect of the relevant LC Disbursement, as the case may be.  A certificate of any Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this section shall be conclusive absent manifest error.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iv) waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower, (v) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable, (vi) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or any payment made by any Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any Bankruptcy Proceeding; or (vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, any Lender or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank or its Related Parties from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the fullest extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s or its Related Parties gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank or its Related Parties (as determined by a court of competent jurisdiction by a final and non-appealable judgment), such Issuing Bank or its Related Parties shall be deemed to have exercised care in each such determination, and that:

(i)            an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)           an Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)          an Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)          this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g)           Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii)  an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.

(h)           The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against each Issuing Bank and its correspondents unless such notice is given as aforesaid.

(i)            Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by e-mail or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(j)            Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(k)           Resignation or Replacement of the Issuing Bank.  An Issuing Bank may resign at any time by giving 180 days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, and an Issuing Bank may be replaced at any time by written agreement (an “Issuing Bank Agreement”) among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank, which shall set forth the LC Commitment of such successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any Issuing Bank Agreement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent of its Commitment hereunder and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  Upon the expiration of the Revolving Commitments of an Issuing Bank (upon the occurrence of the Latest Maturity Date applicable to any Class of Revolving Commitments of such Issuing Bank), such Issuing Bank shall be deemed to have resigned as an Issuing Bank hereunder without the requirement for any further notice to or consent from any other Person unless such Issuing Bank shall have previously agreed to act as an Issuing Bank with respect to any Class of Revolving Commitments with a later maturity.

(l)            Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for

Finance and Trade — International Financial Services Association (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m)          Role of Issuing Bank.         Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(n)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day (or, if the relevant notice is received after 1:00 p.m., on the following Business Day) that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall (or shall cause Subsidiary Loan Parties to) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary Loan Party described in clause (h) or (i) of Section 7.01.  The Borrower also shall (or shall cause Subsidiary Loan Parties to) deposit cash collateral pursuant to this paragraph (i) as and to the extent required by (x) Section 2.11(b), and any such cash collateral so deposited and held by the Administrative Agent hereunder shall constitute part of the ABL Borrowing Base Amount for purposes of determining compliance with Section 2.11(b) and (y) any other provision of this Agreement, and (ii) if any Letter of Credit remains outstanding after the date specified in Section 2.05(c)(ii), with respect to any Issuing Bank, in an amount equal to 100% of the stated amount of each such Letter of Credit.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Administrative Agent shall, at the Borrower’s risk and expense, invest all such deposits in Permitted Investments chosen in the sole discretion of the Administrative Agent after consultation with the Borrower, provided that no consultation shall be required if a Default has occurred and is continuing.  Other than any interest earned in respect of the investment of such deposits, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed (together with related fees, costs, and customary processing charges) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy the Senior Loan Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived (or, during a Cash Sweep Period, paid into the Bank of America Concentration Account).  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), (c) or (d), such amount (to the extent not applied as aforesaid or as otherwise provided herein) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b), (c) or (d), no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.  Unless and except to the extent that the deposit of cash collateral directly by the Borrower would not result in an obligation to grant a security interest in such cash collateral to the holders of other outstanding Indebtedness of the Borrower, the Borrower will cause Subsidiary Loan Parties to deposit all cash collateral required to be deposited pursuant to this Section 2.05(n), Section 2.11(b) or otherwise.

(o)           Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this clause (o) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Lender in its capacity as an Issuing Bank.

(p)           Reporting by Issuing Banks to the Administrative Agent.  At the end of each week and otherwise upon request of the Administrative Agent, each Issuing Bank shall provide the Administrative Agent with a certificate identifying the Letters of Credit issued by such Issuing Bank and outstanding on such date, the amount and expiration date of each such Letter of Credit, the beneficiary thereof, the amount, if any, drawn under each such Letter of Credit and any other information reasonably requested by the Administrative Agent with respect to such Letters of Credit.  The Administrative Agent shall promptly enter all such information received by it pursuant to this Section 2.05(p) in the Register.

(q)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower.  The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of

Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06.            Funding of Borrowings.

(a)           Each Appropriate Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by wire transfer, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.  Wire transfers to the Borrower of all Loans (other than Swingline Loans and same-day ABR Revolving Borrowings) shall be made no later than 1:00 p.m.  Wire transfers to the Borrower of Swingline Loans and same-day ABR Revolving Borrowings shall be made no later than 4:00 p.m..

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of ABR Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available by the time required) in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to any applicable extension of credit set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

(e)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.07.            Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans (of any Class) comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by (i) telephone, or (ii) submission of an Interest Election Request (including by email or facsimile) by the time that a Borrowing Request would be required to be made under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such notice and Interest Election Request shall be irrevocable and, in the case of an Interest Election Request, signed by the Borrower.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i)            the Borrowing and Class of Loans to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Appropriate Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)            A Revolving Loan Borrowing, a Term Loan Borrowing or FILO Loan Borrowing may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto the Interest Period therefor would end after the earliest Revolving Maturity Date, the earliest Term Facility Maturity Date or the FILO Maturity Date, as applicable for such Class.

SECTION 2.08.            Termination and Reduction of Commitments.

(a)           Unless previously terminated in accordance with the terms of this Agreement, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date (applicable to such Class of Revolving Commitments), (ii) the FILO Commitments shall terminate on the Closing Date upon the making of the FILO Loans by the FILO Lenders and (iii) each Incremental Term Commitment, Loan Modification Term Commitment and each Refinancing Term Commitment shall terminate upon the funding of the related Incremental Refinancing Term Loan, Loan Modification Term Loan or Refinancing Term Loan, as applicable, or otherwise in accordance with the applicable Incremental Facility Amendment, Loan Modification Offer and/or Refinancing Amendment.

(b)           The Borrower may at any time terminate, or from time to time reduce, the unused Revolving Commitments of any Class; provided that (i) each such reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Total Revolving Exposure would exceed the Total Revolving Commitments or the Swingline Sublimit or the LC Sublimit shall exceed the Total Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the unused Revolving Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of voluntary termination or reduction of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other financings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments of any Class shall be permanent.  Each reduction of the Revolving Commitments of any Class shall be made ratably among the Lenders in accordance with their Applicable Revolving Percentage of such Class.

SECTION 2.09.            Repayment of Loans; Evidence of Indebtedness.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of a particular Class of such Lender on the Revolving Maturity Date of such Class of Revolving Loan (it being understood and agreed that, subject to the other terms and conditions hereof, the Borrower may make Borrowings of Revolving Loans under any remaining Revolving Commitments of any other Class to effect such repayment), (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Revolving Maturity Date (applicable to the Class of Revolving Commitments with the Latest Maturity Date held by the Swingline Lender) and (B) the date that is seven days after the date on which such Swingline Loan was made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested, (iii) to the Administrative Agent for the account of each FILO Lender the then unpaid principal amount of each FILO Loan of such Lender on the FILO Maturity Date, and (iv) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of the Term Loans of each applicable Class on the Term Facility Maturity Date for such Class.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit A-1, A-2 or A-3, as applicable, or in such other form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04(b)) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f)            Reallocation of Applicable Percentages after Maturity.  Upon the occurrence of a Revolving Maturity Date for any applicable Class of Revolving Loans, the Applicable Revolving Percentages with respect to each remaining Class of Revolving Commitments shall be readjusted without any further action or consent of any other party, to reflect the expiration of the Class of Revolving Commitments as to which the Revolving Maturity Date has occurred.  In connection with the foregoing, the Revolving Lenders immediately after effectiveness to the readjusted Applicable Revolving Percentages shall purchase and assign at par such amounts of the Revolving Loans outstanding at such time as the Administrative Agent may require such that all of the Revolving Lenders effectively participate in each of the outstanding Revolving Loans on a pro rata basis in accordance with their readjusted Applicable Revolving Percentages.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.10.            Amortization and Repayment of Term Loans.  (a)  The principal amount of each Class of Term Loans shall mature on such date and shall amortize in such amounts payable at such times as are set forth in the applicable Refinancing Amendment, Incremental Facility Agreement or Loan Modification Agreement.  Except as otherwise provided in the applicable Refinancing Amendment, Incremental Facility Amendment or Loan Modification Agreement, any prepayment of a Term Borrowing pursuant to Section 2.11(b), (c) or (d) shall be applied to reduce the subsequent scheduled repayments of such Borrowings in direct order of their maturity.

(b)           Prior to any repayment of any Term Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by e-mail or facsimile) of such selection not later than 1:00 p.m. two Business Days before the scheduled date of such repayment.  Each repayment of an Term Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11.            Prepayment of Loans.

(a)           The Borrower shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided, however, that any partial prepayment made pursuant to this Section 2.11(a) shall be in a principal amount that is a multiple of $1,000,000 and not less than $5,000,000; provided, further, that the Borrower shall not be permitted to prepay any FILO Loan, other than (i) in connection with a termination of the Total ABL Commitments and payment in full in cash of all Senior Loan Obligations under the Senior Loan Documents, (ii) in connection with any mandatory prepayments required pursuant to this Section 2.11 or (iii) at any time after the first anniversary of the Closing Date the Borrower may prepay the FILO Loans in whole or in part, if as of the date of any such payment, (1) no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom, and (2) on a pro forma basis, and after giving effect thereto, ABL Availability shall be equal to or greater than $365,000,000.

(b)           (i)  In the event and on each date that the Total ABL Outstandings on such date exceed the then-current ABL Borrowing Base Amount (other than as a result of a Permitted Overadvance pursuant to Section 2.23(a)), the Borrower shall on each such date apply an amount equal to such excess as follows: first, to prepay Revolving Borrowings and Swingline Loans, until paid in full, second, to the extent of any remaining excess or, if no Revolving Borrowings or Swingline Loans are outstanding, to make a deposit in a cash collateral account maintained by the Administrative Agent pursuant to Section 2.05(n) to Cash Collateralize outstanding LC Exposure, third, to the extent of any remaining excess, to prepay any Term Loans and fourth, to the extent after giving effect to any such prepayments and provision of cash collateral, the Total FILO Outstandings exceed the FILO Borrowing Base Amount, to prepay FILO Loans in an amount equal to such excess.

(ii)           In the event and on each date that the Total Revolving Outstandings exceed the Total Revolving Commitments, the Borrower shall on such date apply an amount equal to such excess first, to prepay Revolving Borrowings and Swingline Borrowings and second, to the extent of any remaining excess, or if no Revolving Borrowings or Swingline Loans are outstanding, to a cash collateral account maintained by the Administrative Agent pursuant to Section 2.05(n) to Cash Collateralize outstanding LC Exposure.

(c)           During the continuance of a Cash Sweep Period, the Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of Senior Subsidiary Security Agreement and Section 7.02 (without regard to minimum and integral amounts).

(d)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Cash Proceeds are received, prepay Total ABL Outstanding in an aggregate amount equal to 100% of the Net Cash Proceeds resulting from such Prepayment Event; provided that if any Net Cash Proceeds resulting from Prepayment Events are received at a time when both (x) ABL Availability is greater than $900,000,000 and (y) no Cash Sweep Period is then in effect, no such prepayment will be required pursuant to this clause (d); provided further that, (i) Net Cash Proceeds of up to

$160,000,000 received in connection with the Specified DC Disposition may be retained by the Borrower and the Subsidiaries and shall not be required to be applied in accordance with this clause (d) and (ii) in the case of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall (by written notice delivered to the Administrative Agent prior to the required date of prepayment) elect to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Cash Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and shall certify that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds in respect of such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable), except to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 365 day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied; provided further that at any time when the Borrower is not required to otherwise prepay the Total ABL Outstanding pursuant to this Section 2.11(d) or to the extent that any portion of any prepayment made pursuant to this Section 2.11(d) has resulted in ABL Availability being greater than $900,000,000, the Borrower may reserve and apply a portion of the Net Cash Proceeds received by or on behalf of the Borrower or any Subsidiary in respect of such Prepayment Event to prepay or repurchase Permitted First Priority Debt, on or prior to the date on which the applicable Senior Debt Document requires such prepayment or repurchase to have been made, to the extent such Additional Senior Debt Document requires the issuer of such Permitted First Priority Debt to prepay or make an offer to prepay or purchase such Permitted First Priority Debt with the proceeds of such Prepayment Event, in each case ratably among the Permitted First Priority Debt with respect to which such a requirement to prepay or make an offer to prepay or purchase exists and the Total ABL Outstanding (it being understood and agreed that, to the extent that the amount so reserved is not so applied to prepay or purchase Permitted First Priority Debt on or prior to the date on which the applicable Senior Debt Document requires such prepayment or repurchase to have been made, the remaining amount not so applied shall be applied in accordance with this Section 2.11(d) (without giving effect to the foregoing proviso).  Each prepayment of the Total ABL Outstandings pursuant to this Section 2.11(d), shall be applied first, to prepay Revolving Borrowings and Swingline Borrowings, until paid in full, second, if no Revolving Borrowings or Swingline Loans are outstanding, to a cash collateral account maintained by the Administrative Agent pursuant to Section 2.05(n) to Cash Collateralize LC Exposure, third, to repay Term Loans, until paid in full, and fourth, to the extent after giving effect to any such prepayments and provision of cash collateral, ABL Availability shall not be greater than $900,000,000, to prepay the Total FILO Outstandings until ABL Availability shall be $900,000,000, or more.

(e)           Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f)            The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by (x) telephone or (y) in writing (including by e-mail or facsimile).  Such written notice of prepayment shall be delivered (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m. two Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m. on the Business Day of such prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowings to be prepaid and the principal amount and Class of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment delivered by the Borrower pursuant to this Section may state that it is conditioned on the effectiveness of other credit facilities or other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the applicable Appropriate Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.  Payments shall be without premium or penalty, provided that the Borrower shall reimburse the Lenders for funding losses in accordance with Section 2.16.

SECTION 2.12.            Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate per annum on the daily unused amount of the Revolving Commitment of each applicable Class of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the first day of April, July, October and January of each year and on the date on which the Total Revolving Commitments terminate (or, if earlier, with respect to any Class of Revolving Commitments, the Revolving Maturity Date for such Class), commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees pursuant to this Section 2.12(a), a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose), provided that if a Lender shall have more than one Class of Revolving Commitments, such Revolving Commitments of each Class shall be deemed to be used to the extent of such Revolving Loans and LC Exposure on a ratable basis.

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as in effect from time to time for interest on Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment of an applicable Class terminates and the date on which such Lender ceases to have any LC Exposure (with any LC Exposure of a Lender that has more than one Class of Revolving Commitments being deemed to be allocated between each Class of such Revolving Commitments on a ratable basis), and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the daily outstanding amount of such Issuing Bank’s Letters of Credit during the period from and including the Closing Date to but excluding the later of the date of termination of the Total Revolving Commitments and the date on which there ceases to be any LC Exposure (or, if earlier, the Latest Revolving Maturity Date of Revolving Commitments held by such Issuing Bank), as well as such Issuing Bank’s customary issuance, presentation, amendment and other processing fees, and other standard costs and charges with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees, fronting fees and other fees accrued shall be paid quarterly in arrears on the first day of each of April, July, October and January, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Total Revolving Commitments terminate (or, if earlier, the termination of Revolving Commitments of all Classes of any applicable Lender) and any such fees accruing after the date on which the Total Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or the Collateral Agent, as the case may be.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

(e)           The Borrower agrees to pay the fees set forth in each Incremental Facility Amendment, Refinancing Amendment and/or Loan Modification Agreement relating to the applicable Other Revolving Commitments and the Term Loans.

SECTION 2.13.            Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, at the option of the Administrative Agent or at the request of the Required Lenders (or, immediately (without any further act of any Person), upon the occurrence of an Event of Default under clause (a) or clause (b) of Section 7.01), the Borrower shall pay interest on all of the Senior Loan Obligations to but excluding the date of actual payment, after as well as before judgment, (i) in the case of principal, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, at a rate per annum equal to 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and (i) in the case of FILO Loans, on the FILO Maturity Date, (ii) in the case of Revolving Loans of each Class on the earlier of the Revolving Maturity Date of such Class and the date on which the Total Revolving Commitments, are terminated, and (iii) in the case of Term Loans, the Term Facility Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period with respect to the applicable Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, together with any amounts due and payable pursuant to Section 2.16.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.            Alternate Rate of Interest.

(a)           If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)            the Administrative Agent determines that (A) dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Loan, or (B) (x) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed ABR Loan and (y) the circumstances described in Section 2.14(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”); or

(ii)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, (to the extent of the affected Eurodollar Loans or Interest Periods), (ii) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended, (iii) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (iv) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)           Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 2.14(a), the Administrative Agent and the Borrower, may agree on alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 2.14(a), (ii) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)           Notwithstanding anything to the contrary in this Agreement or any other Senior Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)           the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)          syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative

Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent with the consent of the Borrower.

(iv)          If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, (to the extent of the affected Eurodollar Loans or Interest Periods), (ii) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended, (iii) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (iv) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(v)           Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

SECTION 2.15.            Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          subject any Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Agent, such Lender or such Issuing Bank, as applicable, of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Agent, such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Agent, such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.15; provided that the failure to provide such notification will not affect such Lender’s rights to compensation hereunder.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section unless such Lender certifies in its reasonable good faith determination that it is imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower) under comparable syndicated credit facilities as a matter of general practice and policy.

SECTION 2.16.            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, but excluding any loss of margin.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.            Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Senior Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)           In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           The Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be deducted or withheld from a payment to, such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Senior Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Senior Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Notwithstanding the foregoing, in the case of an applicable Borrower or any applicable Senior Loan Party that, in each case, is not a U.S. Person, the applicable Lender will not be subject to the requirements on this paragraph (e)(i) unless it has received written notice from such Borrower or such other Senior Loan Party advising it of the availability of an exemption or reduction of withholding Tax under the laws of the jurisdiction in which such Borrower or such other Senior Loan Party is located and containing all applicable documentation

(together, if requested by such Lender, with a certified English translation thereof) required to be completed by such Lender in order to receive any such exemption or reduction, and such Lender is reasonably satisfied that it is legally able to provide such documentation to such Borrower or such other Senior Loan Party.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Senior Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Senior Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-

8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(C)          Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)          If a payment made to a Lender under any Senior Loan Document (or a payment made to a Participant pursuant to a participation granted by any Lender) would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender (or Participant) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender who granted the participation only) at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender who granted the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender who granted the participation) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Each Lender (or Participant) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent (or, in the case of the Participant, the Lender who granted the participation) in writing of its legal inability to do so.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Senior Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Senior Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)           If any Agent, Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Each Party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Senior Loan Document.

(i)            For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Senior Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Senior Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its office for payments from time to time notified in writing to the Borrower, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Senior Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, in the same form received.  If any payment under any Senior Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Senior Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate relative amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, an Issuing Bank or the Swingline Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, such Issuing Bank or the Swingline Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, such Issuing Bank or the Swingline Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.            Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver of any Senior Loan Document requested by the Borrower that requires the consent of all Lenders (or all Lenders within a specified Class), and such amendment or waiver is consented to by the Required Lenders (or the requisite majority of Lenders with respect to a specified Class), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.            Adjustments to Borrowing Base Advance Rates.

(a)           As of the Closing Date, (i) with respect to determination of the ABL Borrowing Base Amount, (1) the Accounts Receivable Advance Rate will be 85%, (2) the Pharmaceutical Inventory Advance Rate will be 90%, (3) the Other Inventory Advance Rate will be 90%, (4) the Script Lists Advance Rate will be 45% and (v) the Credit Card Receivable Advance Rate will be 90% and (ii) with respect to determination of the FILO Borrowing Base Amount, (1) the Accounts Receivable Advance Rate will be 5%, (2) the Pharmaceutical Inventory Advance Rate will be 5%, (3) the Other Inventory Advance Rate will be 5%, (4) the Script Lists Advance Rate will be 10% and (5) the Credit Card Receivable Advance Rate will be 5%.

(b)           Any increase in the Pharmaceutical Inventory Advance Rate, the Other Inventory Advance Rate, the Accounts Receivable Advance Rate, the Script Lists Advance Rate or the Credit Card Receivable Advance Rate above that would result in any rate in excess of the initially applicable rate set forth in Section 2.20(a) will in each case require the consent the Lenders as provided in Section 9.02(b).

(c)           The Administrative Agent, in the exercise of its commercially reasonable judgment to reflect Borrowing Base Factors, may (after consultation with the Borrower) (i) reduce the Accounts Receivable Advance Rate, the Pharmaceutical Inventory Advance Rate, the Other Inventory Advance Rate, the Script Lists Advance Rate and the Credit Card Receivable Advance Rate from time to time and (ii) thereafter increase such rate to a rate not in excess of the applicable rate set forth in Section 2.20(a).

(d)           The Administrative Agent will give prompt written notice to the Borrower and the Lenders of any adjustments effected pursuant to this Section 2.20.

(e)           Notwithstanding anything herein or in any other Senior Loan Document to the contrary, any waiver, amendment or modification to (i) the definition of “ABL Borrowing Base Amount”, “FILO Borrowing Base Amount”, “Borrowing Base Factors”, “Accounts

Receivable Advance Rate”, “Pharmaceutical Inventory Advance Rate”, “Other Inventory Advance Rate”, “Script Lists Advance Rate”, “Credit Card Receivable Advance Rate”, “Eligible Accounts Receivable”, “Eligible Credit Card Accounts Receivable”, “Eligible Inventory”, “Eligible Other Inventory Value”, “Eligible Pharmaceutical Inventory Value”, “Eligible Script Lists”, “Eligible Script Lists Value”, “Account”, “Credit Card Accounts Receivable”, “Other Inventory”, “Net Orderly Liquidation Rate” or “Pharmaceutical Inventory”, (ii) the definition of “ABL Availability” or the calculation thereof pursuant to Section 2.01(a) or Section 2.11(b), the calculation of availability for Swingline Loans, including as set forth under Section 2.04(a), or the calculation of availability for the issuance, amendment, renewal or extension of any Letters of Credit, including as set forth in Section 2.05(b), in each case that would have the effect of increasing either (A) the ABL Borrowing Base Amount and/or the FILO Borrowing Base Amount or (B) the aggregate amount of Loans, Revolving Exposures, and Additional Senior Debt that may be outstanding relative to the ABL Borrowing Base Amount, (iii) Section 5.16, Section 6.15 or Section 9.16, (iv) the cash management arrangements set forth in the Senior Subsidiary Security Agreement, including as set forth in Schedule 2 thereto will, in the case of each of clauses (i) through (iv), require the consent of the Administrative Agent in addition to any other consents or approvals required hereunder.  This Section 2.20(e) may not be amended, modified or waived without the prior written consent of the Administrative Agent.

SECTION 2.21.            Incremental Loans.  At any time after the Closing Date and prior to the Latest Maturity Date, the Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request the addition to this Agreement of (i) an incremental revolving credit facility in the form of an increase in the Revolving Facility effected pursuant to either (x) additional commitments under any existing Class of the Revolving Commitments (any such increase in such Revolving Commitments (including in respect of any existing Other Revolving Commitment of any Other Revolving Commitment Series), an “Incremental Revolving Commitment”) or (y) the addition of a new tranche of revolving commitments with pricing, maturity and/or other terms different from then existing Revolving Commitments as provided in this Section 2.21 (any such additional tranche of revolving commitments, “Other Incremental Revolving Commitments”), (ii) Incremental Securitization Refinancing Facilities (as defined below) in the form of a new tranche of term loans or an increase in the Revolving Facility pursuant to the incurrence of Incremental Revolving Credit Commitments or Other Incremental Revolving Commitments, or (iii) one or more new tranches of term loans (together with any new tranche of term loans incurred in the form of an Incremental Securitization Refinancing Facility, collectively “Incremental Refinancing Term Loans”) constituting Refinancing Indebtedness in respect of Permitted First Priority Debt (an “Incremental Senior Debt Refinancing Facility”), or any combination thereof (such Incremental Revolving Commitments, Other Incremental Revolving Commitments, Incremental Refinancing Term Loans (in the form of either an Incremental Securitization Refinancing Facility or an Incremental Senior Debt Refinancing Facility, collectively, the “Incremental Facilities”); provided, however, that upon the effectiveness of any such Incremental Facility, no Default shall exist and the Borrower shall, if a Financial Covenant Effectiveness Period is then occurring, be in compliance with Section 6.12 (calculated, in the case of clause (y), on a pro forma basis to give effect to (1) any borrowing under the Incremental Facility (with any Revolving Commitments thereunder being deemed to be fully drawn), (2) any substantially simultaneous repayments of existing Revolving Loans and FILO Loans, (3) in the case of any Incremental Securitization Refinancing Facility, any substantially simultaneous repayments or repurchases of Third Party Interests or Indebtedness incurred under Section 6.01(a)(xvi)(A) (and the related repurchases of Securitization Assets and cessation of future purchases of Securitization Assets)), and (4) in the case of any Incremental Senior Debt Refinancing Facility, any substantially simultaneous repayments or repurchases of Permitted First Priority Debt and provided, further, that no Split-Priority Term Loan Debt may be incurred as an Incremental Facility hereunder.  The Incremental Facilities shall (i) be in an aggregate principal amount (excluding the aggregate principal amount of Incremental Securitization Refinancing Facilities) not in excess of $300,000,000, (ii) rank pari passu in right of payment and of security with the other Loans, and (iii) (A) if such Incremental Facility is an increase in the Revolving Facility pursuant to any Incremental Revolving Commitment, such Incremental Facility shall be made on the same terms (including, without limitation, interest, payment and maturity terms), and shall be subject to the same conditions as the applicable existing Class of Revolving Commitments to which such Incremental Revolving Commitments relate (it being understood that customary arrangement or commitment fees payable to Arrangers or one or more Lenders or Additional Lenders participating in such increase, as the case may be, may be different from those paid with respect to the existing Revolving Commitments of the existing Revolving Lenders on or prior to the Closing Date or with respect to any other Lender in connection with any other Incremental Facility), and (B) if such Incremental Facility is an increase in the Revolving Facility pursuant to Other Incremental Revolving Commitments or if such Incremental Facility is in the form of Incremental Refinancing Term Loans, (x) such Incremental Facilities have such pricing as may be agreed by the Borrower and the Administrative Agent, (y) in the case of any such Incremental Refinancing Term Loans, shall amortize in a manner, and be subject to mandatory prepayments (if any) on terms, acceptable to the Administrative Agent, and mature no earlier than the Latest Maturity date of the FILO Facility and any other then existing Incremental Refinancing Term Loans and (z) otherwise be treated hereunder no more favorably than, in the case of Other Incremental Revolving Commitments, the Revolving Loans and Revolving Commitments (other than any Revolving Loan under Other Revolving Commitments of any Revolving Commitment Series), and in the case of Incremental Refinancing Term Loans, the outstanding FILO Loans and the FILO Facility and any other Incremental Refinancing Term Loans; provided, that the terms and provisions applicable to any Other Incremental Revolving Commitments or Incremental Refinancing Term Loans may provide for additional or different financial or other covenants applicable only during periods after the Latest Maturity Date that is in effect on the date of effectiveness of such Incremental Facility.  At no time shall (i) the Total ABL Outstandings at such time exceed (ii) the ABL Borrowing Base Amount in effect at such time, and the proceeds of the Incremental Facilities shall be used solely for the purposes set forth in Section 5.10, provided that the proceeds of Incremental Securitization Refinancing Facilities shall be used solely for the purposes specified in the penultimate sentence of this Section 2.21 and the proceeds of any Incremental Senior Debt Refinancing Facility shall be used solely to repay Permitted First Priority Debt and interest and other amounts relating thereto that can be financed with Refinancing Indebtedness relating to such Permitted First Priority Debt.  Such notice shall set forth the requested amount and Class of Incremental Facilities, and shall offer each Lender the opportunity to offer a commitment (the “Incremental Commitment”) to provide a portion of the Incremental Facility by giving written notice of such offered commitment to the Administrative Agent and the Borrower within a time period (the “Offer Period”) to be specified in the Borrower’s notice; provided, however, that no existing Lender will be obligated to subscribe for any portion of such commitments.  In the event that, at the expiration of the Offer Period, Lenders shall have provided Commitments in an aggregate amount greater than the total amount of the Incremental Facility initially requested by the Borrower, the commitments of the Lenders to the Incremental Facility shall be allocated ratably among the Lenders as agreed to among the Borrower and the Administrative Agent.  In the event that, at the expiration of the Offer Period, Lenders shall have provided commitments in an aggregate amount less than the total amount of the Incremental Facility initially requested by the Borrower, the Borrower may request that Incremental Facility commitments be made in a lesser amount equal to such commitments and/or shall have the right to arrange for one or more Additional Lenders to extend commitments to provide a portion of the Incremental Facility in an aggregate amount equal to the unsubscribed amount of the initial request; provided that the Additional Lenders shall be offered the opportunity to provide the Incremental Facility only on terms previously offered to the existing Lenders pursuant to the immediately preceding sentence.  Commitments in respect of Incremental Facilities will become Commitments under this Agreement pursuant to an amendment to this Agreement (such an amendment, an “Incremental Facility Amendment”) executed by each of the Borrower, each Subsidiary Loan Party, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 of this Agreement as in effect on the Closing Date, such Incremental Facility (assuming that it is fully drawn) being permitted under each indenture or other agreement governing any Material Indebtedness (giving pro forma effect to all prepayments, repayments, defeasances and discharges of Indebtedness to be effected with the proceeds of such Loans as certified in writing by a Responsible Officer of the Borrower) and such other conditions as are specified in the applicable Incremental Facility Amendment.  For purposes of this Section 2.21, “Incremental Securitization Refinancing Facility” means any Incremental Facility to the extent that the proceeds of the Loans incurred thereunder are used by the Borrower or a Subsidiary Loan Party on the date such Loans are made to repay or repurchase Third Party Interests or Indebtedness incurred pursuant to Section 6.01(a)(xvi)(A) (or repurchase Securitization Assets that have been sold, conveyed or otherwise transferred pursuant to any Securitization), provided that, upon such repayment or repurchase, (x) no Third Party Interests or Indebtedness incurred pursuant to Section 6.01(a)(xvi)(A) remains outstanding, (y) all commitments of the Borrower and the Subsidiaries to sell, convey or otherwise transfer Securitization Assets pursuant to any Securitization are terminated and (z) all Securitization Assets that remain outstanding and were previously sold, conveyed or otherwise transferred pursuant to any Securitization are repurchased by the Borrower or a Subsidiary Loan Party.  For the avoidance of doubt, Securitization Refinancing Indebtedness shall not constitute an Incremental Facility.

SECTION 2.22.            Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  The Commitments, FILO Loans, Term Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Senior Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank or the Swingline Lender; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(n); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(n); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive fees in respect of Letters of Credit pursuant to Section 2.12(b) in respect of its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05(n).

(C)          With respect to any participation fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (a) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure in respect of the Defaulting Lender and (b) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in respect of the Defaulting Lender in accordance with the procedures set forth in Section 2.05(n).

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, each Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) each Swingline Lenders shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, amend, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.23.            Overadvances.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if the Borrower shall request that the Lenders make, or permit to remain outstanding, any Revolving Loans, Swingline Loans or Letters of Credit which shall cause an Overadvance, the Administrative Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance to the extent such Overadvance constitutes a Permitted Overadvance.  If a Permitted Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Permitted Overadvance based upon their Applicable Revolving Percentage in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 4.02 have been met.  A Permitted Overadvance may be made as a Revolving Loan, a Swingline Loan or as an issuance of a Letter of Credit and each Revolving Lender (including the Swingline Lender) and each Issuing Bank, as applicable, agrees to make any such requested Revolving Loan, Swingline Loan or Letter of Credit available to the Borrower.  The obligation of each Revolving Lender (including the Swingline Lender) and each Issuing Bank, as applicable, to participate in each Permitted Overadvance shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Person may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition.  The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Revolving Lender to make or permit any Permitted Overadvance on any other occasion.  No funding of a Permitted Overadvance or sufferance of an Overadvance shall constitute a waiver by the Administrative Agent or the Lenders of any Event of Default caused thereby.  In no event shall the Borrower or other Loan Party be deemed a beneficiary of this Section 2.23 nor authorized to enforce any of its terms.  The Required Revolving Lenders may, upon not less than five (5) Business Days prior written notice, revoke the authority of the Administrative Agent to make further Permitted Overadvances.

(b)           No Permitted Overadvance shall modify or abrogate any of the provisions of (i) Section 2.05 regarding the Revolving Lenders’ obligations to reimburse any LC Disbursement and to purchase participations with respect to LC Disbursements, respectively, or (ii) Section 2.04 regarding the Revolving Lenders’ obligations with respect to participations in applicable Swingline Loans and settlements thereof.  Notwithstanding anything herein to the contrary, no event or circumstance shall result in any claim or liability against the Administrative Agent for any “inadvertent Overadvances” resulting from changed circumstances beyond the control of the Administrative Agent (such as result of a reduction in the value of Collateral included in the ABL Borrowing Base Amount or the FILO Borrowing Base Amount or the implementation or a fluctuation in the amount of any reserves, the FILO Push-Down Reserve or the Pari Passu Debt Facilities Amount), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder.

(c)           All Permitted Overadvances shall be payable by the Borrower on demand by the Administrative Agent or the Required Revolving Lenders.  All other Overadvances (other than Permitted Overadvances) shall be payable in accordance with the requirements of Section 2.11(b)(i).  All Permitted Overadvances and other Overadvances shall constitute Senior Loan Obligations secured by the Collateral and entitled to all benefits of the Senior Loan Documents.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.            Organization; Powers.  Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.            Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, limited liability company or similar action and, if required, stockholder, member or similar action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Senior Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Subsidiary Loan Party (as the case may be), enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.            Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Senior Loan Documents, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, except for such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing Indebtedness or any other material agreement binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Senior Loan Documents.

SECTION 3.04.            Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 3, 2018, reported on by Deloitte & Touche LLP.  Such financial statements present fairly the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)           Except as disclosed (i) in the financial statements referred to in paragraph (a) above or the notes thereto, (ii) in the Borrower’s report or Form 10-K for the fiscal year ended March 3, 2018 or (iii) on Schedule 3.04, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Closing Date, any material contingent liabilities, unusual long-term loan commitments or unrealized losses.

(c)           Since March 3, 2018, there has not occurred any Material Adverse Effect.

SECTION 3.05.            Properties.

(a)           Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) as set forth on Schedule 3.05(a).  All such real and personal property are free and clear of all Liens, other than Liens permitted by Section 6.02.

(b)           Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           Schedule 3.05(c) sets forth the address of every leased warehouse or distribution center of the Borrower and its Subsidiaries in which inventory that is included in the determination of the ABL Borrowing Base Amount or the FILO Borrowing Base Amount is located as of the Closing Date.

SECTION 3.06.            Litigation and Environmental Matters.

(a)           Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Senior Loan Documents or the Transactions.

(b)           Except as set forth on Schedule 3.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.            Compliance with Laws and Agreements.  Except as set forth on Schedule 3.07, each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and all other material healthcare laws and regulations) and all indentures, agreements and other instruments binding upon it or its property or assets, except where the failure to be so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.            Investment and Holding Company Status.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.            Taxes.  Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all United States Federal income Tax returns and reports and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid, except where the payment of any such Taxes is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.  The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of Taxes or charges imposed by a Governmental Authority are, in the opinion of the Borrower, adequate.

SECTION 3.10.            ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to result, could reasonably be expected to result in liability exceeding $50,000,000.  The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.            Disclosure; Accuracy of Information.

(a)           As of the Closing Date, none of the reports, financial statements, certificates or other information, other than projections and other information of a general economic or industry-specific nature, furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Senior Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, financial estimates, forecasts and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished.

(b)           Each Borrowing Base Certificate that has been or will be delivered to the Administrative Agent or any Lender is and will be complete and correct in all material respects.

SECTION 3.12.            Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.  As of the Closing Date, each of the Subsidiaries is an “Unrestricted Subsidiary” as defined in, and for all purposes of, the Existing Non-Guaranteed Indentures.

SECTION 3.13.            Insurance.  Schedule 3.13 sets forth a description of all general liability, property and casualty insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date and all such policies of insurance are in full force and effect.  The Borrower and the Subsidiaries have insurance, including self-insurance, in such amounts and covering such risks and liabilities as are in accordance with normal industry practice for similarly situated Persons.  The Borrower reasonably believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14.            Labor Matters.  Except as set forth on Schedule 3.14, as of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.14, the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  Except as set forth on Schedule 3.14, all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.  Except as set forth on Schedule 3.14, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15.            Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date (including the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans), (a) the fair value of the assets of the Borrower and the other Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the other Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the other Loan Parties taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the other Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16.            Federal Reserve Regulations.

(a)           Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Loan or any Letter of Credit will be used by the Borrower or any Subsidiary, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X of the Board.

SECTION 3.17.            Security Interests.  The Senior Subsidiary Security Agreement is effective to create in favor of the Senior Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid and enforceable security interest in the Collateral subject to such agreement and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Information Certificate, such security interest shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02.

SECTION 3.18.            Use of Proceeds.  The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes permitted by Section 5.10.

SECTION 3.19.            Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower or such Subsidiary, any director, officer, employee or agent of the Borrower or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities in violation of applicable Sanctions.  The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent, affiliate or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or is located in a Sanctioned Country.  The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.20.            EEA Financial Institutions.  None of the Borrower or any Subsidiary or is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.            Conditions Precedent to Effectiveness.  This Agreement and the obligations of the Lenders to make Loans and acquire participations in Letters of Credit and Swingline Loans of the Swingline Lender to make Swingline Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which the each of the following conditions shall have been satisfied or waived in accordance with Section 9.02, except to the extent such conditions are subject to Section 5.18:

(a)           Senior Loan Documents.  The Administrative Agent (or its counsel) shall have received from each Loan Party and each Lender either (i) a counterpart of this Agreement, the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity Subrogation and Contribution Agreement and each promissory note (for each Lender requesting a promissory note no later than three (3) Business Days prior to the Closing Date) signed on behalf of each such party thereto or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or electronic .pdf copy of a signed signature page of the agreements referred to in the foregoing clause (i)) that each such party has signed a counterpart of the agreements referred to in the foregoing clause (i) to which it is a party.

(b)           Searches and Collateral Matters.  (i) The Administrative Agent shall have received (i) the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the Loan Parties in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Information Certificate, together with copies of the financing statements (or similar documents) disclosed by such searches, and (ii) evidence of the completion of all other actions, recordings and filings of or with respect to any Senior Collateral Document (or evidence that such actions, recordings or filings will be completed substantially concurrently with the effectiveness of this Agreement) that the Administrative Agent may deem necessary in order to satisfy the Collateral and Guarantee Requirement.

(c)           Opinions of Counsel.  The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, (ii) General Counsel of the Borrower and (iii) each local counsel to the Loan Parties set forth on Schedule 4.01(c), covering such matters relating to the Loan Parties, the Senior Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request. The Borrower, on behalf of itself and each of the Subsidiary Loan Parties, hereby requests such counsel to deliver such opinions.

(d)           Secretary’s Certificates; Corporate Authority.  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization (or similar organizational document), including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (or local equivalent) of each Loan Party (to the extent available in the relevant jurisdiction) as of a recent date, from such Secretary of State or similar Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement (or similar governing document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Senior Loan Documents to which such Person is a party, the Transactions and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Senior Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(e)           Officer’s Closing Certificate.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (i) certifying that the conditions specified in Sections 4.01(j) and (k) and in Sections 4.02(b), (c) and (d) have been satisfied, (ii) either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by the Loan Parties of the Transactions and the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Senior Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) certifying that no such consents, licenses or approvals are so required, and (iii) attaching (1) true, correct and complete copies of the 2023 6.125% Note Indenture, 2027 7.70% Note Indenture and the 2028 6.875% Note Indenture, in each case, as supplemented prior to the Closing Date, and (2) a true, correct and complete copy of the Intercompany Inventory Purchase Agreement, as amended, and certifying that such document is in full force and effect.

(f)            Solvency Certificate.  The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying (in a manner consistent with Section 3.15) that, immediately after the consummation of the Transactions to occur on the Closing Date, the Borrower and the Subsidiary Loan Parties (taken as a whole) are solvent.

(g)           Borrowing Base Certificate; ABL Availability.  The Administrative Agent and the Lenders shall have received a Borrowing Base Certificate, as of a date mutually agreed, executed by a Financial Officer of the Borrower, demonstrating that there shall be no less than $1,100,000,000 of ABL Availability after giving pro forma effect to the Transactions on the Closing Date (including the incurrence of all Loans and Letters of Credit on the Closing Date).

(h)           Insurance.  (i) The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and the Subsidiary Loan Parties, and (ii) the Lenders shall have received certificates of insurance with endorsements naming the Senior Collateral Agent, for the benefit of the Senior Secured Parties, as an additional insured or lender’s loss payee, as applicable, with respect to each insurance policy required to be maintained with respect to the Collateral (with customary exceptions, including for directors’ and officer’s indemnity insurance).

(i)            Financial Information.  The Lenders shall have received pro forma consolidated financial statements as to the Borrower and its Consolidated Subsidiaries giving pro forma effect to all elements of the Transactions to occur on or before the Closing Date, and forecasts prepared by management of the Borrower and the Subsidiary Loan Parties, each in form satisfactory to the Lenders, of (i) balance sheets, income statements, and cash flow statements on a quarterly basis through the 2020 fiscal year and on an annual basis for each year thereafter through the Revolving Maturity Date and (ii) projected ABL Availability on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the Revolving Maturity Date.

(j)            No Material Adverse Effect.  Since March 3, 2018, no event or condition has occurred that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(k)           No Litigation.  There shall be no action, suit, investigation or proceeding, pending or, to the knowledge of any Loan Party, threatened before any Governmental Authority or arbitrator that could reasonably be expected to have a Material Adverse Effect.

(l)            Refinancing.  Substantially concurrently with the initial funding of the Loans on the Closing Date, all Indebtedness outstanding under the Existing Credit Agreement will be repaid and the commitments thereunder terminated and all Liens securing such Indebtedness shall be terminated and released.  The Administrative Agent shall have received a letter or other evidence, in form and substance reasonably satisfactory to the Administrative Agent, from Citicorp North America, Inc., in its capacity as administrative agent and collateral agent under the Existing Credit Agreement, specifying the amount necessary to repay in full all of the obligations of the Borrower and the Subsidiary Loan Parties owing under the Existing Credit Agreement, together with customary termination statements, discharges and other release documentation evidencing the termination by Citicorp North America, Inc. of its Liens in and to the properties and assets of the Subsidiary Loan Parties.

(m)          USA Patriot Act; KYC.  The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by US Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and, with respect to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Loan Party, that shall have been reasonably requested by the Administrative Agent not less than ten (10) Business Days prior to the Closing Date.

(n)           Fees and Expenses.  The Administrative Agent, the applicable Arrangers and the Lenders shall have received payment of all fees and expenses contemplated by this Agreement or any other Senior Loan Document, or in the Fee Letters due and payable on the Closing Date in respect of the Transactions.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02.            Conditions Precedent to each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing on or after the Closing Date, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit on or after the Closing Date, is subject to the satisfaction of the following conditions (each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit (for purposes of this Section, an “issuance”) shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in Sections 4.02(b), (c) and (d) below):

(a)           Appropriate Notice.  The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Article II, and in the case of the issuance, of a Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received notice with respect thereto in accordance with Article II;

(b)           Representations and Warranties.  The representations and warranties of the Loan Parties contained in each Senior Loan Document are true and correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates;

(c)           No Default or Event of Default.  No event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

(d)           Credit Extension Conditions.  After giving effect to such Borrowing or issuance of any Letter of Credit, each of the Credit Extension Conditions shall be satisfied.

The conditions set forth in this Section 4.02 are for the sole benefit of the Senior Loan Secured Parties but until the Required Revolving Lenders (in the case of any credit extension under the Revolving Facility), the Required FILO Lenders (in the case of any credit extension under the FILO Facility) or the Required Term Lenders (in the case of any credit extension under the Term Facility), as applicable, otherwise direct the Administrative Agent to cease making Loans and the Issuing Banks to cease issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swingline Loans and Letters of Credit whenever made or issued, which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties  to comply with the provisions of this ARTICLE IV, agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Senior Loan Secured Party of the provisions of this ARTICLE IV on any future occasion or a waiver of any rights or the Senior Loan Secured Parties as a result of any such failure to comply.

ARTICLE V

Affirmative Covenants

Until the Senior Loan Obligation Payment Date, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.            Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and (except in the case of paragraph (h) below) each Lender:

(a)           as soon as available and in any event within 105 days (or such earlier date that is 10 days after the then-current filing deadline for the Borrower’s Annual Report on Form 10-K) after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)           as soon as available and in any event within 50 days (or such earlier date that is five days after the then-current filing deadline for the Borrower’s Quarterly Report on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet as of the end of such fiscal quarter and related statements of income for such fiscal quarter and of income and cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Borrower’s ratio under Section 6.12, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying any Subsidiary formed or acquired since the end of the fiscal quarter immediately preceding the most recent fiscal quarter covered by such financial statements, (v) identifying any change in a Loan Party’s name, form of organization or jurisdiction of organization, including as a result of any merger transaction, since the end of the fiscal quarter immediately preceding the most recent fiscal quarter covered by such financial statements, (vi) setting forth the aggregate amount of Optional Debt Repurchases made by the Borrower during the most recent fiscal quarter covered by such financial statements, identifying the Indebtedness repurchased, redeemed, retired or defeased and specifying the provisions of Section 6.08(b) pursuant to which each such Optional Debt Repurchase was effected and quantifying the amounts effected under each such provision, (vii) setting forth the amount and type of Indebtedness issued or incurred and Securitizations (or increases in the amounts thereof) and Factoring Transactions consummated during the most recent fiscal quarter covered by such financial statements, (viii) identifying, with respect to all Indebtedness of the Borrower and the Subsidiaries outstanding on the date of the most recent balance sheet included in such financial statements, the clause of Section 6.01(a) pursuant to which such Indebtedness is then permitted to be outstanding, (ix) setting forth the amount of Restricted Payments made during the most recent fiscal quarter covered by such financial statements and the provision of Section 6.08(a) pursuant to which such Restricted Payments were made, and (x) setting forth the aggregate sale price of Eligible Script Lists sold since the most recent date on which the Eligible Script Lists Value was provided to the Lenders in the event aggregate sale price for all Eligible Script Lists sold since such date of determination exceeds 5% of the most recently determined Eligible Script Lists Value;

(d)           [reserved];

(e)           within three Business Days after the end of each fiscal month of the Borrower, a certificate of a Financial Officer setting forth in reasonable detail a description of each disposition of assets not in the ordinary course of business for which the book value or fair market value of the assets of the Borrower or the Subsidiaries disposed or the consideration received therefor was greater than $10,000,000;

(f)            within 14 Business Days after the end of each fiscal month of the Borrower, a Borrowing Base Certificate showing the ABL Borrowing Base Amount and the FILO Borrowing Base Amount as of the close of business on the last day of such fiscal month, certified as complete and correct by a Financial Officer of the Borrower; provided that a Borrowing Base Certificate shall be delivered by the Borrower to the Administrative Agent and each Lender within four Business Days after the end of a fiscal week of the Borrower if  (i) at any time during such fiscal week the ABL Availability is less than $250,000,000, or (ii) on each of any three consecutive Business Days the last of which occurs in such fiscal week, ABL Availability is less than $365,000,000 (in each case, with the amount with respect to Eligible Inventory, Eligible Scripts List, Eligible Accounts Receivable and Eligible Credit Card Accounts Receivable included in the ABL Borrowing Base Amount and/or the FILO Borrowing Base Amount shown on such Borrowing Base Certificate delivered under this proviso being the amount computed as of the close of business on the last day of the Borrower’s most recent fiscal week for which such amount is available, which computation shall be completed within four Business Days after the end of each fiscal week of the Borrower);

(g)           no later than 60 days following the end of each fiscal year of the Borrower (or, in the reasonable discretion of the Administrative Agent, no later than 30 days thereafter), forecasts for the Borrower and its Consolidated Subsidiaries of (i) quarterly consolidated balance sheet data and related consolidated statements of income and cash flows for each quarter in the next succeeding fiscal year, (ii) consolidated balance sheet data and related consolidated statements of income and cash flows for each of the five fiscal years immediately following such fiscal year (or, if shorter, each fiscal year following such fiscal year through the Latest Maturity Date) and (iii) month-end ABL Availability for each of the 12 months in the next succeeding fiscal year;

(h)           not later than 30 days prior to the commencement of each fiscal year, a certificate of a Financial Officer setting forth the end dates of each of the fiscal quarters in such fiscal year;

(i)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(j)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(k)           promptly following any request therefor, such other information regarding the financial condition, business or identity of the Borrower or any Subsidiary, or compliance with the terms of any Senior Loan Document, as any Agent, at the request of any Lender, may reasonably request, including any information to be provided pursuant to Section 9.17.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) to the extent reasonably required by the Administrative Agent or any Lender as a result of any regulatory requirements, internal guidelines, compliance requirements or systems limitations, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 5.02.            Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice after any Responsible Officer of the Borrower obtains knowledge of any of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event;

(d)           (i) any Lien (other than Permitted Encumbrances and security interests created under any Senior Loan Document, Second Priority Debt Document or Split-Priority Debt Document) on any material portion of the Collateral; or (ii) any casualty event relating to a material portion of the Collateral.

(e)           the occurrence of any other event which could reasonably be expected to have a material adverse effect on the security interests created by the Senior Loan Documents for the benefit of the Senior Loan Secured Parties or on the aggregate value of the Collateral; and

(f)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under Section 5.02 above shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.            Information Regarding Collateral.

The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s jurisdiction of incorporation or organization, or (iii) in any Loan Party’s form of organization.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or arrangements have been approved by the Administrative Agent, acting reasonably, for such filings to be made) under the Uniform Commercial Code or otherwise that are required in order for the Senior Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Senior Loan Secured Parties.

SECTION 5.04.            Existence; Conduct of Business.  Except as otherwise permitted by this Agreement, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and including any related or supplemental business.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, and franchises, in each case material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under Section 6.03.

SECTION 5.05.            Payment of Obligations.  The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, which, if unpaid, could result in a material Lien on any of their properties or assets, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.            Maintenance of Properties.  The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear excepted except where failure to do so, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.            Insurance.

(a)           The Borrower will, and will cause each of the Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Lenders, upon request of the Agents, information in reasonable detail as to the insurance so maintained.

(b)           The Borrower will, and will cause each of the Subsidiary Loan Parties to, (i) cause all such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance satisfactory to the Agents, which endorsement shall provide that, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower and any other Loan Party under such policies directly to the Senior Collateral Agent for application to the Senior Obligations (in accordance with the terms of this Agreements and the Intercreditor Agreements, if applicable); (ii) cause all such policies to provide that none of  the Borrower, the Subsidiary Loan Parties, the Administrative Agent, the Collateral Agent, the Senior Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Agents may reasonably require from time to time to protect their interests; (iii) deliver broker’s certificates to the Senior Collateral Agent naming it as “additional insured” under the applicable policy; and (iv) cause each such policy to provide that it shall not be canceled or not renewed by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Senior Collateral Agent (giving the Senior Collateral Agent the right to cure defaults in the payment of premiums) or for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Senior Collateral Agent, in each case with such modifications as the Administrative Agent may approve, acting reasonably.

(c)           In connection with the covenants set forth in this Section, it is agreed that:

(i)            none of the Agents, the Lenders, or their agents or employees shall be liable for any payment of the premiums for such insurance policies or any loss or damage insured by the insurance policies required to be maintained under this Section, and (A) the Borrower and each Subsidiary Loan Party shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive its (and, agrees to cause each Subsidiary Loan Party to waive their respective) right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii)           the designation of any form, type or amount of insurance coverage by the Agents or the Required Lenders under this Section shall in no event be deemed a representation, warranty or advice by the Agents or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

(d)           The Borrower will, and will cause each of the Subsidiaries to, permit any representatives that are designated by the Administrative Agent to inspect the insurance policies maintained by or on behalf of the Borrower and the Subsidiaries and inspect books and records related thereto and any properties covered thereby.

SECTION 5.08.            Books and Records; Inspection and Audit Rights; Collateral and Borrowing Base Reviews.

(a)           The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by any Lender (at such Lender’s expense, unless a Default has occurred and is continuing, in which case at the Borrower’s expense), and after such Lender has consulted the Administrative Agent with respect thereto, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)           The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, field examiners, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct (i) (A) one field examination of the Collateral in any fiscal year of the Borrower and (B) an additional field examination of the Collateral during such fiscal year if the ABL Availability is at any time during such fiscal year less than or equal to $500,000,000, (ii) an appraisal of the

Borrower’s and the Subsidiaries’ assets of the type (other than Prescription Files) that are included in the ABL Borrowing Base Amount and the FILO Borrowing Base Amount (A) once in each fiscal year of the Borrower and (B) in addition, on a second occasion during such fiscal year if the ABL Availability is at any time during such fiscal year less than or equal to $500,000,000, (iii) an appraisal of the Borrower’s and the Subsidiaries’ Prescription Files (A) once in each fiscal year of the Borrower and (B) in addition, on a second occasion during such fiscal year if the ABL Availability is at any time during such fiscal year less than or equal to $500,000,000 and (iv) other evaluations and appraisals of the Borrower’s computation of the ABL Borrowing Base Amount and the FILO Borrowing Base Amount and the assets of the type included in therein, all at such reasonable times and as often as reasonably requested or at any time if a Default shall have occurred and be continuing.  The Borrower shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such evaluation or appraisal (it being understood that the third party representatives retained by the Administrative Agent shall conduct any such evaluation or appraisal on behalf of the Administrative Agent); provided, however, that, notwithstanding the foregoing, the Administrative Agent may undertake one such additional field examination, one such additional appraisal of Prescription Files and one such additional appraisal of other assets of the type included in the ABL Borrowing Base Amount and the FILO Borrowing Base Amount in each fiscal year of the Borrower, at the expense of the Lenders. The Administrative Agent shall promptly deliver to the Lenders copies of all such appraisals and other information provided to the Borrower in connection with such evaluations and appraisals.

(c)           The Borrower will, and will cause each of the Subsidiaries to, in connection with any computation of the ABL Borrowing Base Amount and the FILO Borrowing Base Amount, maintain such reserves in effect from time to time (for purposes of computing the ABL Borrowing Base Amount and the FILO Borrowing Base Amount) in respect of Eligible Credit Card Accounts Receivable, Eligible Accounts Receivable, Eligible Scripts Lists and Eligible Inventory and make such other adjustments to its parameters for including Eligible Credit Card Accounts Receivable, Eligible Accounts Receivable, Eligible Inventory and Eligible Script Lists in the ABL Borrowing Base Amount and the FILO Borrowing Base Amount as the Administrative Agent shall require based upon the results of such evaluation and appraisal in its commercially reasonable judgment to reflect Borrowing Base Factors (it being understood and agreed that the amount of any such reserve adjustment shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such adjustment).

SECTION 5.09.            Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, HIPAA and all other material healthcare laws and regulations, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or to the extent that any failures so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The Borrower will implement and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower and its Subsidiaries shall conduct their business in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

SECTION 5.10.            Use of Proceeds and Letters of Credit.

(a)           The proceeds of the Revolving Loans, FILO Loans, Swingline Loans, and Term Loans made on or after the Closing Date will be used by the Borrower for general corporate purposes, including:

(i)            the repayment of the principal of and accrued and unpaid interest on all outstanding loans and other obligations under the Existing Credit Agreement;

(ii)           loans or other transfers to Rite Aid Hdqtrs. Corp. for purposes of financing inventory purchases and advancing funds to Subsidiary Loan Parties for their general corporate purposes, including working capital, Consolidated Capital Expenditures and Business Acquisitions permitted pursuant to Section 6.04;

(iii)          transfers to an operating account for the payment of operating expenses (including rent, utilities, taxes, wages, repair and similar expenses) of, and intercompany Investments permitted under Section 6.04 in, the Borrower or any Subsidiary Loan Party;

(iv)          payment by the Borrower of principal, interest, fees and expenses with respect to its Indebtedness when due (including associated costs, fees and expenses) and payment of the Borrower’s taxes, administrative, operating and other expenses;

(v)           Restricted Payments permitted to be made in respect of the Equity Interests listed on Schedule 6.08(a) or described in Section 6.08(a);

(vi)          repurchase shares of the Borrower’s Preferred Stock pursuant to Section 6.08(a);

(vii)         payment of principal, interest, fees and expenses with respect to Third Party Interests in accordance with the terms thereof;

(viii)        the financing of the purchase or repayment of Optional Debt Repurchases, permitted capital expenditures, the repurchase of the Borrower’s and/or its Subsidiaries’ (including Rite Aid Lease Management Company’s) Preferred Stock and permitted Restricted Payments; and

(ix)          other Business Acquisitions and Investments made in accordance with the terms hereof.

(b)           Letters of Credit will be used solely to support payment obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business.

(c)           No proceeds of Loans or Letters of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.  The Borrower will ensure that no such use of Loan proceeds or issuance of Letters of Credit will entail any violation of Regulation T, U or X of the Board.

(d)           The Borrower will not request any Borrowing or issuance of any Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.11.            Additional Subsidiaries.  If any additional wholly-owned Domestic Subsidiary (other than any Excluded Subsidiary) is formed or acquired after the Closing Date, the Borrower will, within thirty (30) days after such Subsidiary is formed or acquired, (or, with respect to any other Subsidiary, if the Borrower elects to cause such Subsidiary to become a Subsidiary Loan Party, the Borrower will) notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, including each Securitization Vehicle which is a Domestic Subsidiary.

SECTION 5.12.            Further Assurances.  The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, deeds of trust and other documents), which may be required under any applicable law, or which any Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  The Borrower also agrees to provide to each Agent, from time to time upon request by any of them, evidence reasonably satisfactory to Agents, as to the perfection and priority of the Liens created or intended to be created by the Senior Collateral Documents in favor of the Senior Collateral Agent in favor of the Senior Loan Secured Parties.

SECTION 5.13.            Subsidiaries.  The Borrower will cause all of the Subsidiaries that own Eligible Credit Card Accounts Receivable, Eligible Accounts Receivable, Eligible Inventory or Eligible Script Lists to be and at all times remain “Unrestricted Subsidiaries” as defined in, and for all purposes of, each of the Existing Non-Guaranteed Indentures and will deliver such documents to the trustees under each such Existing Non-Guaranteed Indentures and take such actions thereunder as may be reasonably necessary to effect the foregoing.

SECTION 5.14.            Intercompany Transfers.  The Borrower shall maintain accounting systems capable of tracing intercompany transfers of funds and other assets.

SECTION 5.15.            Inventory Purchasing.

The Borrower shall, and shall cause each Subsidiary party to the Intercompany Inventory Purchase Agreement to, at all times maintain in all material respects the vendor inventory purchasing system and the intercompany inventory purchasing system in accordance in all material respects with the terms of the Intercompany Inventory Purchase Agreement.  The Borrower shall cause each Subsidiary which owns or acquires any Collateral consisting of inventory to be party to the Intercompany Inventory Purchase Agreement.

SECTION 5.16.            Cash Management System.

(a)           Following the date which is 60 days after the Closing Date (or such later date as may be agreed by the Administrative Agent in writing in its sole discretion), (i) the Borrower will cause each Subsidiary Loan Party to at all times maintain a Cash Management System that complies with Schedule 2 of the Senior Subsidiary Security Agreement and (ii) the Borrower will cause each Subsidiary Loan Party to comply with each of its obligations under the Cash Management System, and shall cause each Subsidiary Loan Party to use its best efforts to cause any applicable third party to effectuate the Cash Management System.

(b)           Each party hereto authorizes the Agents to (i) permit the creation by the Subsidiary Loan Parties of accounts that receive payments in respect of the Securitization Assets and/or Factoring Assets (but not other payments) and (ii) release the security interest of the Senior Collateral Agent for the ratable benefit of the Senior Secured Parties in the Lockbox Account, the Governmental Lockbox Account and/or any accounts created pursuant to clause (i) of this paragraph from the Cash Management System and transfer control of the Lockbox Account, the Governmental Lockbox Account and/or any accounts created pursuant to clause (i) of this paragraph to (A) any Person in connection with a Factoring Transaction permitted by this Agreement for so long as a Factoring Transaction is ongoing or (B) any Person for the benefit of holders of Third Party Interests in respect of a Securitization permitted by this Agreement for as long as any Third Party Interests are outstanding.

SECTION 5.17.            Termination of Factoring Transactions.  If an Event of Default has occurred and the Senior Collateral Agent has elected to exercise any remedies under the Senior Collateral Documents as a result thereof, the Borrower shall, and shall cause each of its Subsidiaries to, terminate all existing Factoring Transactions and cease to engage in any further Factoring Transactions; provided, however, that neither the Borrower nor any such Subsidiary shall be required hereby to repurchase any Factoring Assets previously sold, transferred or otherwise conveyed pursuant to any such Factoring Transaction.

SECTION 5.18.            Post-Closing Obligations.  The Borrower shall, and shall cause each Subsidiary to, complete each of the post-closing obligations and/or deliver to the Administrative Agent or the Collateral Agent, as applicable, each of the documents, instruments, agreements and information listed on Schedule 5.18, on or before the date set forth for each such item on Schedule 5.18 (as may be extended by such Agent in writing in its sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to such Agent.

ARTICLE VI

Negative Covenants

Until the Senior Loan Obligation Payment Date, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.            Indebtedness; Certain Equity Securities.

(a)           The Borrower will not, and will not permit any Subsidiary to, create, issue, incur, assume or permit to exist any Indebtedness, any Attributable Debt in respect of any Sale and Leaseback Transaction, any Third Party Interests or any Disqualified Preferred Stock except:

(i)            (A) Indebtedness under the Senior Loan Documents (including Indebtedness incurred pursuant to any Refinancing Amendment executed in accordance with Section 6.01(c)) and, in each case, Refinancing Indebtedness in respect thereof (including (x) Refinancing Indebtedness in respect of Revolving Commitments (including any Other Revolving Commitments) and (y) Refinancing Indebtedness consisting of Permitted First Priority Debt) and (B) Permitted First Priority Debt and Refinancing Indebtedness in respect thereof (including Indebtedness under an Incremental Senior Debt Refinancing Facility incurred pursuant to an Incremental Facility Amendment entered into pursuant to Section 2.21); provided that, immediately after giving effect to the incurrence of any such Indebtedness permitted by this clause (i), the Total ABL Outstandings shall not exceed the ABL Loan Cap;

(ii)           unsecured Indebtedness of the Borrower that is not Guaranteed by any Subsidiary, that does not mature or require scheduled payments of principal prior to the date that is 90 days after the Latest Maturity Date, and that has covenants and events of default which are determined in good faith at the time of incurrence by a member of the senior management of the Borrower to be on market terms, and Refinancing Indebtedness issued in respect of such Indebtedness;

(iii)          Indebtedness of the Borrower and the Subsidiaries in respect of intercompany Investments permitted under Section 6.04; provided that any such Indebtedness owing by the Borrower or a Subsidiary Loan Party to a Subsidiary that is not a Loan Party is subordinated to the Senior Loan Obligations pursuant to terms substantially the same as those forth on Annex 1 hereto;

(iv)          Existing Non-Guaranteed Indebtedness;

(v)           [reserved];

(vi)          Existing Guaranteed Unsecured Indebtedness;

(vii)         Permitted Second Priority Debt and Permitted Split-Priority Term Loan Debt incurred under this clause (vii) after the Closing Date in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to clause (viii) of this Section 6.01(a), not in excess of $1,500,000,000 at any time outstanding; provided that the aggregate principal amount of Permitted Second Priority Debt and Permitted Split-Priority Term Loan Debt incurred under this clause which matures or requires scheduled payments of principal prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Indebtedness is incurred or issued (excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such Latest Maturity Date), together with the aggregate principal amount of any (x) Permitted Unsecured Indebtedness which matures or requires scheduled payments of principal prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Indebtedness is incurred (excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such Latest Maturity Date) and (y) Disqualified Preferred Stock which is subject to potential mandatory redemption or repurchase prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Disqualified Preferred Stock is issued, in each case incurred or issued under clause (viii) or clause (xviii) of this Section 6.01(a), shall not exceed $750,000,000 at any time outstanding;

(viii)        Permitted Unsecured Indebtedness and Disqualified Preferred Stock incurred or issued under this clause (viii) after the Closing Date in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to clause (vii) of this Section 6.01(a), not in excess of $1,500,000,000 at any time outstanding; provided that the aggregate principal amount of (x) Permitted Unsecured Indebtedness which matures or requires scheduled payments of principal prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Indebtedness is incurred (excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such Latest Maturity Date and, with respect to any Escrow Notes issued by the Borrower, excluding any special mandatory redemption of the type described in clause (iii) of the definition of Escrow Notes) and (y) Disqualified Preferred Stock issued under this clause which is subject to potential mandatory redemption or repurchase prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Disqualified Preferred Stock is issued, together with the aggregate principal amount of any Permitted Second Priority Debt or Split-Priority Term Loan Debt incurred under clause (vii) or clause (xviii) of this Section 6.01(a) which matures or requires scheduled payments of principal prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Indebtedness is incurred or issued (excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such Latest Maturity Date), shall not exceed $750,000,000 at any time outstanding, and, in the case of such Permitted Unsecured Indebtedness, Refinancing Indebtedness issued in respect thereof;

(ix)          Indebtedness secured by Liens on real property or Attributable Debt incurred in connection with Sale and Leaseback Transactions involving real property; provided that any such Indebtedness, or any such lease entered into in connection with the Sale and Leaseback Transaction giving rise to such Attributable Debt, shall have a maturity date or termination date, as the case may be, after the date that is 90 days after the Latest Maturity Date in effect at the time such Indebtedness is incurred or issued; and provided further that the aggregate principal amount of Indebtedness and Attributable Debt incurred pursuant to this clause (ix) shall not exceed $600,000,000 at any time outstanding;

(x)           Refinancing Indebtedness issued in respect of Indebtedness or Attributable Debt permitted under this clause (x) and clauses (iv), (vi) and (xv);

(xi)          endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(xii)         Indebtedness for borrowed money and Capital Lease Obligations existing on the Closing Date (other than Second Priority Debt and Indebtedness referred to in clauses (ii), (iv) and (vi) above) and set forth on Schedule 6.01(a)(xii), but not any extensions, renewals, refinancings or replacements of such Indebtedness;

(xiii)        Capital Lease Obligations with respect to leases existing on the Closing Date that were accounted for as operating leases on the Closing Date and thereafter reclassified as Capital Lease Obligations as a result of the application of standards for the classification of leases and accounting therefor under FASB’s lease accounting standard change, ASU 2016-02, Leases (Topic 842), in accordance with GAAP;

(xiv)        Indebtedness (including Capital Lease Obligations) and Attributable Debt in respect of Sale and Leaseback Transactions in respect of equipment financing or leasing in the ordinary course of business of the Borrower and the Subsidiaries consistent with past practices;

(xv)         purchase money Indebtedness (including Capital Lease Obligations) and Attributable Debt in respect of Sale and Leaseback Transactions in each case incurred to finance the acquisition, development, construction or opening of any Store after the Closing Date; provided that such Indebtedness or Attributable Debt (A) is incurred not later than 24 months following the completion of the acquisition, development, construction or opening of such Store, and (B) any Lien securing such Indebtedness or Attributable Debt is limited to the Store financed with the proceeds thereof;

(xvi)        (A) Third Party Interests issued by Securitization Vehicles in Securitizations permitted by Section 6.05, and Indebtedness represented by such Third Party Interests, (B) Indebtedness of the Borrower or its Subsidiaries that may be deemed to exist solely by virtue of a Factoring Transaction permitted by this Agreement and (C) Securitization Refinancing Indebtedness in respect of any Third Party Interests or Indebtedness permitted by clause (A) above; provided that the aggregate amount of all Securitizations plus the aggregate amount of Indebtedness permitted by clauses (B) and (C) shall not at any time exceed an amount equal to (x) $950,000,000 minus (i) the then outstanding aggregate principal amount of all Incremental Securitization Refinancing Facilities;

(xvii)       Indebtedness of Subsidiaries other than Securitization Vehicles that may be deemed to exist solely by virtue of Standard Securitization Undertakings entered into by such Subsidiaries as sellers of Securitization Assets in Securitizations permitted by paragraph (xvi) above;

(xviii)      (A) Permitted Unsecured Indebtedness and Disqualified Preferred Stock; provided that (1) at the time such Permitted Unsecured Indebtedness or Disqualified Preferred Stock is issued or incurred, a Financial Covenant Effectiveness Period is not in effect; (2) the aggregate principal amount (and in the case of Disqualified Preferred Stock, liquidation value) of (x) Permitted Unsecured Indebtedness issued under this clause which matures or requires scheduled payments of principal prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Indebtedness is incurred

(excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such Latest Maturity Date and, with respect to any Escrow Notes issued by the Borrower, excluding any special mandatory redemption of the type described in clause (iii) of the definition of Escrow Notes) and (y) Disqualified Preferred Stock issued under this clause which is subject to potential mandatory redemption or repurchase prior to the date which is 90 days after the Latest Maturity Date in effect at the time such Disqualified Preferred Stock is issued, together with the aggregate principal amount of any Permitted Second Priority Debt or Split-Priority Term Loan Debt incurred under clause (vii) of this Section 6.01(a) and Permitted Unsecured Indebtedness incurred under clause (viii) of this Section 6.01(a) which matures or requires schedule payments of principal prior to the date that is 90 days after the Latest Maturity Date in effect at the time such Indebtedness is incurred or issued (excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such Latest Maturity Date), shall not exceed $750,000,000 at any time outstanding and (3) Escrow Notes issued by an Escrow Notes Issuer under clause (xxi) of this Section 6.01(a) shall be deemed to be incurred under this clause (xviii) following satisfaction or waiver of the conditions applicable to release of the proceeds of such Escrow Notes from the Liens or escrow procedures applicable thereto upon issuance (without the need to comply with clause (1) above), and (B) Refinancing Indebtedness or Disqualified Preferred Stock issued in respect of, or to repay, discharge, refinance or redeem such Indebtedness, and Disqualified Preferred Stock issued to replace or redeem such Disqualified Preferred Stock;

(xix)        Guarantees of the Existing Guaranteed Unsecured Indebtedness (and Refinancing Indebtedness of Existing Guaranteed Unsecured Indebtedness) and any Indebtedness under clause (i), (vii), (viii) and (xviii) of this Section 6.01(a) (and Refinancing Indebtedness of such Indebtedness);

(xx)         Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Business Acquisition; provided that (A) the aggregate amount of such Indebtedness shall not exceed the greater of (I) $300,000,000 at any one time outstanding (excluding any Indebtedness owing from a Person acquired in a Business Acquisition to another such Person) or (II) such other greater amount, if at the time of such Business Acquisition, (1) no Default has occurred and is continuing or would result therefrom, (2) the Consolidated Leverage Ratio is less than 4.00 to 1.00, determined as of the end of the period of four consecutive fiscal quarters most recently ended for which financial statements are available on or prior to the date of such Business Acquisition, calculated on a pro forma basis as if the incurrence of such Indebtedness were made on the first day of such applicable period, and (3) a Financial Officer of the Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying (and reflecting calculations demonstrating) compliance with each of the foregoing requirements of clauses (1) and (2); provided, further that (X) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (Y) such Indebtedness is not guaranteed in any respect by (or is otherwise recourse to) the Borrower or any Subsidiary (other than by any such person that so becomes a Subsidiary) or their respective assets (other than by the assets of any person so acquired in such Business Acquisition or by any Subsidiary of the Borrower which was merged into or with any such person that is the subject of such Business Acquisition), provided that no such assets so acquired or owned by a Person so acquired in a Business Acquisition shall be included in the determination of the ABL Borrowing Base Amount or the FILO Borrowing Base Amount while such assets secure Indebtedness other than obligations secured under the Senior Loan Documents and obligations under Additional Senior Debt Facilities and Second Priority Debt, and (ii) any Refinancing Indebtedness in respect of any Indebtedness specified in subclause (A) above, provided that such Refinancing Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced and the proceeds of such assets or supporting obligations in connection therewith; and

(xxi)        Escrow Notes issued by an Escrow Notes Issuer and Guarantees of interest and redemption premiums and expense reimbursement and indemnification obligations owing in respect of Escrow Notes issued by an Escrow Notes Issuer.

(b)           The Borrower will not, nor will it permit any Subsidiary to, issue any Preferred Stock or other preferred Equity Interests, other than (i) Qualified Preferred Stock of the Borrower, (ii) Disqualified Preferred Stock of the Borrower permitted by Section 6.01(a), (iii) Third Party Interests issued by Securitization Vehicles, (iv) Preferred Stock of a Subsidiary issued to the Borrower or a Subsidiary Loan Party or, in the case of a Subsidiary that is not a Subsidiary Loan Party, to another Subsidiary that is not a Subsidiary Loan Party, and (v) other preferred Equity Interests issued and outstanding on the Closing Date and set forth on Schedule 6.01(b).

(c)           At any time after the Closing Date, the Borrower may obtain from any Lender or Additional Lender Refinancing Indebtedness in respect of any Indebtedness outstanding under this Agreement (including any outstanding Revolving Commitments), in the form of term loans (“Refinancing Term Loans”) and/or replacement revolving commitments (“Refinancing Revolving Commitments”) (or, if all then outstanding Revolving Commitments are to be replaced at such time, in the form of new Revolving Commitments), in each case pursuant to a Refinancing Amendment; provided that (i) such Refinancing Indebtedness (A) will rank pari passu in right of payment and of security (but without regard to control of remedies) with the other Loans (provided, that any such Refinancing Indebtedness incurred in respect of the FILO Loans shall have the same relative priority of payment as the FILO Loans), (B) if such Refinancing Indebtedness is Refinancing Terms Loans, such Refinancing Terms Loans shall amortize in a manner, and be subject to mandatory prepayments (if any) on terms, reasonably acceptable to the Administrative Agent, (C) have such pricing (other than interest rate, which shall comply with the requirements set forth in the definition of the term “Refinancing Indebtedness”) as may be agreed by the Borrower and the Administrative Agent and (D) otherwise be treated hereunder no more favorably than, in the case of Refinancing Revolving Commitments, the Revolving Loans and Revolving Commitments, and, in the case of Refinancing Term Loans, any outstanding FILO Loans and the FILO Facility and any other Refinancing Term Loans; provided that the terms and provisions applicable to such Refinancing Indebtedness may provide for additional or different financial or other covenants applicable only during periods after the Latest Maturity Date that is in effect on the date such Refinancing Indebtedness is issued, incurred or obtained, and (ii) immediately after giving effect to the incurrence of any such Refinancing Indebtedness permitted by this Section 6.01(c), the Total ABL Outstandings shall not exceed the ABL Loan Cap.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as FILO Loans, FILO Commitments, Revolving Loans, Revolving Commitments, Term Loans and Term Loan Commitments, as applicable).  Notwithstanding the foregoing, no Refinancing Amendment shall become effective under this Section 6.01(c) unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or officers’ certificates consistent with those delivered on the Closing Date under Section 4.01 other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably acceptable to the Administrative Agent.

SECTION 6.02.            Liens.

(a)           The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)            Liens created under the Senior Loan Documents;

(ii)           Permitted Encumbrances;

(iii)          (1) any Lien on Collateral (or on assets that, substantially concurrently with the creation of such Lien, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to a Senior Collateral Document) created or permitted by the Second Priority Collateral Documents with respect to the Second Priority Debt Obligations in favor of the Second Priority Debt Parties; provided that (A) such Lien is subject to the Junior Lien Intercreditor Agreement, (B) any Lien on the proceeds of such Collateral is permitted by the Junior Lien Intercreditor Agreement and (C) such Second Priority Debt Obligations are permitted to be incurred under Section 6.01(a) and (2) any Lien on Collateral (or on assets that, substantially concurrently with the creation of such Lien, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to a Senior Collateral Document) created or permitted by the Additional Senior Documents with respect to the Additional Senior Debt Obligations in favor of the Senior Collateral Agent for the benefit of Senior Secured Parties; provided that (A) such Lien is subject to the Senior Lien Intercreditor Agreement, (B) any Lien on the proceeds of such Collateral is permitted by the Senior Lien Intercreditor Agreement and (C) such Additional Senior Debt Obligations are permitted to be incurred under Section 6.01(a);

(iv)          Liens on the Collateral (or on assets that, substantially concurrently with the creation of such Lien, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to a Senior Collateral Document) securing Permitted Split-Priority Term Loan Debt; provided that any such Liens on the ABL Priority Collateral shall, pursuant to a Split-Priority Intercreditor Agreement or other Split-Priority Implementing Agreements, rank junior in priority to the Liens on the ABL Priority Collateral securing the Senior Obligations;

(v)           any Lien securing Indebtedness of a Subsidiary owing to a Subsidiary Loan Party;

(vi)          any Lien securing Attributable Debt and other payment obligations under leases incurred in connection with a Sale and Leaseback Transaction permitted pursuant to Section 6.01(a)(xiv) or (xv) and Section 6.06; provided that such Liens attach only to the equipment, real property or other assets subject to such Sale and Leaseback Transaction;

(vii)         any Lien on real property securing Indebtedness permitted and incurred under Section 6.01(a)(ix);

(viii)        any Lien securing Capital Lease Obligations permitted and incurred under Section 6.01(a)(xiii), provided that such Lien is limited to the equipment or other property subject to leases existing on the Closing Date that were subsequently reclassified as Capital Lease Obligations;

(ix)          any Lien on equipment securing Indebtedness incurred to finance such equipment pursuant to Section 6.01(a)(xiv);

(x)           Liens securing Indebtedness permitted and incurred under Section 6.01(a)(xv), provided that such Liens apply only to the property or other assets acquired, developed or constructed, as the case may be, with the proceeds of such Indebtedness;

(xi)          Liens existing on the Closing Date and identified on Schedule 6.02(xi); provided, that such Liens do not attach to any property other than the property identified on such Schedule and secure only the obligations they secured on the Closing Date other than accessions to the property or assets subject to the Lien;

(xii)         any Lien on Net Cash Proceeds that are required to be applied to the repayment of Second Priority Debt Obligations in accordance with the Junior Lien Intercreditor Agreement or to obligations in respect of Split-Priority Term Loan Debt in accordance with the applicable Split-Priority Implementing Agreements;

(xiii)        Liens securing Refinancing Indebtedness permitted under Section 6.01(a), to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 6.02; provided that such Lien does not apply to any additional property or assets of the Borrower or any Subsidiary (other than (i) property or assets acquired after the issuance or incurrence of such Refinancing Indebtedness that would have been subject to the Lien securing refinanced Indebtedness if such Indebtedness had not been refinanced, (ii) additions to the property or assets subject to the Lien and (iii) the proceeds of the property or assets subject to the Lien); provided further that, if the Indebtedness being refinanced constitutes (A) Second Priority Debt, then such Refinancing Indebtedness must constitute Permitted Second Priority Debt or Permitted Split-Priority Term Loan Debt and (B) Senior Loan Obligations or Additional Senior Debt Obligations, then such Refinancing Indebtedness must constitute Senior Loan Obligations, Additional Senior Debt, Permitted Second Priority Debt, Permitted First Priority Debt or Permitted Split-Priority Term Loan Debt;

(xiv)        Liens on property or assets acquired pursuant to Section 6.04(vi), (x) or (xiii), provided that (A) such Liens apply only to the property or other assets subject to such Liens at the time of such acquisition and (B) such Liens existed at the time of such acquisition and were not created in contemplation thereof and (y) Liens securing Indebtedness incurred pursuant to Section 6.01(a)(xx), provided that (A) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary and (B) such Liens shall not apply to any other Indebtedness, property or assets of the Borrower or any Subsidiary;

(xv)         put and call agreements with respect to Equity Interests acquired or created in connection with Joint Ventures permitted pursuant to Section 6.04(x) or (xiii); provided that neither the Borrower nor any Subsidiary shall be permitted to enter into any such agreement that requires or, upon the occurrence of any event or condition, contingent or otherwise, may require the Borrower or any Subsidiary Loan Party to repurchase Equity Interests, Indebtedness or otherwise expend any amounts on or prior to the Latest Maturity Date that was in effect at the time of entry into such put or call arrangement (in each case other than as permitted under Section 6.04(x) or (xiii));

(xvi)        (A) Liens on Securitization Assets transferred or purported to be transferred to Securitization Vehicles securing Third Party Interests issued in Securitizations permitted by Sections 6.01 and 6.05, (B) Liens on account receivables not purchased by a Securitization Vehicle, which Liens (i) are granted in connection with Securitizations permitted by Sections 6.01 and 6.05, (ii) are granted pursuant to Standard Securitization Undertakings, (iii) are perfected prior to an Event of Default and (iv) secure Third Party Interests issued in Securitizations permitted by Sections 6.01 and 6.05 and (C) Liens on Factoring Assets transferred or purported to be transferred in Factoring Transactions permitted by this Agreement;

(xvii)       Liens (other than Liens securing Indebtedness) that are not otherwise permitted under any other provision of this Section 6.02(a); provided, that the fair market value of the property and assets with respect to which such Liens are granted shall not at any time exceed $40,000,000; and

(xviii)      Liens on, or the deposit in escrow of, the cash proceeds of Escrow Notes issued by an Escrow Notes Issuer to secure the obligations of the Escrow Notes Issuer in the event that the conditions to release of such proceeds are not satisfied or waived.

(b)           Notwithstanding anything in clause (a) of this Section 6.02, the Borrower may not grant or otherwise permit to exist (except in the case of clause (ii), pursuant to the Senior Collateral Documents) Liens on any cash or cash equivalents that secure the Senior Loan Obligations or are otherwise held by the Lenders, the Collateral Agent or the Administrative Agent pursuant to (i) Section 2.05(n) or (ii) Section 9.16.

SECTION 6.03.            Fundamental Changes.  Without limiting the restrictions on Business Acquisitions set forth in Section 6.04, the Borrower will not, and will not permit any Subsidiary Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto (in the case of clause (iii) below) no Default shall have occurred and be continuing (i) any Person may merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation, provided, that if such other Person is a Subsidiary Loan Party, it shall have no assets that constitute Collateral, (ii) any Person may merge into or consolidate with a Subsidiary Loan Party in a transaction in which such Subsidiary Loan Party is the surviving Person or the surviving Person is or promptly following such merger or consolidation becomes a Subsidiary Loan Party, (iii) any Subsidiary Loan Party may liquidate or dissolve if such liquidation or dissolution is not materially disadvantageous to the Lenders, provided that at the time of such liquidation or dissolution, no assets of such Subsidiary Loan Party shall be included in the determination of the ABL Borrowing Base Amount or the FILO Borrowing Base Amount, (iv) any Asset Sale of the Equity Interests in any Subsidiary Loan Party that is permitted under Section 6.05 may be effected through a merger, consolidation, liquidation or dissolution of such Subsidiary Loan Party; provided that (A) any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted to engage in such merger unless also permitted by Section 6.04 and (B) the Borrower and the applicable Subsidiary Loan Party shall comply with the provisions of Section 5.11 with respect to any Subsidiary acquired pursuant to this Section 6.03, to the extent applicable.

SECTION 6.04.            Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of the Subsidiaries to, make any Investment except:

(a)           Permitted Investments;

(b)           Investments of the Borrower and the Subsidiary Loan Parties and set forth on Schedule 6.04;

(c)           Guarantees of Indebtedness and/or Guarantees consisting of Indebtedness permitted by Section 6.01;

(d)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)           Investments by the Borrower or any Subsidiary Loan Party in Subsidiary Loan Parties; provided that the Borrower and such Subsidiary Loan Party, as the case may be,

shall comply with the applicable provisions of Section 5.11 with respect to any newly formed Subsidiary;

(f)            Investments consisting of non-cash consideration received in connection with any Asset Sale permitted by Section 6.05;

(g)           Investments by the Subsidiaries in the Borrower; provided that the proceeds of such Investments are used for a purpose set forth in Section 5.10;

(h)           [reserved];

(i)            usual and customary loans and advances to employees, officers and directors of the Borrower and the Subsidiaries, in the ordinary course of business;

(j)            Investments (other than Investments consisting of Equity Interests in Subsidiaries) by the Borrower or any of the Subsidiaries in Joint Ventures in an amount not to exceed $150,000,000 in the aggregate in any fiscal year of the Borrower;

(k)           Investments in charitable foundations organized under Section 501(c) of the Code in an amount not to exceed $7,500,000 in the aggregate in any calendar year;

(l)            any Investment consisting of a Hedging Agreement permitted by Section 6.07;

(m)          Business Acquisitions and Investments that are not otherwise permitted under any other provision of this Section 6.04; provided that (A) at the time of such Business Acquisition or Investment no Default has occurred and is continuing or would result therefrom and (B) immediately after giving effect to any such Business Acquisition or Investment, (1) the ABL Availability is greater than $450,000,000 or (2) (x) the ABL Availability is greater than $300,000,000, and (y) the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such Business Acquisition or Investment, calculated on a pro forma basis as if such Business Acquisition or Investment (and any related incurrence of Indebtedness) were made on the first day of such period, shall not be less than 1.00 to 1.00;

(n)           Investments consisting of Sellers’ Retained Interests in Securitizations permitted by Sections 6.01 and 6.05;

(o)           Investments by the Borrower or a Subsidiary in connection with a Securitization permitted pursuant to this Agreement and (B) any Investment or other Guarantee that may be deemed made by the Borrower due to the fact that a Parent Undertaking has been entered into in respect of a Securitization permitted pursuant to the Agreement;

(p)           Investments by any Subsidiary that is not a Subsidiary Loan Party in any other Subsidiary that is not a Subsidiary Loan Party or in any Subsidiary Loan Party;

(q)           Investments held by any Person that becomes a Subsidiary at the time such Person becomes a Subsidiary; provided that no such Investment was made in contemplation of such Person becoming a Subsidiary;

(r)            Investments in any Escrow Notes Issuer related to any interest, premiums or other amounts payable in connection with any Escrow Notes issued by such Escrow Notes Issuer;

(s)            Investments consisting of Guarantees by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries to the extent not constituting Indebtedness and incurred in the ordinary course of business; and

(t)            other Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary that is not a Subsidiary Loan Party in an amount not to exceed $50,000,000 in the aggregate at any one time.

SECTION 6.05.            Asset Sales.  The Borrower will not, and will not permit any of the Subsidiaries to, conduct any Asset Sale, including any sale of any Equity Interest owned by it and any sale of Securitization Assets in connection with a Securitization, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)           Permitted Dispositions;

(b)           any Asset Sale (other than a Sale and Leaseback Transaction, the issuance of Equity Interests, sales or contributions of Securitization Assets in a Securitization or sales of Factoring Assets in Factoring Transactions) for fair value;

(c)           any sale, transfer or disposition to a third party of Stores, leases and Prescription Files closed at substantially the same time as, and entered into as part of a single related transaction with, the purchase or other acquisition from such third party of Stores, leases and Prescription Files of a substantially equivalent value;

(d)           any issuance of Equity Interests of any Subsidiary by such Subsidiary to the Borrower or any other Subsidiary Loan Party;

(e)           any Sale and Leaseback Transaction permitted pursuant to Section 6.01(a)(ix), (xiv) or (xv) and Section 6.06;

(f)            sales or contributions of Securitization Assets to Securitization Vehicles in connection with Securitizations, provided that (i) each such Securitization is effected on market terms as determined in good faith at the time of such Securitization is effected by a member of the senior management of the Borrower, (ii) the aggregate amount of all such Securitizations plus the aggregate amount of Indebtedness permitted by Section 6.01(a)(xvi)(B) and (C) does not at any time exceed an amount equal to (x) $950,000,000 minus (y) the then outstanding aggregate principal amount of all Incremental Securitization Refinancing Facilities, (iii) the aggregate amount of the Sellers’ Retained Interests in such Securitizations does not exceed an amount at any time outstanding that is customary for similar transactions, (iv) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with receipt thereof to the purchase from Subsidiary Loan Parties of Securitization Assets; provided that, in the case of clause (iv), the Securitization Vehicle may use a portion of such proceeds to pay a customary collection agent fee in connection with such Securitization to the extent such fee is permitted pursuant to Section 6.09(f), and (v) no Securitization may be effected after the Closing Date until such time as a written intercreditor agreement on customary market terms with respect thereto contemplated by Section 8.01(i) and approved in writing by the Administrative Agent, such approval not to be unreasonably withheld or delayed, has been entered into and become effective; and

(g)           unless otherwise restricted by Section 5.17, sales of Factoring Assets in connection with Factoring Transactions; provided that (i) a Factoring Notice with respect to such Factoring Transaction has been delivered by the Borrower to the Administrative Agent, (ii) each such Factoring Transaction is effected on market terms as determined in good faith at the time such Factoring Transaction is effected by a member of the senior management of the Borrower and (iii) no Factoring Transaction may be effected after the Closing Date until such time as a written intercreditor agreement on customary market terms with respect thereto contemplated by Section 8.01(h) and approved in writing by the Administrative Agent, such approval not to be unreasonably withheld or delayed, has been entered into and become effective;

provided that, (i) with respect to sales, transfers or dispositions under clause (b) or (e), and with respect to any net consideration received from any transaction described in clause (c), at least 75% of the consideration therefor shall consist of cash, (ii) prior to any sales, transfers or dispositions or series of related sales, transfers or dispositions of assets of the type included in the determination of the ABL Borrowing Base Amount or the FILO Borrowing Base Amount or of the Equity Interests of any Subsidiary Loan Party with assets of the type included in the determination of the ABL Borrowing Base Amount or the FILO Borrowing Base Amount, in each case pursuant to this Section 6.05 and with a value in excess of $50,000,000, (1) the Borrower shall have delivered to Administrative Agent at least two (2) Business Days prior to the consummation of any such sales, transfers or dispositions, an updated Borrowing Base Certificate giving pro forma effect to such sales, transfers or dispositions (as if such sales, transfers or dispositions occurred on such date of delivery of the Borrowing Base Certificate) and demonstrating that, on a pro forma basis, each of the Credit Extension Conditions shall be satisfied after giving effect to such transaction and (2) no Event of Default shall have occurred and be continuing and (iii) any sale, transfer or disposition of Intellectual Property pursuant to this Section 6.05 that is reasonably necessary in connection with the enforcement of any rights or remedies with respect to ABL Priority Collateral, shall be made expressly subject to the ABL License and any purchaser, assignee or other transferee thereof shall agree in writing (pursuant to an agreement in form and substance reasonably satisfactory to Senior Collateral Agent) to be bound by the ABL License.

SECTION 6.06.            Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Sale and Leaseback Transaction, except for Sale and Leaseback Transactions permitted by and effected pursuant to Section 6.01(a)(ix), (xiv) or (xv) which do not result in Liens other than Liens permitted pursuant to Section 6.02(a).

SECTION 6.07.            Hedging Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, incur or at any time be liable with respect to any monetary liability under any Hedging Agreements, unless such Hedging Agreements (i) are entered into for bona fide hedging purposes of the Borrower, any Subsidiary Loan Party (as determined in good faith by a member of the senior management of the Borrower at the time such Hedging Agreement is entered into), (ii) correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under Section 6.01(a) or to business transactions of the Borrower and the Subsidiary Loan Parties on customary terms entered into in the ordinary course of business and (iii) do not exceed an amount equal to the aggregate principal amount of the Senior Obligations and the Second Priority Debt Obligations and the Split-Priority Term Loan Debt.

SECTION 6.08.            Restricted Payments; Certain Payments of Indebtedness.

(a)           The Borrower will not, nor will it permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its common stock or Qualified Preferred Stock payable solely in additional shares of its common stock or Qualified Preferred Stock, or make cash payments in lieu of fractional shares, (ii) Subsidiaries (other than those directly owned, in whole or part, by the Borrower) may declare and pay dividends ratably with respect to their common stock, (iii) the Borrower may declare and pay cash dividends with respect to its common stock and effect repurchases, redemptions or other Restricted Payments with respect to its common stock; provided that immediately prior and after giving effect to any such payment no Default or Event of Default shall have occurred and be continuing and, immediately after giving effect to any such payment either (1) ABL Availability is greater than $450,000,000 or (2) (x) ABL Availability is greater than $300,000,000, and (y) the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such payment, calculated on a pro forma basis as if such payment were made on the first day of such period, shall not be less than 1.00 to 1.00, (iv) the Borrower may pay cash dividends in an amount not to exceed $80,000,000 in any fiscal year of the Borrower with respect to any Preferred Stock of the Borrower; provided that (x) immediately prior and after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing and (y) only so long as a Financial Covenant Effectiveness Period is then occurring, the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such payment, calculated on a pro forma basis as if such payment were made on the last day of such period (and excluding any such payments previously made pursuant to this clause during such four quarter period but attributed for purposes of this calculation to the last day of a prior period which day does not occur in such four quarter period) is not less than the ratio applicable to such period of four fiscal quarters under Section 6.12, (v) the Borrower and the Subsidiaries may make Restricted Payments consisting of the repurchase or other acquisition of shares of, or options to purchase shares of, capital stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any Subsidiary (or their permitted transferees), in each case pursuant to stock option plans, stock plans, employment agreements or other employee benefit plans approved by the board of directors of the Borrower; provided that no Default has occurred and is continuing; and provided further that the aggregate amount of such Restricted Payments made in any fiscal year of the Borrower shall not exceed $10,000,000, (vi) the Subsidiaries may declare and pay cash dividends to the Borrower; provided that the Borrower shall, within a reasonable time following receipt of any such payment, use all of the proceeds thereof for a purpose set forth in Section 5.10(a) or a

Refinancing Amendment (including the payment of dividends required or permitted pursuant to this Section 6.08(a)), (vii) the Borrower and the Subsidiaries may declare and pay cash dividends with respect to the Equity Interests set forth on Schedule 6.08(a) to the extent, and only to the extent, required pursuant to the terms of such Equity Interests or any other agreement in effect on the Closing Date and (viii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may redeem or repurchase shares of the Borrower’s and/or its Subsidiaries’ (including Rite Aid Lease Management Company’s) Preferred Stock (A) solely with Net Cash Proceeds received by the Borrower from issuances of its common stock after the Closing Date, provided that any such repurchase or redemption is effected within 150 days after the receipt of such proceeds or (B) with other funds available to the Borrower if, immediately prior and after giving effect to any such redemption or repurchase no Default or Event of Default shall have occurred and be continuing and, immediately after giving effect to any such redemption or repurchase either (1) ABL Availability is greater than $450,000,000, or (2) (x) ABL Availability is greater than $300,000,000, and (y) the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such redemption or repurchase, calculated on a pro forma basis as if such redemption or repurchase were made on the first day of such period, shall not be less than 1.00 to 1.00.

(b)           The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (which, for purposes of this Section 6.08(b), shall include any Indebtedness incurred pursuant to any of clauses (i) through (xxi) of Section 6.01(a)), except:

(i)            payments or prepayments or exchanges of Indebtedness (including Refinancing Indebtedness) created under the Senior Loan Documents (including any Refinancing Amendment executed in accordance with Section 6.01(c)) and prepayments, repurchases or redemptions of Additional Senior Debt made in accordance with Section 2.11(d);

(ii)           payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted pursuant to Section 6.01(a);

(iii)          prepayments of Indebtedness permitted pursuant to clause (vii), (viii) or (ix) of Section 6.01(a) with the proceeds of, or in exchange for, Indebtedness permitted pursuant to clause (vii), (viii) or (ix) of Section 6.01(a), respectively;

(iv)          (x) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (y) payments of Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets, provided that immediately prior and after giving effect to any such payment described in this clause (y), (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall have ABL Availability of more than $365,000,000;

(v)           Optional Debt Repurchases of Indebtedness provided that immediately prior and after giving effect to any such Optional Debt Repurchases, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall have ABL Availability of more than $365,000,000;

(vi)          repurchases, exchanges, redemptions or prepayments of Indebtedness for consideration consisting solely of common stock of the Borrower or Qualified Preferred Stock or with Net Cash Proceeds from the substantially contemporaneous issuance of common stock or Qualified Preferred Stock of the Borrower or cash payments in lieu of fractional shares;

(vii)         prepayments of Capital Lease Obligations in connection with the sale, closing or relocation of Stores;

(viii)        prepayments, redemptions and exchanges of Indebtedness in connection with the incurrence of Refinancing Indebtedness permitted pursuant to Section 6.01(a)(ii), 6.01(a)(x), 6.01(a)(xviii), 6.01(a)(xix) and 6.01(a)(xx);

(ix)          prepayments of Indebtedness permitted pursuant to Section 6.01(a)(iii); provided that if such Indebtedness is subject to subordination provisions, such prepayment is permitted thereunder; and

(x)           (1) prepayments, repurchases or redemptions of Escrow Notes in the event (A) the conditions applicable to release of the proceeds of such Escrow Notes are not satisfied or (B) in the case of Escrow Notes issued by the Borrower, the Borrower is required to redeem such Escrow Notes as a result of the failure to consummate a proposed Business Acquisition, (2) prepayments, repurchases or redemptions of Indebtedness permitted under Section 6.01(a)(xx), (3) repayments, prepayments, repurchases or redemptions of (I) Indebtedness of the Borrower or any Subsidiary incurred under clauses (ii), (v), (vii), (viii) or (xviii) of Section 6.01(a) with the proceeds of Escrow Notes or (II) Indebtedness of the Borrower or any Subsidiary incurred under clauses (iv) or (x) of Section 6.01(a) with the proceeds of Escrow Notes, so long as, after giving effect to such repayment, prepayment, repurchase or redemption under this subclause (II), such Escrow Notes would satisfy the definition of “Refinancing Indebtedness” other than the requirements of clause (xi) of the first proviso thereto after giving effect to the satisfaction of any conditions related to such Escrow Notes, in the case of each of the foregoing subclauses (I) and (II)  in connection with a proposed Business Acquisition to the extent such proceeds are not applied to consummate such proposed Business Acquisition and (4) repayments, prepayments, repurchases or redemptions of any Indebtedness of the Borrower or any Subsidiary incurred under clauses (ii), (vii), (viii) or (xviii) of Section 6.01(a) with insurance proceeds or the proceeds of asset sales to the extent such proceeds are required to be applied to repay such Indebtedness under the terms of the documentation governing such Indebtedness.

SECTION 6.09.            Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           payment of compensation to directors, officers, and employees of the Borrower or any of the Subsidiaries in the ordinary course of business;

(b)           payments in respect of transactions required to be made pursuant to agreements or arrangements in effect on the Closing Date and set forth on Schedule 6.09;

(c)           transactions involving the acquisition of inventory in the ordinary course of business; provided that (i) the terms of such transaction are (A) set forth in writing, (B) in the best interests of the Borrower or such Subsidiary, as the case may be, and (C) no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Subsidiary and, (ii) if such transaction involves aggregate payments or value in excess of $75,000,000, the board of directors of the Borrower (including a majority of the disinterested members of the board of directors) approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (i)(B) and (C) of this paragraph;

(d)           (i) transactions between or among the Borrower and/or one or more Subsidiaries and (ii) sales of Securitization Assets to Securitization Vehicles in Securitizations permitted by Sections 6.01 and 6.05;

(e)           [reserved]; and

(f)            any other Affiliate transaction not otherwise permitted pursuant to this Section 6.09; provided that (i) the terms of such transaction are (A) set forth in writing, (B) in the best interests of the Borrower or such Subsidiary, as the case may be, and (C) no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Subsidiary, (ii) if such transaction involves aggregate payments or value in excess of $25,000,000 in any consecutive 12-month period, the board of directors of the Borrower (including a majority of the disinterested members of the board of directors) approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (i)(B) and (C) of this paragraph and (iii) if such transaction (other than any transaction necessary for the redemption or exchange of the Borrower’s Series G Preferred Stock or Series H Preferred Stock) involves aggregate payments or value in excess of $50,000,000 in any consecutive 12-month period, the Borrower obtains a written opinion from an independent investment banking firm or appraiser of national prominence, as appropriate, to the effect that such transaction is fair to the Borrower or such Subsidiary, as the case may be, from a financial point of view.

SECTION 6.10.            Restrictive Agreements.

(a)           The Borrower will not, and will not permit any Subsidiary to, enter into any agreement which imposes a limitation on the incurrence by the Borrower and the Subsidiaries of Liens that (i) would restrict any Subsidiary from granting Liens on any of its assets (including assets in addition to the then-existing Collateral, to secure the Senior Obligations and the Second Priority Obligations) or (ii) is more restrictive, taken as a whole, than the limitation on Liens set forth in this Agreement except, in each case, (A)(u) the Senior Loan Documents, (v) agreements with respect to Indebtedness secured by Liens permitted by Section 6.02(a) restricting the ability to transfer or grant Liens on the assets securing such Indebtedness, (w) agreements with respect to Second Priority Debt (1) containing provisions described in clauses (i) and/or (ii) above that are not materially more restrictive, taken as whole, than those of this Agreement (2) requiring that such Indebtedness be secured by assets in respect of which Liens are granted to secure other Indebtedness (provided that in the case of any such assets subject to a Senior Lien, such Indebtedness will be required to be secured only with a Second Priority Lien); provided, however, that the Second Priority Debt Documents relating to any such Indebtedness may not contain terms requiring any Liens be granted with respect to Collateral consisting of cash or Permitted Investments pledged pursuant to Section 2.05(n) of this Agreement or Section 8 of the Senior Subsidiary Guarantee Agreement or otherwise required to be provided upon the occurrence of a default under any bank credit facility to secure obligations in respect of letters of credit issued thereunder, (x) agreements with respect to Additional Senior Debt (1) containing provisions described in clauses (i) and/or (ii) above that are not materially more restrictive, taken as a whole, than those of this Agreement or (2) requiring that such Indebtedness be secured by assets in respect of which Liens are granted to secure other Indebtedness; provided, however, that the Additional Senior Debt Documents relating to any such Indebtedness may not contain terms requiring any Liens be granted with respect to Collateral consisting of cash or Permitted Investments pledged pursuant to Section 2.05(n) of this Agreement or Section 8 of the Senior Subsidiary Guarantee Agreement or otherwise required to be provided upon the occurrence of a default under any bank credit facility to secure obligations in respect of letters of credit issued thereunder, (y) agreements with respect to unsecured Indebtedness governed by indentures or by credit agreements or note purchase agreements with institutional investors permitted by this Agreement containing terms that are not materially more restrictive, taken as a whole, than those of this Agreement, and (z) agreements with respect to Split-Priority Term Loan Debt permitted by this Agreement containing terms no more restrictive, taken as a whole, than those of this Agreement, (B) customary restrictions contained in purchase and sale agreements limiting the transfer of or granting of Liens on the subject assets pending closing, (C) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, (D) pursuant to applicable law, (E) agreements in effect as of the Closing Date and not entered into in contemplation of the transactions effected on such date hereunder, (F) the Existing Non-Guaranteed Indentures, in each case when originally entered into, (G) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (H) any restriction existing under any agreement of a Person acquired as a Subsidiary pursuant to Section 6.03 or Section 6.04(a)(xiii); provided that any such agreement existed at the time of such acquisition, was not put into place in anticipation of such acquisition and was not applicable to any Person or assets other than the Person or assets so acquired, (I) customary restrictions and conditions contained in agreements relating to Securitizations permitted hereunder, provided that such restrictions and conditions apply only to Securitization Vehicles and to the Securitization Assets that are subject to such Securitizations, (J) restrictions imposed under the Eagle Acquisition Agreement with respect to

(x) certain receivables and proceeds thereof held by Persons acquired under the Eagle Acquisition Agreement and (y) the Eagle Intercompany Obligations and (K) restrictions under the documentation governing any Escrow Notes issued by an Escrow Notes Issuer on the ability of an Escrow Notes Issuer to grant Liens on, or otherwise encumber, the proceeds of such Escrow Notes after issuance thereof and prior to the earlier to occur of (i) the satisfaction or waiver of the conditions under such documentation as contemplated in clause (i) of the definition of “Escrow Notes” or (ii) the mandatory redemption or prepayment of such Escrow Notes as contemplated in clause (ii) of the definition of “Escrow Notes” if such conditions are not satisfied by the date specified in such documentation.

(b)           The Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (ii) make any Investment in the Borrower or any other Subsidiary, or (iii) transfer any of its assets to the Borrower or any other Subsidiary, except for (A) any restriction existing under (1) the Senior Loan Documents or existing on the Closing Date under the Existing Non-Guaranteed Indentures, (2) the indenture or agreement governing any Refinancing Indebtedness in respect of Indebtedness set forth in clause (1) above or (3) agreements with respect to Indebtedness permitted by this Agreement containing provisions described in clauses (i), (ii) and (iii) above that are not materially more restrictive, taken as a whole, than those of this Agreement, (B) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, (C) as required by applicable law, (D) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (E) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (F) any restriction existing under any agreement of a Person acquired as a Subsidiary pursuant to Section 6.03 or Section 6.04(a)(xiii); provided any such agreement existed at the time of such acquisition, was not put into place in anticipation of such acquisition and was not applicable to any Person or assets other than the Person or assets so acquired, (G) agreements with respect to Indebtedness secured by Liens permitted by Section 6.02 that restrict the ability to transfer the assets securing such Indebtedness, (H) customary restrictions and conditions contained in agreements relating to Securitizations permitted hereunder, provided that such restrictions and conditions apply only to Securitization Vehicles and to the Securitization Assets that are subject to such Securitizations, (I) restrictions imposed under the Eagle Acquisition Agreement with respect to (x) certain receivables and proceeds thereof held by Persons acquired under the Eagle Acquisition Agreement and (y) the Eagle Intercompany Obligations and (J) restrictions under the documentation governing any Escrow Notes issued by an Escrow Notes Issuer on the ability of an Escrow Notes Issuer to make Restricted Payments or Investments with, or transfers of, the proceeds of such Escrow Notes after issuance thereof and prior to the earlier to occur of (i) the satisfaction or waiver of the conditions under such documentation as contemplated in clause (i) of the definition of “Escrow Notes” or (ii) the mandatory redemption or prepayment of such Escrow Notes as contemplated in clause (ii) of the definition of “Escrow Notes” if such conditions are not satisfied by the date specified in such documentation.

SECTION 6.11.            Amendment of Material Documents.

(a)           The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any Second Priority Collateral Document or any of its rights thereunder without the consent of the Collateral Agent and the Administrative Agent, other than modifications to such agreements in connection with (i) the joinder of additional Subsidiary Loan Parties effected by the execution of supplements to such agreements, (ii) the inclusion of (A) additional Second Priority Debt permitted pursuant to Section 6.01(a)(vii) constituting Secured Obligations (as defined in the form of Second Priority Subsidiary Security Agreement attached to this Agreement as of the Closing Date), or (B) Additional Senior Debt Obligations under such agreements and (iii) amendments required to permit the security arrangements relating to Permitted Split-Priority Term Loan Debt (including the priority of Liens securing obligations with respect to Split-Priority Term Loan Debt) that are not materially adverse to the Senior Loan Secured Parties.  The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any instrument governing any Additional Senior Debt Obligations or any related security documents, or any of its rights under any of the foregoing, in each case without the consent of the Collateral Agent and the Administrative Agent, other than amendments, modifications and waivers that are not materially adverse to the interests of the Lenders or amendments or other modifications to implement any Refinancing Indebtedness and Split-Priority Implementing Agreements, in each case otherwise permitted by this Agreement.

(b)           The Borrower will not, and will not permit any Subsidiary party to the Intercompany Inventory Purchase Agreement to, amend, terminate, or otherwise modify the Intercompany Inventory Purchase Agreement in any manner materially adverse to the Lenders or their interests under the Senior Loan Documents without the prior written approval of the Administrative Agent; provided, however, that the foregoing shall not limit the Borrower’s responsibilities pursuant to Section 3.2 of the Intercompany Inventory Purchase Agreement.

SECTION 6.12.            Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to any day during a Financial Covenant Effectiveness Period to be less than 1.00 to 1.00.

SECTION 6.13.            Restrictions on Asset Holdings by the Borrower.  The Borrower will not at any time:

(a)           make or hold any Investments other than investments in the Equity Interests of the Subsidiaries (including any distributions or other assets received in respect thereto), intercompany advances to Subsidiaries and Investments permitted by clause (c) below and Investments consisting of any unsecured Guarantee of any obligations of any Subsidiary in the ordinary course of business (to the extent such obligations of such Subsidiary are not prohibited from being incurred hereunder);

(b)           acquire or hold any Stores, other capital assets, inventory or accounts receivable, other than (x) any real estate which the Borrower holds only as lessor and which is leased and operated by another Person and (y) de minimis business assets maintained in the ordinary course of business; or

(c)           acquire or hold cash, cash equivalents, Permitted Investments or balances in bank accounts, other than such amounts as are reasonably anticipated (at the time so acquired or held) to be utilized within five Business Days for any purpose not prohibited under this Agreement; or

(d)           grant any Lien on any of its assets to secure any Indebtedness (other than assets that, substantially concurrently with the incurrence of such Indebtedness, become Collateral on which a Lien is granted to the Senior Collateral Agent pursuant to one or more Senior Collateral Documents to secure the Senior Loan Obligations, with the same priority then contemplated for similar assets of the Subsidiary Loan Parties under the Senior Subsidiary Security Agreement).

SECTION 6.14.            Corporate Separateness.  The Borrower will, and will cause each Subsidiary to, take all necessary steps to maintain its identity as a separate legal entity from other Persons and to make it manifest to third parties that it is an entity with assets and liabilities distinct from those of each of other Person.

SECTION 6.15.            Cash Management.  At any time any Revolving Loans are outstanding, the Borrower shall not, and shall not permit any Subsidiary to, permit cash on hand (including the proceeds of any Loans) in an aggregate amount in excess of $200,000,000 to accumulate and be maintained in the Deposit Accounts of the Borrower and its Subsidiaries, provided, that, for purposes hereof, “cash on hand” shall exclude the following: (i) “store” cash, cash in transit between stores and local Deposit Accounts and cash receipts from sales in the process of inter-account transfers, in each case as a result of the ordinary course operations of the Loan Parties, (ii) cash necessary for the Loan Parties and their Subsidiaries to satisfy the current liabilities incurred by such Loan Parties and their Subsidiaries in the ordinary course of their businesses and without acceleration of the satisfaction of such current liabilities, (iii) the Net Cash Proceeds received in respect of a Prepayment Event described in clause (a) or (b) of the definition of “Prepayment Event” for which the Borrower is permitted to apply such Net Cash Proceeds as a reinvestment to acquire real property, equipment or other tangible assets pursuant to Section 2.11(c) or any equivalent provision under any Additional Senior Debt Document, (iv) cash proceeds of Refinancing Indebtedness not yet applied to Refinance the applicable Refinanced Debt in accordance with clause (xi) of the first proviso in the definition of the term “Refinancing Indebtedness”, (v) cash proceeds of Refinancing Indebtedness to the extent that the applicable Refinanced Debt consists of unused Revolving Commitments that have been terminated in connection with the issuance of such Refinancing Indebtedness, (vi) cash held in any Deposit Account relating to any Securitization or Factoring Transaction, (vii) cash collateral required to be deposited pursuant to Section 2.05(n) or otherwise to cash collateralize letters of credit in accordance with the applicable loan or letter of credit documents, (viii) cash held in any Deposit Account of the Loan Parties which is (or, will be, following the date which is 60 days after the Closing Date) under the sole dominion and control of the Collateral Agent if the Collateral Agent has exclusive rights of withdrawal with respect to such Deposit Accounts and (ix) cash proceeds of Escrow Notes or Indebtedness incurred under clauses (ii), (vii), (viii) or (xviii) of Section 6.01 in connection with a proposed Business Acquisition during the period commencing on the date of receipt thereof and ending on the date that is 45 days after the abandonment of such proposed Business Acquisition (it being understood that such cash proceeds may be held in a separate account and shall not constitute Collateral during such period prior to the earlier to occur of (x) the consummation of such proposed Business Acquisition and (y) the date that is 45 days after the abandonment of such proposed Business Acquisition).

SECTION 6.16.            Use of Proceeds.  The Borrower shall not, and shall not permit any Subsidiary to, (x) use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Sanctioned Person or Sanctioned Entity that, at the time of such funding, is the target of Sanctions, or in any other manner that will result in a violation by any party hereto (including any Person participating in the transaction, whether as Lender, an Arranger, Administrative Agent, Issuing Bank, Swingline Lender, or otherwise) of Sanctions or (y) use the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions or Anti-Corruption Laws or an any other manner that would violate any Anti-Corruption Laws.

ARTICLE VII

Events of Default

SECTION 7.01.            Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at the date fixed for prepayment thereof;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Senior Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary Loan Party in or in connection with any Senior Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Senior Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.10, 5.11, 5.15, 5.16 or 5.18 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Senior Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied (i) in the case of covenants contained in Section 5.08, for five days, (ii) in the case of covenants contained in Sections 5.01 and 5.02(b), (c) and (f), for 10 days and (iii) in the case of any other covenant, for a period of

20 days, in each case after notice thereof has been delivered by the Administrative Agent to the Borrower (which notice shall be given promptly at the request of any Lender);

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, including any obligation to reimburse letter of credit obligations or to post cash collateral with respect thereto, when and as the same shall become due and payable or within any applicable grace period;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided further that this clause (g) shall not apply to any mandatory repurchase offer or other mandatory repurchase, redemption or prepayment obligation of the Borrower or any Escrow Notes Issuer that may arise under (x) Convertible Debt to the extent that the making of such mandatory repurchase by the Borrower is otherwise permitted under this Agreement or (y) the Escrow Notes to the extent required in connection with a failure to satisfy the conditions to release of the proceeds of such Escrow Notes;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Subsidiary shall become unable to, or admits in writing its inability or fails to, generally pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)            (i) the Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Section 302 or Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by the Borrower or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Borrower and/or one or more ERISA Affiliates to incur a current payment obligation in excess of $75,000,000; or (ii) any other ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, the ERISA Affiliates and the Subsidiaries in an aggregate amount exceeding $75,000,000;

(m)          (i) any Lien purported to be created under any Senior Collateral Document shall cease to be a valid and perfected Lien on any material portion of the Collateral, with the priority required by the Senior Loan Documents, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Senior Loan Documents, or the Borrower or any Subsidiary shall so assert in writing, or (ii) any Senior Loan Document shall become invalid, or the Borrower or any Subsidiary shall so assert in writing;

(n)           a Change in Control shall occur; or

(o)           any Subsidiary Loan Party shall amend or revoke any instruction in the Government Lockbox Account Agreement to any Government Lockbox Account Bank in respect of a Government Lockbox Account unless (i) the Administrative Agent shall have given its prior written consent or (ii) the Government Lockbox Account is then under the control of any other Person pursuant to Section 5.16;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or any Subsidiary Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.            Application of Proceeds.  Subject to the provisions of the applicable Intercreditor Agreements and Section 7.03 of the Senior Subsidiary Security Agreement, after the occurrence and during the continuance of (i) any Cash Sweep Period, or (ii) any Event of Default and acceleration of the Senior Loan Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or any payments in respect of any Senior Loan Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a)           FIRST, ratably to pay the Senior Loan Obligations in respect of any fees, expenses, indemnities and other amounts (including (x) fees, expenses, indemnities and other amounts accrued after the commencement of any Bankruptcy Proceeding, whether or not allowed in such Bankruptcy Proceeding, (y) fees, charges and disbursements of counsel to the Administrative Agent, and (z) Permitted Overadvances and any interest in respect thereof) then due to the Administrative Agent, Collateral Agent and Senior Collateral Agent and their Affiliates until paid in full;

(b)           SECOND, to payment of that portion of the Senior Loan Obligations constituting fees, expenses, indemnities and other amounts (other than principal, interest, and Letter of Credit fees owed to the Lenders in their capacity as such) payable to the Lenders and the Issuing Banks (including (x) such fees, expenses, indemnities and other amounts accrued after the commencement of any Bankruptcy Proceeding, whether or not allowed in such Bankruptcy Proceeding and (y) fees, charges and disbursements of counsel to the respective Lenders and Issuing Banks arising under the Loan Documents), ratably among the applicable Lenders (including the Swingline Lender) and the Issuing Banks in proportion to the respective amounts described in this clause SECOND payable to them;

(c)           THIRD, ratably to pay fees and interest (including default interest and Letter of Credit fees and specifically including interest and Letter of Credit fees accrued after the commencement of any Bankruptcy Proceeding, whether or not allowed in such Bankruptcy Proceeding) accrued in respect of the Senior Loan Obligations (other than (x) the FILO Loans and (y) to the extent interest thereon is paid under clause FIRST above, Permitted Overadvances) until paid in full, ratably among the applicable Lenders in proportion to the respective amounts described in this clause THIRD payable to them;

(d)           FOURTH, ratably to pay interest (including default interest and specifically including interest accrued after the commencement of any Bankruptcy Proceeding, whether or not allowed in such Bankruptcy Proceeding) accrued in respect of the FILO Loans, until paid in full, ratably among the applicable Lenders in proportion to the respective amounts described in this clause FOURTH payable to them;

(e)           FIFTH, to pay principal due in respect of the Swingline Loans until paid in full;

(f)            SIXTH, ratably to pay principal due in respect of the Loans (other than FILO Loans), until paid in full, ratably among the applicable Lenders in proportion to the respective amounts described in this clause SIXTH payable to them;

(g)           SEVENTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Revolving Lenders, as cash collateral in such amounts as required by the terms of this Agreement until paid in full;

(h)           EIGHTH, ratably to pay principal due in respect of FILO Loans, until paid in full, ratably among the applicable Lenders in proportion to the respective amounts described in this clause EIGHTH payable to them;

(i)            NINTH, ratably to pay outstanding Senior Loan Obligations in respect of Senior Cash Management Services (x) provided by the Administrative Agent or its Affiliates or (y) provided by any other Person, provided that such Person has complied with the requirements set forth in the definition of “Senior Loan Bank Product Liabilities”, ratably among the applicable Senior Loan Secured Parties in proportion to the respective amounts described in this clause NINTH payable to them;

(j)            TENTH, ratably to pay outstanding Senior Loan Obligations in respect of Senior Bank Products and other outstanding Senior Loan Bank Product Liabilities (other than Senior Cash Management Services) (x) provided by the Administrative Agent or its Affiliates or (y) provided by any other Person, provided that such Person has complied with the requirements set forth in the definition of “Senior Loan Bank Product Liabilities”, ratably among the applicable Senior Loan Secured Parties in proportion to the respective amounts described in this clause TENTH payable to them;

(k)           ELEVENTH, ratably to pay any remaining outstanding Senior Loan Obligations in respect of Senior Cash Management Services, Senior Bank Products and other outstanding Senior Loan Bank Product Liabilities, ratably among the applicable Senior Loan Secured Parties in proportion to the respective amounts described in this clause ELEVENTH payable to them;

(l)            TWELFTH, to pay any other Senior Loan Obligations due to the Secured Loan Parties, until paid in full, ratably among the applicable Senior Loan Secured Parties in proportion to the respective amounts described in this clause TWELFTH payable to them; and

(m)          THIRTEENTH, the balance, if any, after all of the Senior Loan Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

Notwithstanding anything in the foregoing to the contrary, Excluded Swap Obligations with respect to any Loan Party shall not be paid with proceeds received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to proceeds received from other Loan Parties to preserve the allocations to the Senior Loan Obligations otherwise set forth in this

Section 7.02.  Amounts used to provide cash collateral pursuant to clause SEVENTH above shall be applied to satisfy amounts owing in respect of the obligations so Cash Collateralized and any amounts that remain on deposit as cash collateral after all such obligations have been satisfied shall be applied to the other Senior Loan Obligations, if any, in the order set forth above.

ARTICLE VIII

Rights of Agents

SECTION 8.01.            Appointment and Authority of Agents.

(a)           Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Senior Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the other Agents, the Lenders, the Swingline Lender and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Senior Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           Bank of America shall also act as the Collateral Agent and Senior Collateral Agent under the Senior Loan Documents, and each of the Lenders (including in its capacities as a potential counterparty to a Senior Cash Management Agreement and/or provider of Senior Bank Products) and the Issuing Banks hereby irrevocably appoints and authorizes Bank of America to act as the agent of such Lender and the Issuing Banks in such capacities for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Senior Loan Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Bank of America in its capacities as Collateral Agent and Senior Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent or Senior Collateral Agent pursuant to the terms hereof for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Senior Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent or the Senior Collateral Agent, as applicable), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” and/or the “Senior Collateral Agent” under the Senior Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02.            Rights as a Lender.  Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such financial institutions and their Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate of any of the foregoing as if they were not Agents hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03.                                   Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Senior Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Senior Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Senior Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (c) except as expressly set forth in the Senior Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the financial institution serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment).  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower, a Lender or an Issuing Bank, as applicable, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Senior Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Senior Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Senior Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Senior Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 8.04.                                   Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the “issuance” (as such term is defined in Section 4.02) of such Letter of Credit.  Any Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.                                   Delegation of Duties.  Each Agent may perform any and all of its duties and exercise any and all of its rights and powers by or through any one or more sub-agents appointed by such Agent.  Any Agent and any such sub-agent may perform any and all of its duties and exercise any and all of its rights and powers through their Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06.                                   Resignation or Removal of an Agent.

(a)                                 Subject to any limitations and requirements set forth in the Senior Collateral Documents, any Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and with the consent of the Required FILO Lenders (to the extent any FILO Loans shall be outstanding at such time), to appoint a successor acting in the same capacity as the resigning Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders, and, if applicable the Required FILO Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may (with the consent of the Required FILO Lenders (to the extent any FILO Loans shall be outstanding at such time)), to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as an Agent and, in consultation with the Borrower and with the consent of the FILO Lenders (to the extent any FILO Loans shall be outstanding at such time), appoint a successor.  If no such successor shall have been so appointed and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders, and, if applicable the Required FILO Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Senior Loan Documents (except that in the case of any collateral security held by any Agent on behalf of any of the Senior Secured Parties under any of the Senior Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed to act in such capacity) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders (and, if applicable the FILO Lenders) appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 2.17 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Senior Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Senior Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.  Notwithstanding anything to the contrary contained herein, any resignation or removal of the Senior Collateral Agent pursuant to the terms hereof shall be subject to the terms, conditions and limitations set forth in the Senior Collateral Documents and no such resignation or removal shall be effective except to the extent made in compliance with the terms of such Senior Collateral Documents.

(d)                                 Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and as Swingline Lender.  If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Senior Loan Obligations in respect of Letters of Credit, including the right to require the Revolving Lenders to make Revolving Loans or fund risk participations in unreimbursed drawing under any Letter of Credit pursuant to Section 2.05.  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04.  Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Senior Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 8.07.                                   Reports and Financial Statements.  By signing this Agreement, each Lender (and with respect to clause (a), each Senior Loan Secured Party):

(a)                                 agrees to furnish the Administrative Agent at its written request, and at such frequency as the Administrative Agent may reasonably request in writing, with a summary of all Senior Loan Bank Product Liabilities due or to become due to such Lender or its Affiliates;

(b)                                 is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements (and other information) required to be delivered by the Borrower under Section 5.01, all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”), and the notices delivered by the Borrower under Section 5.02, and the Administrative Agent agrees to furnish the same promptly to the Lenders (which Reports may be furnished in accordance with the final paragraph of Section 5.01);

(c)                                  expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)                                 expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in Swingline Loans and Letters of Credit, or the indemnifying Lender’s purchase of, Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 8.08.                                   Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Senior Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.09.                                   Certain Intercreditor Agreements. The Senior Loan Secured Parties irrevocably authorize each of the Administrative Agent, the Collateral Agent and the Senior Collateral Agent, at its option and in its discretion, to enter into customary intercreditor agreements in connection with Securitizations and Factoring Transactions permitted under this Agreement.

SECTION 8.10.                                   Split-Priority Implementing Agreements. The Senior Loan Secured Parties irrevocably authorize each of the Agents, at its option and in its discretion, but subject to the applicable provisions of this Agreement, to negotiate, execute and deliver (i) Split-Priority Implementing Agreements and/or a Split-Priority Intercreditor Agreement, which, among other things, will subordinate any Lien on any Non-ABL Priority Collateral granted to or held by the Senior Collateral Agent under any Senior Collateral Documents, or otherwise securing any Senior Obligations, to the Liens on such Non-ABL Priority Collateral securing Permitted Split-Priority Term Loan Debt, and will permit Liens on ABL Priority Collateral to secure, on a subordinated basis to the Liens securing Senior Obligations, obligations in respect of Permitted Split-Priority Term Loan Debt and (ii) any amendments to this Agreement or the other Senior Loan Documents deemed appropriate by the Agents, as the case may be, to reflect and accommodate the incurrence of Permitted Split-Priority Term Loan Debt, including amendments contemplated by Section 9.02(d) and Section 9.19.

SECTION 8.11.                                   No Other Duties.  Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Senior Loan Documents, except in its capacity, as an Agent, a Lender, an Issuing Bank or the Swingline Lender hereunder.

SECTION 8.12.                                   Agents May File Proofs of Claim; Credit Bidding.  In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such Bankruptcy Proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Senior Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Loan Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Senior Loan Secured

Parties and their respective Related Parties and counsel and all other amounts due the Senior Loan Secured Parties, including under Section 2.12 and Section 9.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Senior Loan Secured Party to make such payments to any Agent and, if the Agents shall consent to the making of such payments directly to the Senior Loan Secured Parties, to pay to each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under the Senior Loan Documents, including under Section 2.12 and Section 9.03.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Senior Loan Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Senior Loan Obligations or the rights of any Senior Loan Secured Party to authorize any Agent to vote in respect of the claim of any Senior Loan Secured Party or in any such Bankruptcy Proceeding.

The Senior Loan Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Senior Loan Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Senior Loan Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Debtor Relief Law in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Senior Loan Obligations owed to the Senior Loan Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Senior Loan Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) each Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agents with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xiv) of Section 9.02(b)), (iii) each Agent shall be authorized to assign the relevant Senior Loan Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Senior Loan Obligations to be credit bid, all without the need for any Senior Loan Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Senior Loan Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Senior Loan Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Senior Loan Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Senior Loan Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Senior Loan Secured Party or any acquisition vehicle to take any further action.

SECTION 8.13.                                   Collateral and Guaranty Matters.  Without limiting the provisions of Section 8.12, the Secured Loan Secured Parties hereby irrevocably authorize the Agents, at their option and in their discretion (subject to the terms and conditions set forth in any applicable Senior Collateral Documents):

(a)                                 to release any Lien on any property granted to or held by the Agents under any Senior Loan Document (i) upon the Senior Loan Obligation Payment Date, (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition (other than a Permitted Disposition to a Person required to grant a Lien to an Agent under the Senior Loan Documents), subject to the conditions thereof, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.02 of this Agreement;

(b)                                 (i) to release any Subsidiary Loan Party from its obligations under the Senior Subsidiary Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) to release any Subsidiary Loan Party from its obligations under the Senior Subsidiary Guarantee Agreement in connection with a transaction permitted under Section 6.03 of this Agreement, or (iii) to terminate this Agreement and the other Senior Loan Documents upon the occurrence of the Senior Loan Obligation Payment Date; or

(c)                                  to subordinate any Lien on any property granted to or held by any Agent under any Senior Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(vi), (viii), (ix) or (x).

Upon request by the Administrative Agent at any time, the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) will confirm in writing each Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Senior Subsidiary Guarantee Agreement pursuant to this Section 8.13.  In each case as specified in this Section 8.13, each Agent will, subject to the terms and conditions set forth in the Senior Collateral Documents, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Senior Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Loan Party from its obligations under the Senior Subsidiary

Guarantee Agreement, in each case in accordance with the terms of the Senior Loan Documents and this Section 8.13; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed execution of any document evidencing such release or subordination (or such shorter period as the Administrative Agent may agree in writing in its reasonable discretion), a written request therefor identifying the relevant Collateral or Loan Party, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Senior Debt Documents and otherwise in form and substance satisfactory to the Administrative Agent.  No Agent shall be required to execute any such document on terms which, in its reasonable opinion, would, under applicable law, expose such Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and such release shall not in any manner discharge, affect or impair the Senior Loan Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.14.                                   Additional Secured Parties.  The benefit of the provisions of the Senior Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Senior Loan Secured Party that is not an Agent, a Lender or an Issuing Bank party hereto as long as, by accepting such benefits, such Senior Loan Secured Party agrees, as among Agents and all other Senior Loan Secured Parties, that such Senior Loan Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Article VIII and Section 2.17, Section 7.02, Section 9.02(a), Section 9.03(c), Section 9.08, Section 9.09, Section 9.13, and Section 9.20 and the Intercreditor Agreements, and the decisions and actions of the Agents and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Senior Loan Secured Party shall be bound by Section 9.03(c) only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Senior Loan Secured Party, in which case the obligations of such Senior Loan Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agents, the Lenders and the Issuing Banks party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Senior Loan Secured Party, regardless of whether any Senior Loan Obligation to such Senior Loan Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Senior Loan Secured Party or any such Obligation and (c) except as otherwise set forth herein and in the other Senior Loan Documents, such Senior Loan Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Senior Loan Document. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Senior Loan Bank Product Liabilities.

SECTION 8.15.                                   Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless either (1) sub-clause (A) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (D) in the immediately preceding clause

(i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Subsidiary Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Senior Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01.                                   Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, any Agent, Bank of America, in its capacity as Issuing Bank or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)                                  if to any other Lender or any other Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below shall be effective as provided in clauses (b) and (c) below.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  Any Agent, the Swingline Lender, any Issuing Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)                                 The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary Loan Party’s or any Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet other than losses, claims, liabilities or expenses that are determined by a court of competent jurisdiction by final and nonappealable judgement to have resulted from the gross negligence or willful misconduct of such Agent Party.

(e)                                  Change of Address, Etc.  Each of the Borrower, each Agent, each Issuing Bank and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f)                                   Reliance by Agents, Issuing Banks and Lenders. The Agents, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests, Interest Election Requests, letter of credit applications and requests for swingline loans) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower provided, however, such indemnity will not be available for losses, costs, expenses and liabilities that are determined by a court of competent jurisdiction by final and nonappealable judgement to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank, the Lender or its respective Related Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording

SECTION 9.02.                                   Waivers; Amendments.

(a)                                 No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right, remedy, privilege or power hereunder or under any other Senior Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power.  The rights, remedies, powers and privileges of the Agents, the Issuing Banks and the Lenders hereunder and under the other Senior Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that they would otherwise have (including under applicable law).

Notwithstanding anything to the contrary contained herein or in any other Senior Loan Document, the authority to enforce rights and remedies hereunder and under the other Senior Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Senior Collateral Agent in accordance with the Senior Subsidiary Security Agreement and the other Senior Collateral Documents for the benefit of all the Senior Loan Secured Parties; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Agent) hereunder and under the other Senior Loan Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Senior Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Bankruptcy Proceeding relative to any Loan Party; and provided, further, that if at any time there is no Person acting as the Senior Collateral Agent hereunder and under the other Senior Loan Documents, then (i) the Administrative Agent or, if there shall be no Administrative Agent, the Required Lenders shall, to the fullest extent permitted by law, have the rights otherwise ascribed to the Senior Collateral Agent pursuant to the Senior Subsidiary Security Agreement the other Senior Collateral Documents and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

No waiver of any provision of any Senior Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any other Senior Loan Document nor any provision hereof or thereof may be waived, amended or modified except, (I) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or the Administrative Agent with the consent of the Required Lenders or, (II) in the case of any other Senior Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Agent or Agents that are parties thereto, in each case with the consent of the Required Lenders, and the Loan Party or Loan Parties that are parties thereto; provided that (i) no such agreement shall change any provision of any Senior Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class and (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one or more Classes of Lenders (but not the other Class or Classes of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the Administrative Agent acting with the consent of the requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time (it being understood and agreed that, notwithstanding anything to the contrary in this Section 9.02, the second proviso in Section 2.11(a) may be waived, amended or modified by an agreement or agreements in writing entered into by the Borrower and the Administrative Agent acting with the consent of (x) the Required Lenders and (y) at any time prior to the first anniversary of the Closing Date, each FILO Lender); and provided further that no such agreement shall (1) increase, extend or reinstate the Commitment of any Lender without the written consent of such Lender (it being understood that, subject to clause (ii) above, a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender), (2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any fees payable hereunder, without the written consent of each Lender affected thereby; provided that only the consent of the requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time shall be necessary to (x) amend the rate of default interest set out in Section 2.13(c) or (y) waive any obligation of the Borrower to pay default interest under Section 2.13(c), in each case, as it relates to Senior Loan Obligations in respect of such Class of Lenders, (3) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any principal, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; provided that (A) only the consent of the requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time shall be necessary to (x) amend the rate of default interest set out in Section 2.13(c) or (y) waive any obligation of the Borrower to pay default interest under Section 2.13(c), in each case, as it relates to Senior Loan Obligations in respect of such Class of Lenders (including, with respect to the Revolving Facility, the Required Revolving Lenders, with respect to the FILO Facility, the FILO Lenders with respect to the Term Facility, the Term Lenders) and (B) only the consent of the Required Lenders shall be necessary to waive any mandatory prepayment), (4) amend Section 7.02, Section 2.18(b) or (c) in a manner that would alter the pro rata sharing or application of payments required thereby, as applicable, without the written consent of each Lender, (5) except as expressly permitted by this Agreement or the other Senior Loan Documents and the Additional Senior Debt Documents, subordinate the Lien of the Senior Collateral Agent securing the Senior Loan Obligations on all or substantially all of the Collateral in any transaction or series of related transactions (or modify any Senior Loan Document to permit any such subordination), without the prior written consent of all Lenders, (6) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Required FILO Lenders”, “Required Revolving Lenders”, the “Required Term Lenders” or any other provision of any Senior Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (7) release the Borrower from its obligations under the Senior Loan Documents or release any Subsidiary Loan Party from its Guarantee under the Senior Subsidiary Guarantee Agreement or limit its liability in respect of such Guarantee (except as expressly provided in the Senior Subsidiary Guarantee Agreement or in Section 8.13), without the written consent of each Lender, (8) subordinate to the prior payment of any other Indebtedness, the Senior Loan Obligations, without the prior written consent of all Lenders, (9) except to the extent the release of any Collateral is permitted pursuant to the Senior Loan Documents, release all or substantially all of the Collateral from the Liens under the Senior Collateral Documents, without the written consent of each Lender, (10) amend, modify or waive any condition set forth in Section 4.02 as to any Borrowing or any issuance of any Letter of Credit under a particular class of Commitments and Loans, without the requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time (including, with respect to the Revolving Facility, the Required Revolving Lenders); (11) except as expressly contemplated in Section 2.20(c), increase “Accounts Receivable Advance Rate”, “Credit Card Receivable Advance Rate”, “Pharmaceutical Inventory Advance Rate”, “Other Inventory Advance Rate” or “Script Lists Advance Rate” without the written consent of each Lender; provided, however, that only the consent of the FILO Lenders shall be required to increase “Accounts Receivable Advance Rate”, “Credit Card Receivable Advance Rate”, “Pharmaceutical Inventory Advance Rate”, “Other Inventory Advance Rate” or “Script Lists Advance Rate” with respect to determination of the FILO Borrowing Base Amount, (12) (i) without the prior written consent of each Lender, change the definition of the term “ABL Borrowing Base Amount” (or any component definition of any such terms (including any applicable advance rates)) if as a result thereof the “ABL Borrowing Base Amount” would be increased, or (ii) without the prior written consent of all FILO Lenders, (A) change the definition of the term “FILO Borrowing Base Amount” (or any component definition of such term (including any applicable advance rates)) if as a result thereof the “FILO Borrowing Base Amount” would be increased, or (B) change the definition of “FILO Push-Down Reserve” (or any component definition of such term) or (C) cease to deduct from the ABL Borrowing Base Amount (or fail to establish or maintain) the FILO Push-Down Reserve; provided, however, that the foregoing clause (12) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves or to exercise any other discretion that the Administrative Agent may have in respect of any of the provisions referenced in this clause (12)), (13) without the prior written consent of all Lenders, modify the definition of “Permitted Overadvance” so as to increase the amount thereof, or to cause the Total ABL Commitments (or the Revolving Commitment of any Revolving Lender) to be exceeded as a result thereof, or, except as provided in such definition, the time period for a Permitted Overadvance; or (14) amend the definition of “Applicable Percentage” without the written consent of each affected Lender; and provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Banks or the Swingline Lender without the prior written consent of such Agent, the Issuing Banks or the Swingline Lender, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Senior Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (1), (2) or (3) of the second proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.  Notwithstanding the foregoing, any provision of this Agreement or any other Senior Debt Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business

Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, any Agent, Issuing Bank or the Swingline Lender stating that it objects to such amendment.

(c)                                  Notwithstanding the foregoing, (i) Collateral shall be released from the Lien under the Senior Collateral Documents from time to time as necessary to effect any sale of Collateral permitted by the Senior Loan Documents, and the Senior Collateral Agent shall execute and deliver all release documents reasonably requested to evidence such release; provided that arrangements satisfactory to the Administrative Agent shall have been made for application of the cash proceeds thereof in accordance with Section 2.11, if required, and for the pledge of any non-cash proceeds thereof pursuant to the Senior Collateral Documents, (ii) the accounts created pursuant to clause (i) of Section 5.16(b), the Lockbox Account and/or the Governmental Lockbox Account may be released by the Senior Collateral Agent and transferred in accordance with Section 5.16, and (iii) if a Subsidiary Loan Party ceases to be a Subsidiary in accordance with this Agreement, or ceases to own any property that constitutes Collateral, at the request of and at the expense of the Borrower, such Subsidiary Loan Party shall be released from the Senior Subsidiary Guarantee Agreement, the Senior Subsidiary Security Agreement and each other Senior Loan Document to which it is a party (and each Agent shall, upon the request and at the expense of the Borrower, execute such documents evidencing such release as may be reasonably requested by the Borrower).

(d)                                 Notwithstanding anything herein to the contrary:

(i)                                     In connection with any incurrence of any Permitted Split-Priority Term Loan Debt, this Agreement, the Senior Subsidiary Security Agreement and the other Senior Loan Documents may be amended or supplemented with additional agreements pursuant to an agreement or agreements in writing entered into by the Borrower, the Subsidiary Loan Parties and the Administrative Agent and/or the Senior Collateral Agent (A) to subject to the Liens of the Senior Collateral Documents assets or categories of assets of the Subsidiary Loan Party that previously did not constitute Collateral (and, in connection therewith, to modify the definition of the term “Collateral and Guarantee Requirement” and the form of Information Certificate and to make such other modifications to this Agreement and the other Senior Loan Documents (and to enter into new Senior Collateral Documents) as the Administrative Agent or the Senior Collateral Agent determines to be necessary, appropriate or desirable in order to give effect to, or in connection with, the inclusion of new assets or categories of assets as Collateral), (B) to reflect subordination, pursuant to a Split-Priority Implementing Agreement (including a Split-Priority Intercreditor Agreement), of Liens on any Non-ABL Priority Collateral securing the Senior Obligations to the Liens on such Non-ABL Priority Collateral securing Permitted Split-Priority Term Loan Debt and to permit Liens on ABL Priority Collateral to secure, on a subordinated basis to the Liens securing Senior Obligations, obligations in respect of Permitted Split-Priority Term Loan Debt, (C) to reflect such other intercreditor arrangements between the Senior Secured Parties and the Split-Priority Debt Parties as are customary for intercreditor agreements or intercreditor arrangements for similar cross-collateralized asset- based credit facilities and “tranche B” term loan credit facilities, including a royalty free license to the Administrative Agent and the Senior Collateral Agent to use Non-ABL Priority Collateral in connection with the sale or other disposition of ABL Priority Collateral and (D) to modify the mandatory prepayment provisions of this Agreement to provide for the prepayment of Permitted Split-Priority Term Loan Debt in a customary manner in connection with certain Prepayment Events, including customary provisions for the application of Net Cash Proceeds from sales or dispositions received other than during a Cash Sweep Period to the Senior Loan Obligations in an amount at least equal to, with respect to ABL Priority Collateral that are taken into account when determining the ABL Borrowing Base Amount and/or the FILO Borrowing Base Amount, an amount equal to the amount of the ABL Borrowing Base Amount and/or the FILO Borrowing Base Amount attributable to such ABL Priority Collateral and the book value of the other ABL Priority Collateral sold or otherwise disposed of in connection therewith; provided, that no such modification will affect the application of funds contemplated by Section 2.11(c) during a Cash Sweep Period; and

(ii)                                  Split-Priority Intercreditor Agreements and Split-Priority Implementing Agreements may be entered into an amended, supplemented or otherwise modified as provided in Section 9.18.

SECTION 9.03.                                   Expenses; Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Senior Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under or in connection with the Senior Loan Documents, including its rights under this Section, or in connection with the Loans made, Letters of Credit issued, or other extensions of credit made available hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify each Agent (and any sub-agent thereof), the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Senior Loan Document, the performance by the parties to the Senior Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other

Senior Loan Documents (including in respect of matters addressed in Section 2.17), (ii) any Loan, Letter of Credit or other extension of credit hereunder or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Subsidiary Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  In no event shall any Loan Party have any liability for indemnification under this Section 9.03(b) for any special or consequential damages except for claims made by third parties for which an Indemnitee is otherwise entitled to indemnity pursuant to this Section 9.03(b).  Without limiting the provisions of Section 2.17(c), this Section 9.02(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to any Agent (or any sub agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or any such sub agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), determined as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub agent), such Issuing Bank, or the Swingline Lender in its capacity as such in its capacity as such, or against any Related Party of any of the foregoing, acting for any Agent (any such sub agent), any Issuing Bank or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.06(d).  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Revolving Exposures, outstanding FILO Loans and other Loans and unused Commitments at the time.

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Senior Loan Document or any other agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by any unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Senior Loan Documents or the Transactions, other than for direct and actual damages (as opposed to special, indirect, consequential or punitive damages) that a court of competent jurisdiction determines in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

(e)                                  All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

(f)                                   The Agreements in this Section 9.03 and the indemnity provisions of Section 9.01(e) shall survive the resignation of any Agent, any Issuing Bank and the Swingline Lender, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Loan Obligations.

SECTION 9.04.                                   Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an assignee in accordance with the provisions of Section 9.04(b) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower; provided that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), or (i) of Section 7.01 has occurred and is continuing, any other assignee and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto within 10 Business Days after having received notice thereof;

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (x) in respect of the Revolving Facility, if such assignment is to a Person that is a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) in respect of the FILO Facility or Term Facility, if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of each Issuing Bank and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) with respect to Revolving Commitments and Revolving Loans, and commitments and Loans under any Incremental Facility, $5,000,000 and (2) with respect to FILO Commitments, FILO Loans and Term Loans, $1,000,000 or, in each case, if smaller, the entire remaining amount of the assigning Lender’s Commitment or Loans, unless each of the Borrower and the Administrative Agent shall otherwise consent; provided that (i) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (ii) in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (B) shall not (1) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (2) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the this Agreement on a non-pro rata basis;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)                                no such assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, as applicable, (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), or (3) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person); and

(F)                                 in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (F), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any other Agent, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Senior Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Senior Loan Document or any other instrument or document furnished pursuant hereto or thereto; (C) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Senior Loan Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  (i)  Any Lender may, without the consent of or notice to the Borrower, the Agents, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans  (including such Lender’s participations in LC Disbursements and/or Swingline Loans) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) without regard to the existence of any participation.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 9.02(b)(1), (2) or (3) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(e) shall be delivered to the Lender who sells the participation).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Senior Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Senior Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, Loans, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under the Senior Loan Documents, including the Loans and promissory notes or any other instrument evidencing its rights as a Lender under the Senior Loan Documents, to any holder of, trustee for, or any other representative of holders of obligations owed or securities issued by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04 concerning assignments.

SECTION 9.05.                                   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Senior Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Senior Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Senior Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.                                   Integration; Effectiveness.  This Agreement, the other Senior Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective as provided in Section 4.01.

SECTION 9.07.                                   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08.                                   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Issuing Bank, or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Senior Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Senior Loan Document and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 7.02 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 9.08, if at any time any Lender, any Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

SECTION 9.09.                                   Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of

New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Senior Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Senior Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Senior Loan Document against the Borrower or its properties in any other court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of any Loan Party or any of their Subsidiaries or to enforce any judgement arising out of any such claim, action or proceeding.

(c)                                  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Senior Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Senior Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.                                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER SENIOR LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                                   [Reserved].

SECTION 9.12.                                   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.                                   Confidentiality.  Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’, auditors and Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including any Federal Reserve Bank or central bank pursuant to Section 9.04(d)), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Senior Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to (x) any Additional Lender invited to be a Lender pursuant to Section 2.21 or (y) to any pledgee referred to in Section 9.04(e) or any direct or indirect contractual counterparty in any Hedging Agreement (or to any such contractual counterparty’s professional advisor), so long, in each such case, as such Person agrees to be bound by the provisions of this Section 9.13, (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

SECTION 9.14.                                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.                                   Senior Lien Intercreditor Agreement; Junior Lien Intercreditor Agreement.  Each Lender, each Issuing Bank and each other Senior Loan Secured Party hereby authorizes each Agent to enter into (I) (a) the Senior Lien Intercreditor Agreement effective upon the date of the first incurrence of Additional Senior Debt Obligations in compliance with this Agreement, (b) amendments to the Senior Lien Intercreditor Agreement to the extent necessary to reflect the incurrence of any Additional Senior Debt Obligations, in compliance with this Agreement, (c) any supplements to any agreements referred to in the foregoing subclauses (a) and (b) of clause (I) in compliance with such documents and (d) each other Senior Collateral Document on its behalf, and agrees that each Agent may enforce the rights and remedies of the Lenders under each Senior Loan Document to the extent provided in the Senior Lien Intercreditor Agreement and each other Senior Collateral Document and (II) (a) the Junior Lien Intercreditor Agreement effective upon the date of the first incurrence of Second Priority Debt Obligations in compliance with this Agreement, (b) amendments to the Junior Lien Intercreditor Agreement to the extent necessary to reflect the incurrence of any Second Priority Debt Obligations or any Additional Senior Debt Obligations, in compliance with this Agreement and (c) any supplements to any agreements referred to in the foregoing subclauses (a) and (b) of clause (II) in compliance with such documents.  Bank of America agrees, subject to the applicable terms and conditions set forth herein and in the other Senior Collateral Documents, to act as Senior Collateral Agent under the Senior Collateral Documents for the benefit of the Senior Secured Parties (and to execute and deliver any such Senior Collateral Documents (including, without limitation, the Senior Lien Intercreditor Agreement (which shall be substantially in the form of Exhibit J-1 (or such other form as may be reasonably acceptable to the Administrative Agent))) in connection with the incurrence of Permitted First Priority Debt permitted under this Agreement, upon the reasonable request of the Borrower, provided that any Senior Representative under any such Additional Senior Debt Documents shall be reasonably satisfactory to the Senior Collateral Agent (it being understood and agreed that any Senior Representative that is a Lender, an Affiliate of a Lender or an Approved Fund hereunder shall be reasonably acceptable to the Senior Collateral Agent).  Bank of America agrees, subject to the applicable terms and conditions set forth herein and in the other Senior Collateral Documents, to act as Senior Collateral Agent under the Junior Lien Intercreditor Agreement (which shall be substantially in the form of Exhibit J-2 (or such other form as may be reasonably acceptable to the Administrative Agent)) in connection with the incurrence of Second Priority Debt permitted under this Agreement, upon the reasonable request of the Borrower).

SECTION 9.16.                                   Cash Sweep.

(a)                                 If and on each occasion that (i) an Event of Default exists, (ii) on each of three consecutive Business Days the ABL Availability is less than or equal to $275,000,000, or

(iii) the ABL Availability on any day is less than or equal to $200,000,000, the Administrative Agent shall promptly deliver Cash Sweep Notices.

(b)                                 During a Cash Sweep Period, if (i) there is no Event of Default and (ii) the ABL Availability for each day during the preceding 30-day period is greater than $275,000,000, then the Administrative Agent shall automatically rescind any Cash Sweep Notice and shall be prohibited from delivering any other Cash Sweep Notice (unless and until the occurrence of an event set forth in paragraph (a) of this Section).

(c)                                  The Administrative Agent shall send a Cash Sweep Notice on each occasion of the occurrence of an event set forth in Section 9.16(a).

SECTION 9.17.                                   USA Patriot Act.  Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, Issuing Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with its requirements.  The Borrower shall promptly, following a request by the Administrative Agent, any Lender or any Issuing Bank, provide all documentation and other information that the Administrative Agent, such Lender or such Issuing Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 9.18.                                   Certain Permitted Intercreditor Arrangements.

(a)                                 Each of the Lenders, the Issuing Banks and the other Senior Loan Secured Parties acknowledges that obligations of the Borrower and the other Loan Parties under the Permitted Split-Priority Term Loan Debt and Second Priority Debt, in each case, upon incurrence thereof, may be secured by Liens on assets of the Borrower and the other Loan Parties that constitute Collateral, and that the relative Lien priority and other creditor rights of the Senior Loan Secured Parties and the Split-Priority Debt Parties or, as applicable, Senior Loan Secured Parties and the Second Priority Debt Parties will be set forth in or pursuant to (x) Split-Priority Implementing Agreements and/or a Split-Priority Intercreditor Agreement, in the case of Permitted Split-Priority Term Loan Debt and (y) a Junior Lien Intercreditor Agreement, in the case of Second Priority Debt.  Each of the Lenders, the Issuing Banks and the other Senior Loan Secured Parties hereby irrevocably authorizes and directs each of the Agents to execute and deliver, in each case on behalf of such Senior Loan Secured Party and without any further consent, authorization or other action by such Senior Loan Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any (A) Permitted Split-Priority Term Loan Debt, any (x) Split-Priority Implementing Agreements and/or Split-Priority Intercreditor Agreement (it being understood and agreed that each Agent is hereby authorized and directed to determine the terms and conditions of any such Split-Priority Implementing Agreements and/or Split-Priority Intercreditor Agreement as contemplated by the definitions of those terms herein and that notwithstanding anything herein to the contrary, no Agent shall be liable or responsible for any loss, cost or expense suffered by any Lender, any Issuing Bank or any other Senior Loan Secured

Party, or by any Loan Party, as a result of, any such determination) and (y) any documents relating thereto and (B) Second Priority Debt, any (x) Junior Lien Intercreditor Agreement (it being understood and agreed that each Agent is hereby authorized and directed to determine the terms and conditions of any such Junior Lien Intercreditor Agreement as contemplated by the definitions of such term herein and that notwithstanding anything herein to the contrary, no Agent shall be liable or responsible for any loss, cost or expense suffered by any Lender, any Issuing Bank or any other Senior Loan Secured Party, or by any Loan Party, as a result of, any such determination) and (y) any documents relating thereto.

(b)                                 Each of the Lenders, the Issuing Banks and the other Senior Loan Secured Parties hereby irrevocably (i) consents, in the case of any Permitted Split-Priority Term Loan Debt, to the subordination of the Liens on the Non-ABL Priority Collateral securing the Senior Loan Secured Obligations on the terms set forth in each Split-Priority Implementing Agreement, including any Split-Priority Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Senior Loan Secured Party will be bound by the provisions of each Split-Priority Implementing Agreement and each Applicable Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions thereof, (iii) agrees that no Senior Loan Secured Party shall have any right of action whatsoever against any Agent as a result of any action taken by such Agent pursuant to this Section or any other provision of this Agreement relating to the negotiation, execution or delivery of Split-Priority Implementing Agreements or any Applicable Intercreditor Agreement or taken in accordance with the terms of any such Split-Priority Implementing Agreement or any Applicable Intercreditor Agreement and (iv) authorizes and directs each Agent to carry out the provisions and intent of each such document.

(c)                                  Each of the Lenders, the Issuing Banks and the other Senior Loan Secured Parties hereby irrevocably further authorizes and directs each of Agent to execute and deliver, in each case on behalf of such Senior Secured Party and without any further consent, authorization or other action by such Senior Secured Party, any amendments, supplements or other modifications of each Split-Priority Implementing Agreement and each Applicable Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Permitted Split-Priority Term Loan Debt and/or Second Priority Debt, (ii) to confirm for any party that a Split-Priority Implementing Agreement and/or Applicable Intercreditor Agreement is effective and binding upon the Agents, as the case may be, on behalf of the Senior Loan Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Split-Priority Implementing Agreement and/or Applicable Intercreditor Agreement if executed at such time as a new agreement.

(d)                                 Each of the Lenders, the Issuing Banks and the other Senior Loan Secured Parties acknowledges and agrees that Bank of America, or one or more of its Affiliates may (but is not obligated to) act as administrative agent, collateral agent or a similar representative for the Split-Priority Debt Parties and/or the Second Priority Debt Parties and, in such capacity, may be a party to any Split-Priority Implementing Agreement and/or Applicable Intercreditor Agreement. Each of the Lenders, the Issuing Banks and the other Senior Loan Secured Parties waives any conflict of interest in connection therewith and agrees not to assert against Bank of

America or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

(e)                                  Each Agent shall have the benefit of the provisions of Article VIII and Section 9.03 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of any Split-Priority Implementing Agreement to the full extent thereof.

(f)                                   Each Senior Loan Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Loan Obligations provided under the Senior Loan Documents, to have agreed to the provisions of this Section 9.18.

(g)                                  Each Lender, each Issuing Bank and each other Senior Loan Secured Party hereby authorizes each Agent to enter into (a)  amendments to the Applicable Intercreditor Agreements to the extent necessary to reflect the incurrence of any additional Permitted Split-Priority Term Loan Debt and Second Priority Debt, in compliance with this Agreement, (b) any supplements to any agreements referred to in the foregoing clause (a) in compliance with such documents and (c) each other Senior Collateral Document on its behalf, and agrees that each Agent may enforce the rights and remedies of the Lenders under each Senior Loan Document to the extent provided in the Applicable Intercreditor Agreements and each other Senior Collateral Document.

SECTION 9.19.                                   Loan Modification Offers.

(a)                                 The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined in paragraph (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five Business Days nor more than 30 Business Days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that, at their discretion, accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)                                 The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders of the Affected Class as Term Loans, Revolving Loans and/or Revolving Commitments).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 9.19 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or officers’ certificates consistent with those delivered on the Closing Date under Section 4.01, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion that are reasonably acceptable to the Administrative Agent.

(c)                                  “Permitted Amendments” means (i) an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders, (ii) a reduction or elimination of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) an increase in the Applicable Rate with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees to the Accepting Lenders (such increase and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement); and (iv) the conversion of Revolving Loans to term loans (each such term loan, together with any other Term Loans of an Affected Class that is subject effected pursuant to any such Permitted Amendment, each a “Loan Modification Term Loan”); provided that any such conversion will constitute a Permitted Amendment only if such Loan Modification Term Loan could be incurred as Refinancing Indebtedness in respect of such Revolving Loans pursuant to Section 6.01(c).

SECTION 9.20.                                   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Senior Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Senior Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (B) neither the Administrative Agent, nor any Arranger, nor any Lender has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Senior Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent, nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower and its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative

Agent, the Arrangers, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.21.                                   Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptance, amendments or other modifications, Borrowing Requests, Interest Election Requests, requests for Swingline Loans, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.22.                                   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or such Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any Issuing Bank that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Senior Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RITE AID CORPORATION,
as Borrower

By:	/s/ Matthew Schroeder
Name: Matthew Schroeder
Title: Senior Vice President, Chief Accounting Officer & Treasurer

[Rite Aid – Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and Senior Collateral Agent

By:	/s/ Roger Malouf
Name: Roger Malouf
Title: Senior Vice President

[Rite Aid – Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender, as Swingline Lender and as an Issuing Bank

By:	/s/ Roger Malouf
Name: Roger Malouf
Title: Senior Vice President

[Rite Aid – Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and as an Issuing Bank

By:	/s/ Peter Foley
Name: Peter Foley
Title: Duly Authorized Signatory

[Rite Aid – Signature Page to Credit Agreement]

CITIBANK, N.A.,
as a Lender and as an Issuing Bank

By:	/s/ Brendan Mackay
Name: Brendan Mackay
Title: Vice President and Director

[Rite Aid – Signature Page to Credit Agreement]

BMO HARRIS BANK N.A.,
as a Lender and as an Issuing Bank

By:	/s/ Kara Goodwin
Name: Kara Goodwin
Title: Managing Director

[Rite Aid – Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender and as an Issuing Bank

By:	/s/ Michael Lockery
Name: Michael Lockery
Title: Duly Authorized Signatory

[Rite Aid – Signature Page to Credit Agreement]

FIFTH THIRD BANK,
as a Lender and as an Issuing Bank

By:	/s/ Mark Pienkos
Name:	Mark Pienkos
Title:	Managing Director

[Rite Aid – Signature Page to Credit Agreement]

ING CAPITAL LLC,
as a Lender and as an Issuing Bank

By:	/s/ Jean V. Grasso
Name:	Jean V. Grasso
Title:	Managing Director

By:	/s/ Jeff Chu
Name:	Jeff Chu
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

MUFG UNION BANK, N.A.,
as a Lender and as an Issuing Bank

By:	/s/ Paul Angland
Name:	Paul Angland
Title:	Director

[Rite Aid – Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as an Issuing Bank

By:	/s/ Rahum N. Williams
Name:	Rahum N. Williams
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

SUNTRUST BANK,
as a Lender and as an Issuing Bank

By:	/s/ JC Fanning
Name:	JC Fanning
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Rohit Mehta
Name:	Rohit Mehta
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

REGIONS BANK,
as a Lender

By:	/s/ Louis Alexander
Name:	Louis Alexander
Title:	Managing Director

[Rite Aid – Signature Page to Credit Agreement]

TD BANK, N.A.,
as a Lender

By:	/s/ Jeffrey Saperstein
Name:	Jeffrey Saperstein
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

BRANCH BANKING AND TRUST
COMPANY, as a Lender

By:	/s/ David Miller
Name:	David Miller
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

CIT BANK, N.A.,
as a Lender

By:	/s/ Anthony Masci
Name:	Anthony Masci
Title:	Director

[Rite Aid – Signature Page to Credit Agreement]

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, as a Lender

By:	/s/ Lauren Bourke
Name:	Lauren Bourke
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Heather Wah
Name:	Heather Wah
Title:	Vice-President

[Rite Aid – Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Carol Anderson
Name:	Carol Anderson
Title:	Vice President

[Rite Aid – Signature Page to Credit Agreement]

SANTANDER BANK, N.A.,
as a Lender

By:	/s/ Jeffrey Millman
Name:	Jeffrey Millman
Title:	Regional Credit Manager

By:	/s/ Pierre Desbiens
Name:	Pierre Desbiens
Title:	Senior Vice President

[Rite Aid – Signature Page to Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By:	/s/ John Finore
Name:	John Finore
Title:	Vice President

By:	/s/ Sonia Vargas
Name:	Sonia Vargas
Title:	Sr. Loan Closer

[Rite Aid – Signature Page to Credit Agreement]

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender

By:	/s/ Harvey Winter
Name:	Harvey Winter
Title:	Senior Vice President

[Rite Aid – Signature Page to Credit Agreement]

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ C. Graham Sones
Name:	C. Graham Sones
Title:	Senior Vice President

[Rite Aid – Signature Page to Credit Agreement]

UNION BANK & TRUST,
as a Lender

By:	/s/ Thomas Ennis
Name:	Thomas Ennis
Title:	Senior Vice President

[Rite Aid – Signature Page to Credit Agreement]

CATHAY BANK,
as a Lender

By:	/s/ James Campbell
Name:	James Campbell
Title:	First Vice President

[Rite Aid – Signature Page to Credit Agreement]